UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 2 )

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[ ] Definitive Proxy Statement
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SURETY CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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SURETY CAPITAL CORPORATION
POST OFFICE BOX 1778, FORT WORTH, TEXAS 76101
TELEPHONE: (817) 850-9800

January ____, 2007

TO THE STOCKHOLDERS OF SURETY CAPITAL CORPORATION

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Surety Capital Corporation (the “Company”), which will be held at the Fort Worth Club, 306 W. Seventh Street, Fort Worth, Texas 76102, on ________, ______________________ ____, 2007 , at 10:00 AM Central Time.

Details of the business to be conducted at the Special Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Special Meeting. If you decide to attend the Special Meeting and wish to revoke your proxy, you may do so automatically by voting in person at the meeting. Detailed instructions on how to vote your shares can be found in the “How to Vote” section of the attached Proxy Statement.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Special Meeting.

Sincerely,

Richard N. Abrams
Chief Executive Officer

SURETY CAPITAL CORPORATION
POST OFFICE BOX 1778, FORT WORTH, TEXAS 76101

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held _____________ _____, 2007

A Special Meeting of Stockholders (the “Special Meeting”) of Surety Capital Corporation (the “Company”) will be held at the Fort Worth Club, 306 W. Seventh Street, Fort Worth, Texas 76102, on _______, ________________ ___, 2007 , at 10:00 AM Central Time for the following purposes:

1. To approve the proposed sale of all of the shares of common stock of our wholly-owned subsidiary, Surety Bank, to PAX Holdings, Inc., a Texas corporation, pursuant to the terms of a Stock Purchase Agreement between PAX Holdings, Inc. and the Company dated as of October 11, 2006;

2. To vote on whether or not to approve a proposal to dissolve the Company and a related Plan of Complete Liquidation and Dissolution of the Company pursuant to which stockholders would receive approximately $0.30 per share.

3. In the event that the proposal to dissolve the Company is NOT approved, to approve the merger of the Company with and into Surety Capital Corporation (“Surety Nevada”), a Nevada corporation formed for the sole purpose of merging with the Company, thereby changing the domicile of our Company from Delaware to Nevada.

The proxy statement provides a detailed description of the proposed sale of Surety Bank, the Plan of Complete Liquidation and Dissolution of the Company, and the proposed merger for purposes of changing domicile, and other information to assist you in considering the matters on which to be voted. We urge you to review this information carefully and, if you require assistance, to consult with your financial, tax or other professional advisers.

For the reasons set forth in the proxy statement, Mr. Abrams, sole director of the Company, believes that the proposed sale of Surety Bank (Proposal 1) and the merger with Surety Nevada to effect change of domicile from Delaware to Nevada (Proposal 3) are in the best interests of the Company and all of its stockholders, and recommends a vote “FOR” the proposals.

Stockholders should note that approval of Proposal 3 is conditioned upon rejection of the proposal to liquidate and dissolve the Company (Proposal 2). Mr. Abrams, sole director of the Company, recommends a vote “AGAINST” the proposal to liquidate and dissolve the Company.

We appreciate your continued interest in Surety Capital Corporation.

Very truly yours,

Richard N. Abrams
Chief Executive Officer

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING. IF YOU DECIDE TO ATTEND THE SPECIAL MEETING AND WISH TO REVOKE YOUR PROXY, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

SURETY CAPITAL CORPORATION
POST OFFICE BOX 1778, FORT WORTH, TEXAS 76101
TELEPHONE (817) 850-9800

PROXY STATEMENT

TABLE OF CONTENTS

Page

Summary Term Sheet	1
Questions and Answers About the Special Meeting, Sale of the Bank and the Merger to Effect Change of Domicile	8
Special Meeting of Stockholders to be held on ________________ ___,2007	14
Proposal 1:Approval of the Proposed Sale of All of the Common Stock of our Wholly-Owned Subsidiary, Surety Bank, to PAX Holdings, Inc. Pursuant to the Terms of the Stock Purchase Agreement	15
Proposal 2: Dissolution of the Company	24
Proposal 3: In the Event that the Proposal to Dissolve the Company is Not Approved, Approval of the Merger of Surety Capital Corporation, a Delaware Corporation, With and Into Surety Capital Corporation, a Nevada Corporation	31
Security Ownership of Certain Beneficial Owners and Management	40
Pro Forma Financial Statements	41
Incorporation of Certain Documents By Reference	41
Delivery of Documents to Stockholders Sharing an Address	42
Stockholder Proposals for 2007 Annual Meeting	42
Other Matters	42

Attachment A –	Stock Purchase Agreement
Attachment B –	Plan of Complete Liquidation and Dissolution of Surety Capital Corporation
Attachment C –	Special Resolution Approving Plan of Merger and Change in Domicile
Attachment D –	Plan and Agreement of Merger Between Surety Capital Corporation (A Delaware Corporation) and Surety Capital Corporation (a Nevada Corporation)
Attachment E –	Section 262 of the Delaware General Corporation Law
Attachment F –	Unaudited Pro Forma Condensed Financial Statements / Surety Capital Corporation
Attachment G –	Unaudited Pro Forma Condensed Financial Statements / Surety Bank
Attachment H –	Consolidated Financial Statements / Surety Capital Corporation

SURETY CAPITAL CORPORATION
POST OFFICE BOX 1778, FORT WORTH, TEXAS 76101
TELEPHONE (817) 850-9800

PROXY STATEMENT

SUMMARY TERM SHEET

This Summary Term Sheet summarizes selected information contained elsewhere in this proxy statement relating to the proposals to be voted on at the Special Meeting of stockholders (the “Special Meeting”) of the Surety Capital Corporation (referred to herein as the “Company” or “Surety Delaware”) to be held at the Fort Worth Club, 306 W. Seventh Street, Fort Worth, Texas 76102 on ___________, ________________ ___,2007 , at 10:00 AM, Central Time. This summary does not contain all of the information that you may consider to be important in determining how to vote on the proposals. You should carefully read the entire proxy statement and the other documents to which we refer. These will give you a more detailed description of the proposals. Each item in this summary refers to the pages where that subject is discussed in greater detail elsewhere in the accompanying proxy statement.

Proposal 1 – Approval of the proposed sale of our wholly-owned subsidiary, Surety Bank, to PAX Holdings, Inc.

General

On October 11, 2006, we entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with PAX Holdings, Inc. (“PAX”) pursuant to which we have agreed to sell one hundred percent (100%) of the issued and outstanding shares of common stock of our wholly-owned subsidiary, Surety Bank (the “Bank”), a Texas banking association for a total purchase price to be determined in accordance with section 1.02 and 1.03 of the Stock Purchase Agreement, to be paid by PAX in cash. A copy of the Stock Purchase Agreement is attached as Attachment “A” to this proxy statement. We encourage you to read the Stock Purchase Agreement in its entirety.

The Companies

The Company was incorporated in Delaware in 1985. We are a registered bank holding company. The Company currently owns all of the issued and outstanding shares of capital stock of the Bank. The Company conducts all its current operations through the Bank.

The Bank was chartered as a national banking association in 1983. The Bank converted to a state charter on June 1, 2005 and the Texas Department of Banking became its primary regulator. The Bank provides retail and commercial banking services, including checking and savings accounts, time deposits, IRAs, money transfers, safe deposit facilities, commercial loans, real estate mortgage loans, consumer loans and night depository facilities.

PAX Holdings, Inc., a Texas corporation, is the proposed purchaser of the Bank. PAX is not an affiliate of our company. PAX Holdings, Inc. is a newly formed corporation. Its only purpose is to acquire Surety Bank’s stock and to then serve as Surety Bank’s bank holding company.

Background and Reasons for the Sale of the Bank

On an ongoing basis, our Board of Directors and senior management periodically reviewed the outlook for the banking industry, as well as our Company’s financial condition and growth prospects. As noted in our filings with the Securities and Exchange Commission (the “SEC”), we have incurred significant losses, are in default on the interest payments on our subordinated debt, are operating under both a Determination Letter with the Texas Department of Banking and a Written Agreement with the Board of Governors of the Federal Reserve Bank of Dallas. The uncertainty of our ability to improve profitability of the Company through increasing marketing efforts, introducing new deposit products, emphasizing loan growth and reducing non-interest expense, raises substantial doubt about our ability to continue as a going concern. Consequently, our Board of Directors has determined that our Company should explore alternative strategies for maximizing stockholder value.

During the period from August 23, 2006 through execution of the Stock Purchase Agreement, representatives of PAX made several visits to our offices and negotiated the terms of the stock purchase transaction. The Company did not provide to PAX any financial projections. A draft asset purchase and assumption of liabilities agreement, contemplating the sale of Surety Bank, was submitted to the principals on August 24, 2006. Following an exchange of several subsequent drafts between the attorneys representing PAX and the Company, the definitive Stock Purchase Agreement was signed on October 11, 2006.

On October 10, 2006, Mr. Abrams, sole director of the Company, determined that the financial terms of the sale of the Bank were fair to our Company’s stockholders, and accordingly approved the Stock Purchase Agreement and authorized execution of the Stock Purchase Agreement and consummation of the Bank sale transaction.

In approving the sale of the Bank, Mr. Abrams, sole director of the Company, including our prospects for future growth, other potential strategic alternatives, the opportunities and challenges facing the Company, and the terms of the proposed Bank sale.

Closing Date

The closing date (the “Closing Date”) of the sale of the Bank is to occur no later than 15 days after the later of (1) the date PAX receives the last of all regulatory approvals necessary for the consummation of the transaction and the expiration of any mandatory waiting periods, and (2) the date upon which we receive stockholder approval for the transaction, and in any event, not later than March 31, 2007.

Purchase Price

The purchase price will be equal to the sum of (1) the Bank’s shareholder equity as determined on the business day preceding the Closing Date plus (2) $3,000,000 cash. In addition, the Company will retain ½ of the mineral rights on approximately 27 acres located in Fort Worth, Texas currently owned by the Bank.

Payment of the Purchase Price

The Purchase Price is to be paid in four increments as follows: (1) $3,000,000 on the Closing Date; (2) $3,000,000 sixty days following the date our current debenture holders are paid off; (3) $3,000,000 sixty days following the previous payment; and (4) the remaining balance on the date of settlement of any claims by the Company against the Bank and its officers and directors existing on the date of closing.

Indemnification

We agreed to indemnify PAX, and its affiliates against any liabilities resulting from (i) any inaccuracy or any breach of any representation or warranty made by the Company in the Stock Purchase Agreement, (ii) the failure of the Company to perform any agreement or covenant required by the Stock Purchase Agreement, and (iii) any civil money penalties or fines assessed against the Bank for certain events or circumstances that occurred prior to the Closing Date. Our indemnification obligations expire eighteen months after the Closing Date, except with respect to any losses arising out of claims the Company had notice of prior to the expiration of the eighteen (18) month indemnification period.

Other Terms of the Stock Purchase Agreement

In the Stock Purchase Agreement, we make customary representations and warranties to PAX about our business and assets. In addition, the Stock Purchase Agreement contains closing conditions to the sale, including the condition that we shall have obtained stockholder approval of the sale of the Bank, and that necessary regulatory approval for the sale of the Bank to PAX shall have been obtained, among other conditions.

Termination Fee

In the event that we are unable to secure necessary stockholder approval for the consummation of the Bank sale transaction contemplated by the Stock Purchase Agreement, we will be obligated to pay PAX a termination fee of $250,000, which shall be secured by 2.5% of the shares of the Bank common stock held by the Company.

Regulatory Approvals

In order to complete the Bank sale transaction, PAX and the Company must obtain approvals, acquiescence or consents from all necessary governmental agencies and authorities and other third parties, including, but not limited to, (1) the Federal Reserve, the Federal Deposit Insurance Corporation, and the Texas Department of Banking; and (2) the termination of the Determination Letter dated June 1, 2005 from the Texas Department of Banking.

Federal Tax Consequences

Federal Income Taxation of the Company. We will recognize gain or loss with respect to the sale of the common stock of the Bank in an amount equal to the value of the consideration received for sale of the Bank common stock over our tax basis in the Bank common stock. We will also retain the net operating loss of Surety Bank.

Federal Income Taxation of our Stockholders. We do not expect that our stockholders will recognize any gain or loss for United States Federal income tax purposes as a result of the Bank sale transaction.

In the event that the stockholders approve Proposal 2 and the Company is liquidated and dissolved as proposed therein, amounts received by stockholders pursuant to the plan of dissolution (estimated to be $0.30 per share) will be treated as full payment in exchange for shares of our common stock. Our stockholders will recognize gain or loss equal to the difference between (1) the value of cash or assets distributed to them, and (2) their tax basis for their shares of our common stock.

Interests of our Directors and Executive Officers

Richard Abrams, our Chairman of the Board and Chief Executive Officer, as a stockholder of our Company, would receive a pro rata portion of the dividends or liquidation proceeds, if any, paid to our stockholders out of the proceeds received by us as a result of the sale of the Bank – estimated to be $0.30 per share.

Use of Proceeds to be Derived from the Proposed Sale of the Bank

In connection with the sale of the Bank, we will receive at closing approximately $3,000,000 of which an estimated $75,000 will be used to pay expenses related to the asset sale transaction, including legal, accounting and printing fees and expenses. The remainder of the proceeds will be used to negotiate the payment of obligations to the holders of our 9% Convertible Subordinated Notes Due 2008.

In the event that the proposal to liquidate and dissolve the Company (the “Dissolution”) is approved by the stockholders, any remaining proceeds would be distributed pursuant to the proposed Plan of Complete Liquidation and Dissolution of the Company. See description of Proposal 2 below.

In the event that the Proposal 2 Dissolution is not approved by the stockholders, any remaining proceeds will be used for general business purposes, such as the expenses of meeting our reporting obligations under the Securities Exchange Act of 1934 as we seek different business opportunities or a merger partner for our remaining “public shell” company, and, if necessary, for the settlement or satisfaction of our retained liabilities, or will be distributed to our stockholders as a dividend. Mr. Abrams, sole director of the Company, has not approved a dividend in connection with the proposed transaction and, thus, no amounts will be paid to you upon consummation of the sale unless the Dissolution is approved or a dividend is hereafter declared. There can be no assurance that our Board will declare a dividend in the future.

Business of Our Company Following the Sale of the Bank

If the Proposal 2 Dissolution is approved by the stockholders, the Company will liquidate and dissolve pursuant to the terms of the Plan of Complete Liquidation and Dissolution of the Company.

In the event that the Proposal 2 Dissolution is not approved, we have not yet made any determination about future business plans once sale of the Bank is consummated. Mr. Abrams, sole director of the Company, is evaluating several possible directions, including (i) the payment of a cash dividend equal to a portion of the proceeds of the Bank sale; (ii) pursuing to-be-determined non-banking business activities, and/or (iii) a transaction in which we merge our “public shell” corporation with a privately-held operating business and our stockholders retain some ownership interest in the surviving public corporation. We have not determined which option we will pursue. Furthermore, we may not choose any of the foregoing options and may, instead, pursue one or more options not yet considered. Currently, we have no commitments or agreements with any other person or entity regarding any of the alternatives mentioned above.

Appraisal Rights

Stockholders of the Company are not entitled to appraisal rights in connection with the Bank sale transaction contemplated by the Stock Purchase Agreement.

Vote Required and Board Recommendation

The approval of the sale of the Bank to PAX requires the affirmative vote of the stockholders holding at least a majority of the outstanding shares of our common stock. The sole member of the Board of Directors has indicated that he will vote his shares in favor of the proposal. The Board of Directors believes that the sale of the Bank is in the best interests of our Company and our stockholders and recommends a vote “FOR” the proposal.

Proposal 2 – Approval of a Proposal to Liquidate and Dissolve the Company

Dissolution Proposal

Mr. Abrams, sole director of the Company, is seeking a vote of the stockholders regarding a proposal to effect the Dissolution of the Company, either after the sale of the Bank or in the event it is not approved, and to adopt a Plan of Dissolution in the event that the proposal is approved.

The Plan of Dissolution

The proposed Plan of Dissolution provides for voluntary liquidation, winding up and dissolution of the Company. In the event that the stockholders approve Dissolution, we currently intend to consummate it following the sale of the Bank. In the event, however, that the sale of the Bank is not consummated, Mr. Abrams, sole director of the Company, may seek other arrangements for our liquidation and dissolution. If the Plan of Dissolution is approved and implemented, we will liquidate our remaining assets, satisfy or make reasonable provisions for our remaining obligations and make distributions to the stockholders of any available liquidation proceeds, estimated to be $0.30 per share. If, Mr. Abrams, sole director of the Company, determines that liquidation and dissolution are not in our best interests and the best interests of our stockholders and creditors, Mr. Abrams, sole director of the Company, may direct that the Plan of Dissolution be abandoned, either before or after stockholder approval, or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law, without the necessity of further stockholder approval.

Under the Plan of Dissolution, we would:

• file a certificate of dissolution with the Delaware Secretary of State;
• cease conducting normal business operations, except as may be required to wind up our business affairs;
• determine whether and when to transfer our property and assets, other than cash or cash equivalents, to a liquidating trust;

• attempt to convert all of our remaining assets into cash or cash equivalents in an orderly fashion, with such exceptions as ,Mr. Abrams, sole director of the Company, may approve;
• pay or attempt to provide adequately for the payment of all of our known claims and obligations;
• if determined to be appropriate, establish a contingency reserve designed to satisfy any additional claims and obligations; and
• distribute all of our remaining assets, if any, in one or more liquidating distributions on a pro rata basis to, or for the benefit of, our stockholders as of the applicable record date or dates. Based on our current estimate of remaining assets that will be available for distribution to common stockholders, holders of common stock would receive a final distribution as a liquidating dividend of approximately $0.30 per share.

Dissolution Process

If ,Mr. Abrams, sole director of the Company, elects to pursue this plan, he would follow the procedures set forth in Section 281(b) of the Delaware General Corporation Law (“DGCL”) for our liquidation and dissolution. These procedures require us to pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to us. Before we make any distribution to our stockholders under the Plan of Dissolution, Mr. Abrams, sole director of the Company, may determine that it is in our best interests and the best interests of our stockholders and creditors to effectuate the dissolution in accordance with the alternative procedures set forth in Sections 280 and 281(a) of the DGCL instead of those prescribed by Section 281(b). These alternative procedures would require us to publish and deliver notice of dissolution to potential claimants, settle claims and post security as ordered by the Delaware Court of Chancery. A decision by Mr. Abrams, sole director of the Company, to proceed under Sections 280 and 281(a) instead of Section 281(b) could cause a substantial delay in any distributions to our stockholders.

Distributions to Stockholders

Mr. Abrams, sole director of the Company, will determine, in his sole discretion and in accordance with applicable law, the timing of, the amount, the kind of and the record dates for all distributions made to stockholders. Mr. Abrams, sole director of the Company, has not established a firm timetable for distributions to stockholders. We expect that our Mr. Abrams, sole director of the Company, will, subject to uncertainties inherent in winding up of our business, make such distributions as promptly as practicable after payment of outstanding claims.

Material U.S. Federal Income Tax Consequences

Our stockholders will not recognize any gain or loss for tax purposes as a result of the sale of the Bank. However, any distributions to our stockholders pursuant to the Plan of Dissolution will be taxable to our stockholders for federal income tax purposes, and stockholders will realize taxable gain or loss on any such distributions.

Proposal 3 – In the event that the proposal to dissolve the Company is NOT approved, approval of the merger of the Company into Surety Capital Corporation (“Surety Nevada”), a newly formed wholly owned subsidiary incorporated in Nevada, for purposes of changing domicile.

General

In the event that the Company is not to be Liquidated and Dissolved as contemplated by Proposal No. 2, Mr. Abrams, sole director of the Company, has resolved to change the domicile of the Company from Delaware to Nevada by virtue of a merger with and into a newly formed Nevada corporation, named Surety Capital Corporation (referred to herein as “Surety Nevada”), solely for purposes of effecting the change in domicile. In furtherance of the proposed change of domicile merger, Mr. Abrams, sole director of the Company, approved a Plan and Agreement of Merger (the “Plan of Merger”) between Surety Delaware and Surety Nevada, a copy of which is contained in Attachment “D.”

The proposed merger will not result in any change in our business, management, location of our principal executive offices, assets, liabilities or net worth.

The Merger Entities

Surety Delaware was incorporated under the laws of the state of Delaware in 1985. We are a bank holding company and our only operating subsidiary is the Bank. In the event that the sale of the Bank is approved by the stockholders and consummated, we will effectively be considered a “shell company.”

Surety Nevada, which is intended to be the surviving entity in the proposed merger to effect change of domicile from Delaware to Nevada, is to be incorporated under the Nevada Revised Statutes (“NRS”), exclusively for the purpose of merging with Surety Delaware. Prior to the merger, Surety Nevada will have no material assets or liabilities and will not have carried on any business. Richard Abrams, our Chief Executive Officer and sole Director, is to hold the only issued share of Surety Nevada common stock. The Plan of Merger provides that the share held by Mr. Abrams will be cancelled and our current stockholders will be the only stockholders of the surviving corporation upon consummation of the merger. Surety Nevada’s Articles of Incorporation and Bylaws are to be substantially similar to the current Articles of Incorporation and Bylaws of Surety Delaware, except for statutory references and other differences attributable to the differences between Nevada and Delaware Law.

The Plan of Merger

The Plan of Merger provides that Surety Delaware will merge with and into Surety Nevada, with Surety Nevada becoming the surviving corporation. Surety Nevada will assume all assets and liabilities of Surety Delaware. Total stockholders’ equity will be unchanged as a result of the merger and resulting change in domicile.

Filing of the Articles of Merger

Once Proposal 2 is approved by the requisite number of holders of the shares of our common stock, we intend to file Articles of Merger with the Secretary of State of Nevada and a Certificate of Merger with the Secretary of State of Delaware, thereby effecting the merger.

Effect of the Merger

On the effective date of the merger, Surety Capital Corporation will be deemed incorporated in and under the laws of the state of Nevada. Consequently, we will be governed by the proposed Articles of Incorporation and Bylaws of Surety Nevada.

Certain Provisions of Nevada Law and Our Proposed Charter Documents

Other than changes required by Nevada law, there will be no substantive changes to the Company’s charter.

Under Nevada law, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, a written consent thereto is signed by stockholders holding at least the voting power that is required for such an action at a meeting. In no instance where action is authorized by written consent need a meeting of stockholders be called or notice given.

Provisions of the proposed Surety Nevada Articles of Incorporation and Bylaws concern matters of corporate governance and the rights of our stockholders, such as the ability of Mr. Abrams, sole director of the Company, to issue shares of our common stock without further stockholder action.

Nevada law generally allows the board of directors of a corporation to increase or decrease the number of authorized shares in the class or series of the corporation’s shares and correspondingly effect a forward or reverse split without a vote of the stockholders.

The proposed Surety Nevada Articles of Incorporation limit personal liability of directors and officers except under certain circumstances.

The proposed Surety Nevada Articles of Incorporation also provide for indemnity of directors, officers, employees, or agents.

Appraisal Rights of Our Stockholders

Under Delaware law, our stockholders are entitled, after complying with certain requirements of Delaware law, to dissent to the approval of the merger and to be paid the “fair value” of their shares of Surety Delaware stock in cash by complying with the procedures set forth in Section 262 of the DGCL. Stockholders electing to exercise appraisal rights must comply with the provisions of Delaware law in order to perfect their rights. We will require strict compliance with the statutory procedures.

Stockholders of the Company are not entitled to appraisal rights in connection with the Bank sale transaction contemplated by the Stock Purchase Agreement.

Principal Reasons for the Change of Domicile Through This Merger

We have chosen to change our state of incorporation in order to take advantage of several features of Nevada corporate law which are expected to help us reduce our taxes and to facilitate our corporate actions. The principal features considered by Mr. Abrams, our sole officer and director, in connection with his decision to recommend changing the domicile of the Company to Nevada include the following:

• Nevada corporations are not currently subject to a state franchise tax or a state corporate income tax; and
• Nevada law generally permits a corporation to increase or decrease the number of authorized shares of a class or series of its securities by resolution adopted by its board of directors, without obtaining the approval of the stockholders; provided that the issued and outstanding shares of the same class or series are correspondingly increased or decreased. Such a resolution may also provide for a change of the par value of the securities.

Mr. Abrams believes that enabling the board of directors to quickly modify our capital structure without having to incur the expense of a stockholder meeting would be in the best interests of the Company.

No Change in Business, Management or Physical Location

The merger and resulting change of domicile will not interrupt the existence of Surety Capital Corporation. Each share of our common stock will remain issued and outstanding as a share of the common stock of Surety Nevada after the change of domicile from Delaware to Nevada.

Exchange of Share Certificates

As soon as practicable on or after the date the merger becomes effective, our stockholders of record immediately prior to the merger will be sent detailed instructions concerning the procedures to be followed for submission of certificates representing our common stock to our transfer agent, together with a form of transmittal letter to be sent to the transfer agent at the time such certificates are submitted.

After the merger is effective, upon receipt of Surety Delaware stock certificates and transmittal letters, the transfer agent will deliver certificates issued by us representing an equal number of shares of Surety Nevada common stock.

Securities Act Consequences, Resales of Our Common Stock

The shares of Surety Nevada’s stock to be issued in exchange for shares of Surety Delaware’s common stock are not being registered and are being issued in reliance upon an exemption from federal registration requirements. The effect of the exemption is that the shares of our common stock issuable in the change of domicile may be resold by the former stockholders without restriction to the same extent that such shares may have been sold before the change of domicile merger.

Abandonment of the Merger and Change of Domicile

The Plan of Merger may be terminated and the change in domicile abandoned, notwithstanding stockholder approval, by Mr. Abrams, sole director of the Company, at any time before consummation.

Federal Tax Consequences

We believe the proposed merger transaction to effect the change of domicile will constitute a tax-free reorganization.

Vote Required and Board Recommendation

The approval of the merger to effect the change of domicile requires the affirmative vote of the stockholders holding at least a majority of the outstanding shares of our common stock. Mr. Abrams, thesole member of the Board of Directors has indicated that he will vote his shares in favor of the proposal. Mr. Abrams believes that the merger and change of domicile is in the best interests of our Company and our stockholders and recommends a vote “FOR” the proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, SALE OF THE BANK AND THE MERGER TO EFFECT CHANGE OF DOMICILE

The Special Meeting

Q: Who is soliciting my proxy?

A: This proxy is being solicited by Mr. Abrams, sole director of the Company.

Q: When and where is the special meeting?

A: The special meeting will take place at the Fort Worth Club, 306 W. Seventh Street, Fort Worth, Texas 76102, on _________, ________________ ___,2007 , at 10:00 AM Central Time.

Q: Who is entitled to vote at the special meeting?

A: Holders of record of our common stock as of the close of business on November 9, 2006, the record date for the special meeting, are entitled to receive notice of the special meeting and vote their shares of common stock at the special meeting and any adjournments or postponements of the special meeting on the merger proposal.

Q: What proposals will be voted on at the special meeting?

A: The proposals to be voted on at the special meeting are: (1) whether to approve the proposed sale of all of the shares of common stock of our wholly-owned bank subsidiary, Surety Bank, to PAX Holdings, Inc.; (2) whether to liquidate and dissolve the Company; and (3) in the event that the stockholders do not approve the proposal to liquidate and dissolve the Company, approval of a merger of the Company into a newly formed Nevada corporation solely for the purpose of changing the Company’s domicile from Delaware to Nevada.

Proposal to Approve Sale of Bank

Q: What will happen if the sale of the Bank is approved?

A: If the sale of the Bank is approved, we will proceed to consummate the sale of our Bank subsidiary subject to the satisfaction of the closing conditions set forth in the Stock Purchase Agreement setting forth the terms of the transaction. We anticipate the transaction will close shortly following the special meeting; however, the timing of the closing is dependent upon the satisfaction of such closing conditions.

Q: What will happen if the Bank sale is not approved?

A: We will review all options for continuing operations, and we will potentially seek to sell our stock or assets to a third party. There can be no assurance that any third party will offer to purchase our stock or assets for a price equal to or greater than the price proposed to be paid by PAX in the stock sale, or that our stock or assets can be sold at all. In addition, the Stock Purchase Agreement provides that if we are unable to secure necessary stockholder approval for consummation of the transaction, we will be obligated to pay PAX a termination fee of $250,000, which shall be secured by 2.5% of the shares of the Bank’s common stock held by the Company.

Q: What is our Board of Directors’ recommendation with respect to the proposal to sell all of the stock of our wholly owned Bank subsidiary?

A: Mr. Abrams, sole director of the Company, recommends a vote “FOR” approval of the sale of the Bank.

Q: Why does Mr. Abrams, sole director of the Company, believe the sale of the Bank is in the best interest of our Company’s stockholders?

A: Mr. Abrams considered the risks and challenges facing our Company in the future as compared to the opportunities available to our Company in the future and concluded that the sale of the Bank subsidiary was the best alternative for maximizing value to our stockholders.

Q: Will I receive a dividend on my shares as a result of the sale of the Bank?

A: Mr. Abrams, sole director of the Company, has not approved a dividend in connection with the proposed transaction and, thus, no amounts will be paid to you upon consummation of the sale of the Bank unless a dividend is hereafter declared by Mr. Abrams in his capacity as sole director of the Company, or the Company is liquidated and dissolved and a liquidating dividend is hereafter declared. There can be no assurance that Mr. Abrams will declare a dividend in the future.

Q: Do I have any appraisal rights in connection with the sale of the Bank?

A: No.

Q: What vote is required to approve the sale of the Bank?

A: The proposal to approve the sale of the Bank, which would be a sale of substantially all of the assets of the Company to PAX, requires the affirmative vote of stockholders holding a majority of our outstanding shares of common stock. Mr. Abrams the sole member of the Board of Directors has indicated that he will vote his shares in favor of the proposal.

Proposal to Liquidate and Dissolve the Company

Q: What does the Plan of Dissolution entail?

A: The Plan of Dissolution provides for the voluntary liquidation, winding up and dissolution of our Company. It is our current intention that if the Plan of Dissolution is approved,the dissolution will take place following the sale of the Bank, which constitutes substantially all of our assets. In the event, however, that the sale of the Bank is not consummated, Mr. Abrams, sole director of the Company, may seek other arrangements to liquidate and dissolve our Company, which could provide a significantly lower recovery for our stockholders. If the Plan of Dissolution is approved and implemented, we will liquidate our remaining assets, satisfy or make reasonable provisions for our remaining obligations and make distributions to the stockholders of any available liquidation proceeds, estimated to be $0.30 per share. The resolution of Mr. Abrams, sole director of the Company, approving submission of the Dissolution and Plan of Dissolution for stockholder approval provides that if Mr. Abrams, sole director of the Company, determines, in the exercise of his fiduciary responsibilities, that the Dissolution is not in our best interests or the best interests of our stockholders or creditors, Mr. Abrams may direct that the Dissolution and Plan of Dissolution be abandoned, either before or after stockholder approval and adoption thereof.

Q: What will happen if the Plan of Dissolution is not approved?

A: We have not yet made any determination about future business plans if the Dissolution and Plan of Dissolution are not approved by stockholders. Mr. Abrams, sole director of the Company, is evaluating several possible directions, including (i) the payment of a cash dividend equal to stockholders of a portion of the proceeds of the Bank sale; (ii) pursuing to-be-determined non-banking business activities, and/or (iii) a transaction in which we merge our “public shell” corporation with a privately-held operating business and our stockholders retain some ownership interest in the surviving public corporation. We have not determined which option we will pursue. Furthermore, we may not choose any of the foregoing options and may, instead, pursue one or more options not yet considered. Currently, we have no commitments or agreements with any other person or entity regarding any of the alternatives mentioned above.

Q: Can I sell my shares of the Company’s common stock once the Certificate of Dissolution is filed?

A: If the Dissolution and Plan of Dissolution are adopted and approved, and our board determines that it is in our stockholders’ and creditors’ best interests, then we will file a Certificate of Dissolution. We will close our transfer books on the date on which we file a Certificate of Dissolution with the Secretary of State of the State of Delaware under Delaware law and we expect that our common stock will cease to be quoted on any quotation service.

Q: When will the stockholders receive any payment from the liquidation?

A: If the sale of the Bank is approved, adopted and effected, substantially all of our assets would be sold. However, we would retain corporate debts and other liabilities of the Company including costs of being a public company and ongoing operating costs associated with winding down its affairs. We would have the cash received in the Bank sale transaction, and would take immediate steps to reduce the operating costs to the bare minimum needed to continue our affairs through the Dissolution or other activities, terminating contracts that are terminable, negotiating releases from remaining contractual arrangements and similar actions taken pursuant to the Plan of Dissolution. Mr. Abrams, sole director of the Company, has not established a timetable for these steps or for making distributions to stockholders. Failure by us to take such steps promptly could result in a significant reduction in the amount of cash remaining for distribution to stockholders. The timing of any distributions after these steps will depend on our ability to resolve, and pay or provide for the payment of claims and obligations that are not indentified or not liquid at the time of the Dissolution. The existence of claims and obligations may require us to establish a contingency reserve, which could delay any distributions to stockholders until the claims are resolved. Distributions also could be delayed if Mr. Abrams, sole director of the Company, determines that it is in our best interests and the best interests of our stockholders and creditors to effectuate the dissolution in accordance with the alternative procedures set forth in Sections 280 and 281(a) of the DGCL instead of those prescribed by Section 281(b). The alternative procedures would require that any distribution be subject to prior completion of proceedings in the Delaware Court of Chancery.

Q: What amount would common stockholders receive from our Dissolution?

A: Assuming the sale of the Bank is approved, adopted and effected, the amount we would have available for distribution to our stockholders if the Dissolution were effected would be determined after our liabilities and the costs of the sale of the Bank are paid and appropriate reserves are established to pay for remaining liabilities and expected costs of Dissolution.

We estimate that we will have a maximum of approximately $2.3 million, or approximately $0.30 per share, available for distribution to our common stockholders following the sale of the Bank and payment of these liabilities and expenses. The amount available for distributions to our common stockholders would also depend upon the adjustments to the purchase price in the sale of the Bank, and the obligations outstanding when the sale of the Bank is completed, including obligations not presently indentified, contingent or not liquid. The value of any distributions per share of our common stock may be much less than the price or prices at which the common stock has recently traded or may trade in the future.

Q: What are the U.S. Federal income tax consequences of the Plan of Dissolution?

A: If the Plan of Dissolution is approved and implemented, a stockholder will realize, for U.S. Federal income tax purposes, gain or loss equal to the difference between (i) the sum of the cash plus the value of any property distributed to such stockholder directly or to a liquidating trust on the stockholder’s behalf; and (ii) such stockholder’s adjusted tax basis in his shares of our common stock. WE URGE EACH STOCKHOLDER TO CONSULT WITH HIS OR HER OWN TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE PLAN OF DISSOLUTION.

Q: Do I have any appraisal rights in connection with the Dissolution?

A: No.

Q: What vote is required to approve the Dissolution?

A: The proposal to approve the Dissolution requires the affirmative vote of our stockholders holding a majority of our outstanding shares of common stock. The sole member of the Board of Directors has indicated that he will vote against the proposal.

Q: What does the Board of Directors recommend?

A: Mr. Abrams, sole director of the Company, recommends that the stockholders vote "AGAINST" approval and adoption of the Dissolution and the Plan of Dissolution.

Proposal to Approve the Merger to Effect a Change of Domicile from Delaware to Nevada

Q: Will the merger to effect change of domicile occur if the proposal to Dissolve the Company is approved?

A: The merger will not be consummated if the Dissolution and Plan of Dissolution is approved and implemented. However, if the stockholders do not approve the Dissolution, Mr. Abrams, sole director of the Company, plans to change the domicile of the Company.

Q: Why are we changing the domicile of the Company to Nevada?

A: Mr. Abrams, sole director of the Company, of the Company believes the change of domicile to Nevada will reduce our taxes and provide us more flexibility and simplicity in facilitating various corporate transactions.

Q: What are the principal features of the merger to change domicile of the Company?

A: The change of domicile will be accomplished by merging the Company with and into a newly formed Nevada corporation, named Surety Capital Corporation (referred to herein as Surety Nevada). The Articles of Incorporation and Bylaws of Surety Nevada will become the Articles of Incorporation and Bylaws of the surviving entity. Upon consummation of the merger one (1) share of Surety Nevada common stock will be issued in exchange for each one (1) outstanding share of our common stock held by our stockholders at the effective time of the merger.

Q: What are the differences between Delaware and Nevada law?

A: There are some differences between the laws of the State of Nevada and State of Delaware that impact your rights as a stockholder. For information regarding the differences between the corporate laws of the State of Delaware and those of the State of Nevada, please see “Certain Provisions of Nevada Law and Our Proposed Charter Documents.”

Q: How will the merger and change of domicile affect my ownership?

A: Your proportionate ownership interest will not be affected by the merger.

Q: How will the merger affect our officers and directors?

A: Our sole current officer and director is the sole officer and director of Surety Nevada and will serve Surety Nevada in the same capacity after the effective date of the merger.

Q: Can I require the Company to purchase my stock?

A: Yes. Under Delaware law, you are entitled to appraisal and purchase of your stock as a result of the merger. See the section entitled “Appraisal Rights of Our Stockholders.”

Q: Who will pay the costs of the change of domicile merger?

A: We will pay all of the costs of the merger to change domicile from Delaware to Nevada, including the costs of preparing and distributing this Proxy Statement.

Q: What vote is required to approve the merger?

A: The proposal to approve the merger for purposes of changing domicile of the Company from Delaware to Nevada requires the affirmative vote of our stockholders holding a majority of our outstanding shares of common stock. Mr. Abrams, sole director of the Company, has indicated that he will vote in favor of the proposal.

Q: What is our Board of Directors’ recommendation with respect to the proposal to merge the Company with Surety Nevada to effect a change of domicile?

A: Mr. Abrams, sole director of the Company, recommends a vote “FOR” approval of the merger to effect change of domicile.

Other Proxy Voting Issues

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this Proxy Statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. A majority of shares entitled to vote must be represented at the meeting to enable our company to conduct business at the special meeting.

Q: Can I change my vote after I have mailed my signed proxy?

A: Yes. You can change your vote at any time before proxies are voted at the special meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to our Secretary at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the meeting and vote in person.

Q: If my broker holds my shares in “street name”, will the broker vote the shares on my behalf?

A: A broker will vote shares ONLY if the holder of the shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” will not be voted in favor of such matter. Broker non-votes will be counted for purposes of determining the absence or presence of a quorum. The proposal to approve the asset sale is a proposal that requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, broker non-votes will have the effect of a vote against the proposal. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON ________________ ___,2007

This proxy statement (“Proxy Statement”) is furnished to the stockholders of Surety Capital Corporation, a Delaware corporation (the “Company”), by the Company in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at a Special Meeting of stockholders (the “Special Meeting”) of the Company to be held at the Fort Worth Club, 306 W. Seventh Street, Fort Worth, Texas 76102 on ___________, ________________ ___,2007 at 10:00 AM, Central Time, and any adjournment or postponement of the Special Meeting. All stockholders are entitled and encouraged to attend the Special Meeting in person. The shares represented by the proxies received, properly executed and not revoked will be voted at the Special Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

Solicitation and Voting Procedures

This Proxy Statement and the accompanying Notice of Special Meeting are being first mailed to stockholders on or about January ___,2007. The cost of this solicitation is being borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally or by telephone, personal solicitation or facsimile or other electronic means.

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Company Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Company Common Stock for their costs of forwarding solicitation materials to such beneficial owners.

Record Date for Voting and Outstanding Shares

The close of business on November 9, 2006 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock of the Company entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, the Company had 11,320,973 shares of common stock outstanding and entitled to vote at the Special Meeting. Each outstanding share of common stock on the Record Date is entitled to one vote on all matters.

A majority of the shares of common stock outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Special Meeting.

How to Vote

You may vote by mail

In order to vote your shares at the Special Meeting please sign, date and return the enclosed proxy card in the postage pre-paid envelope provided. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a properly executed proxy card, and do not mark your voting instructions, your shares will be voted FOR Proposals 1 and 3, and AGAINST Proposal 2, as stated in this Proxy Statement.

You may vote in person at the meeting

You may complete the ballot we will provide to any stockholder who wants to vote at the meeting. If you hold your shares in street name, however, you must obtain a proxy from the institution that holds your shares in order to vote at the meeting.

Votes Required

The approval of both Proposal 1 (the proposed sale of all of the shares of common stock of our wholly-owned subsidiary, Surety Bank, to PAX Holdings, Inc.), Proposal 2 (the proposed liquidation and dissolution of the Company), and Proposal 3 (the proposed merger for purposes of changing the domicile of the Company from Delaware to Nevada) will each respectively require the affirmative vote of a majority of the shares of our common stock issued and outstanding as of the Record Date at the time the vote is taken. The quorum necessary to conduct business of the stockholders consists of a majority of the shares of the common stock issued and outstanding as of the Record Date.

If an executed proxy card is returned and the stockholder has explicitly abstained from voting on a proposal, the shares represented by such proxy will be considered present at the Special Meeting for purposes of determining a quorum and will count as votes cast on the matter but will not count as votes cast in favor of the proposal and, therefore, will have the same effect as a vote against the proposal. Broker non-votes are counted for purposes of determining whether a quorum exists at the Special Meeting but are not counted and have no effect on the results of the vote. The enclosed proxy will be voted in accordance with the instructions specified in the space provided on the proxy form. If no instructions are given with respect to a proposal, proxies will be voted FOR Proposals 1 and 3, and AGAINST Proposal 2.

Dissenters Right of Appraisal

Delaware law provides for a right of a stockholder to dissent to the proposed merger and obtain appraisal of or payment for such stockholder’s shares. See “Proposal 3: Approval of the Merger of Surety Capital Corporation, a Delaware Corporation with and into Surety Capital Corporation, a Nevada Corporation – Appraisal Rights of Our Stockholders.”

PROPOSAL 1: APPROVAL OF THE PROPOSED SALE OF ALL OF THE COMMON STOCK OF OUR WHOLLY-OWNED SUBSIDIARY, SURETY BANK, TO PAX HOLDINGS, INC. PURSUANT TO THE TERMS OF THE STOCK PURCHASE AGREEMENT.

General

On October 11, 2006, we entered into a Stock Purchase Agreement with PAX pursuant to which the Company has agreed to sell one hundred percent (100%) of the issued and outstanding shares of our wholly-owned subsidiary, Surety Bank, a Texas banking association. As part of the sale, the Company will retain ½ of the mineral rights on a 27-acre parcel of real property formerly owned by Surety Bank.

Surety Bank owned such real property by virtue of a foreclosure, subsequently sold the parcel and, as part of such sale, retained ½ of the mineral rights. The parcel of property is believed to be located within the Barnett Shale formation, and the current owner of the land has entered into a contract with a driller to commence drilling on the property. Since ½ of the mineral rights belong to Surety Bank, ½ of all royalties derived from any drilling belong to Surety Bank.

The material terms of the Stock Purchase Agreement are summarized below. A copy of the Stock Purchase Agreement is attached as Attachment “A” to this Proxy Statement. We encourage you to read the Stock Purchase Agreement in its entirety.

At the Special Meeting, stockholders of the Company will be asked to vote upon the sale of the Bank -- out ownly operating subsidary -- pursuant to the terms of the Stock Purchase Agreement.

The Companies

Surety Capital Corporation, a Delaware Corporation

The Company was incorporated under the laws of the state of Delaware in 1985. We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company currently owns all of the issued and outstanding shares of capital stock of Surety Bank, a Texas banking association (the “Bank”), Fort Worth, Texas, formerly Texas Bank, National Association and formerly Texas National Bank. The Company conducts all its operations through the Bank. The Company’s principal executive offices are located at 301 Byron Street, Fort Worth, Texas 76114, and its telephone number is (817) 850-9800.

Surety Bank

The Bank was chartered as a national banking association in 1983. The Bank converted to a state charter on June 1, 2005 and the Texas Department of Banking became its primary regulator. The Bank currently only operates a full service office in Fort Worth, Texas. The Bank also operates one mobile branch to serve Dallas and Tarrant counties in Texas. The Bank provides retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, money transfers, safe deposit facilities, commercial loans, real estate mortgage loans, consumer loans and night depository facilities.

PAX Holdings, Inc., a Texas Corporation

PAX Holdings, Inc., a Texas corporation, is the proposed purchaser of our wholly-owned Bank subsidiary. PAX is not an affiliate of our Company. PAX is newly formed corporation that will become a bank holding company upon consummation of its purchase of Surety Bank. PAX’s mailing address is P.O. Box 92522, Southlake, Texas 76101.

The principals of PAX are known to Richard Abrams, the Company's sole officer and director. PAX demonstrated its financial ability to fulfill its obligations under the Stock Purchase Agreement by confirming to the Company, through its counsel, that it has access to a $40 million line of credit.

Background of the Sale of the Bank

On an ongoing basis, our Comapny's management - since February 15, 2006 comprised solely of Richard Abrams, our sole officer and director --

periodically reviewed the outlook for the banking industry, as well as our Company’s financial condition and growth prospects. As noted in the Company’s filings with the Securities and Exchange Commission, the Company has incurred significant losses, is in default on the interest payments on its subordinated debt, is operating under both a Determination Letter with the Texas Department of Banking and a Written Agreement with the Board of Governors of the Federal Reserve Bank of Dallas. The uncertainty of the Company’s ability to improve profitability through increasing marketing efforts, introducing new deposit products, emphasizing loan growth and reducing non-interest expense, raises substantial doubt about the Company’s ability to continue as a going concern. Consequently, in January 2006 our Board of Directors (at that time comprised of Mr. Richard Abrams and Mr. Tim Raso) has determined that our Company should explore alternative strategies for maximizing stockholder value.

On January 13, 2006, we retained Hoeffer & Arnett, an investment banking advisory firm specializing in banks, based out of San Francisco, California (but with an office in Austin, Texas), to assist us in developing a plan for the future of the Company. We asked Hoeffer & Arnett to conduct research in three alternative areas: mergers and acquisitions, institutional investment and financing, and sales enhancements. At a meeting with our Board of Directors on January 13, 2006, Mr. Tom Mecredy of Hoeffer & Arnett made an oral presentation that outlined the proposed scope of its services, and cited examples of transactions in each of the areas mentioned above.

In determining a value for the Bank, we were informed by Hoeffer & Arnett that in its professional opinion, the value of the Bank was equal to a premium of $3 million to $4 million over the Bank's equity.

Between January 13, 2006 and October 2006, Mr. Mecredy and Richard Abrams, currently our sole officer and director, contacted several companies about a possible transaction with our Company, to sell the Bank. All potential suitors were contacted by means of mailings from Hoeffer & Arnett, and by means of phone calls from Mr. Abrams, professional firms of Surety Capital, and Hoeffer & Arnett. In total, approximately 50 banks, non-banking companies, and individuals were contacted about a possible transaction with our Company. A total of 33 of such potential suitors expressed various degrees of interest. The Company received Letters of Intent from 6 entities and proposed contracts from 4 entities. The Company negotiated a form of purchase agreement with one potential suitor over several months in the spring/summer of 2006, prior to contacting PAX. Following negotiations, the proposed contracts contemplated premiums (over the Bank’s equity) ranging from $1,800,000 to $3,000,000.

PAX contacted Surety Capital since one of the principals is well known to Mr. Abrams. PAX was represented by William Rogers and Dan Huber, the two principals of PAX, and by Mr. Rogers' father, in the initial discussions with the Company. PAX also retained a major Dallas-based law firm to review an initial purchase agreement proposed by Surety Capital on or about August 24, 2006. The Company did not provide to PAX any financial projections.

The PAX offer, reflecting a premium of $3 million over the Bank's equity, represents the highest price offered, gives us the mineral rights and the net operating loss of the Bank, is within the range stated by Hoeffer & Arnett, and maximizes the value to our stockholders.

On October 10, 2006, Mr. Abrams, the sole director of the Company, convened a Board meeting to consider the sale of the Bank on the terms set forth in the Stock Purchase Agreement. At the meeting, Mr. Abrams determined that the financial terms of the sale of the Bank were fair to our Company's stockholders, taking into consideration the financial terms and other aspects of the sale of the Bank. At the meeting, Mr. Abrams also approved the proposed Bank stock sale and authorized the execution of the Stock Purchase Agreement.

Accordingly, on October 11, 2006, we entered into a Stock Purchase Agreement with PAX pursuant to which the Company has agreed to sell one hundred percent (100%) of the issued and outstanding shares of the Bank. PAX will pay us a total purchase price ("Purchase Price") equal to the sum of (1) the Bank's "Shareholder Equity" as determined on the business day preceding the Closing Date plus (2) $3,000,000. "Shareholder Equity" will be equal to the amount of tangible equity capital of the Bank, determined on a basis consistent with generally accepted accounting principles, as modified by the Instructions to the Consolidated Reports of Condition and Income ("Call Reports") or other regulatory accounting principles. As of September 30, 2006, the tangible equity capital of the Bank was $7.6 million.

As part of the sale, the Company will retain ½ of the mineral rights on a 27-acre parcel of real property formerly owned by the Bank. PAX will acquire all other assets of the Bank, and assume all Bank liabilities.

The Bank formerly owned a 27-acre parcel of real property by virtue of a foreclosure, subsequently sold the parcel and, as part of such sale, retained ½ of the mineral rights. The parcel of property is believed to be located within the Barnett Shale formation, and the current owner of the land has entered into a contract with a driller to commence drilling on the property. Since ½ of the mineral rights belong to the Bank, ½ of all royalties derived from any drilling belong to the Bank.

Retention by our Company of the mineral rights has been part of all negotiations related to the sale of the Bank. There is no assigned value to these rights, since at the present time there has not been any drilling. We do know that the Fort Worth, Texas area, where the land is located, has substantial Barnett Shale reserves.

Our Reasons for the Sale of the Bank

In approving the proposed sale of the Bank to PAX, Mr. Abrams, sole director of the Company, considered a number of factors before recommending that our stockholders approve the proposed sale, including the following:

• Future growth will require significant investments of cash for operations and marketing and we have been unsuccessful in raising any significant new cash;
• We have explored other strategic alternatives and received no offers;
• The value of our assets may decline with the passage of time;
• Since PAX will be purchasing all of the stock of the Bank, PAX will assume substantially all of the Bank's liabilities and, therefore, we will be free of any significant liabilities relating to the Bank after consummation of the sale, other than surviving indemnification obligations to PAX under the Stock Purchase Agreement. Mr. Abrams, sole director of the Company, believes this fact will increase our attractiveness to private companies that might be interested in a business combination transaction with a “public shell” company, upon which our stockholders would retain an equity interest in the new public company;
The Company will continue to be obligated for repayment of the $4.35 million in 9% Convertible Subordinated Notes Due 2008, which were issued by the Company in 1998 to finance the purchase of banks in San Antonio, Texas;

• As a result of the sale of the Bank subsidiary, our stockholders will be foregoing any opportunity to share in the future growth or increase in value of our Company under its current line of business;
• Public interest in our common stock has been low as reflected by the low trading activity of our common stock over the past few years and low price per share of our common stock. As such, Mr. Abrams, sole director of the Company, perceived that the current business is not attractive to the investing public and that we might be better off divesting ourselves of our current business and assets in favor of pursuing non-banking related business opportunities and/or distributing the net proceeds of such divestiture in the form of a dividend to our stockholders and/or merging our “public shell” corporation with a privately-held operating business with broader appeal to the investing public; and
• The cost of being a publicly-traded company is becoming more expensive due to recent increases in compliance requirements, including the requirements of the Sarbanes-Oxley Act of 2002. Such requirements have increased legal and accounting expenses and placed a strain on our limited personnel resources.

The foregoing discussion of the information and factors considered by Mr. Abrams, sole director of the Company,is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with his evaluation of the transaction and the purchase price, Mr. Abrams, sole director of the Company, did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching his determination and recommendations, and may have given different weight to different factors.

Mr. Abrams, sole director of the Company, did not engage an independent financial advisor to determine the fairness of the sale of the Bank to our stockholders and determined, based on the factors set forth above, that the sale of the Bank contemplated by the Stock Purchase Agreement is fair to our stockholders. A fairness opinion from an independent financial advisor typically entails a substantial fee to the requesting company. Mr. Abrams, sole director of the Company, believes that undertaking such an analysis would involve a significant unnecessary expense that would reduce the amount of proceeds available to our Company from the proposed sale of the Bank. For the foregoing reasons, Mr. Abrams, sole director of the Company, believes that the sale of the Bank, as contemplated by the Stock Purchase Agreement, is fair to our stockholders.

If the sale of the Bank is not approved by our stockholders at the special meeting, we will review all options for continuing operations, and we will potentially seek another opportunity to sell our stock or assets to a third party. There can be no assurance that any third party will offer to purchase our stock or assets for a price equal to or greater than the price proposed to be paid by PAX in the Stock Purchase Agreement, or that our stock or assets can be sold at all.

Summary of the Terms of the Stock Purchase Agreement

The following is a summary of the material provisions of the Stock Purchase Agreement. The summary description does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached hereto as Attachment “A.” All stockholders are urged to read the Stock Purchase Agreement in its entirety.

Overview

The Stock Purchase Agreement provides for the sale of the Bank, currently a wholly owned subsidiary of the Company, to PAX. Pursuant to the terms of the Stock Purchase Agreement, PAX has agreed to pay cash consideration for all of the issued and outstanding shares of common stock of the Bank, currently held by the Company. As specified in the Stock Purchase Agreement, we will retain a ½ mineral interest in approximately 27 acres of land in Fort Worth, Texas, currently owned by the Bank.

Closing Date

The sale of the Bank is to be consummated on a date (the “Closing Date”) no later than 15 days following the later of (1) the date PAX receives the last of all regulatory approvals necessary for the consummation of the transaction and the expiration of any mandatory waiting periods, or (2) the date upon which we receive stockholder approval for the transaction. In any event, consummation of the transaction is to occur no later than March 31, 2007 or thirty (30) days following the date any litigation or dispute relating to the transaction or the parties thereto is resolved.

Purchase Price

PAX will pay us a total purchase price (“Purchase Price”) equal to the sum of (1) the Bank’s "Shareholder Equity" as determined on the business day preceding the Closing Date plus (2) $3,000,000 "Shareholder Equity" will be equal to the amount of tangible equity capital of the Bank, determined on a basis consistent with generally accepted accounting principles, as modified by the Instructions to the Consolidated Reports of Condition and Income ("Call Reports") or other regulatory accounting principles. As of September 30, 2006, the tangible equity capital of the Bank was $7.6 million.

In addition, the Company will retain the Bank’s ½ mineral interest in approximately 27 acres of land in Fort Worth, Texas.

Payment of Purchase Price

The Purchase Price will be paid by PAX in four increments as follows: (1) $3,000,000 in cash on the Closing Date; (2) $3,000,000 in cash sixty (60) days following the date our current debenture holders are paid off; (3) $3,000,000 in cash sixty (60) days following the previous payment; and (4) the remaining balance (the “Holdback”) on the date of settlement (either by full release or final, non-appealable judgment) of any claims by the Company against the Bank and its officers and directors existing on the Closing Date.

The Holdback will be subject to reduction by the amount of any of the following: (1) losses incurred by PAX or the Bank after the Closing Date as a result of the breach of any representation or warranty by the Company or the Bank; (2) any undisclosed liabilities of the Company or the Bank existing as of the Closing Date; (3) any claims arising out of the operation of the Bank prior to the Closing Date; or (4) any claims against the Company or the Bank arising out of the sale or based on events, acts or omissions occurring, or existing prior to the Closing Date, brought by any person who was an officer or director of the Bank.

Indemnification

Under the terms of the Stock Purchase Agreement, we agreed to indemnify PAX and its affiliates against any liabilities resulting from (i) any inaccuracy or any breach of any representation or warranty made by the Company in the Stock Purchase Agreement, (ii) the failure of the Company to perform any agreement or covenant required by the Stock Purchase Agreement, and (iii) any civil money penalties or fines assessed against the Bank for any events or circumstances that occurred prior to the date of Closing to the extent that such penalties or fines are due to the actions or omissions of the Company with respect to or arising out of the Company’s ownership of the Bank. Our indemnification obligations expire eighteen (18) months after the Closing Date.

Termination

The Stock Purchase Agreement may be terminated by either us or PAX under any of the following circumstances: (1) by mutual consent; (2) if all closing conditions have not been met or waived by March 31, 2007; (3) if the transaction is disapproved by any regulatory authority whose approval is required to consummate the transaction; (4) if the transaction is restrained, enjoined, invalidated or otherwise prohibited by a court or other government body; (5) if the other party fails to comply in any material respect with any of its covenants or agreements in the Stock Purchase Agreement and such failure remains uncured for thirty calendar days after notice; or (6) if any of the representations or warranties of the other party are inaccurate in any material respect.

In addition, PAX has the right to terminate the Stock Purchase Agreement if we fail to secure approval of the Company’s stockholders, if any material adverse change to the Bank occurs, if an environmental inspection of the Bank property yields certain unfavorable results, or in the sole discretion of PAX on or before November 15, 2006 (the time allotted for PAX's due diligence investigation and review of the results thereof.)

Termination Fee

In the event that we are unable to secure necessary stockholder approval for consummation of the transaction contemplated by the Stock Purchase Agreement, we will be obligated to pay PAX a termination fee of $250,000, which shall be secured by 2.5% of the shares of the Bank’s common stock held by the Company. The provision of security for the termination fee was requested by PAX. Mr. Abrams, the sole director of the Company, determined the security to be reasonable in light of the fact that 2.5% of the shares of the common stock of the Bank is valued at less than $250,000.

Additionally, in the event that PAX terminates the Stock Purchase Agreement after November 15, 2006 for any reason other than those set forth above, PAX will be obligated to pay the Company a termination fee of $250,000.

Representations and Warranties of the Parties

In the Stock Purchase Agreement, we make representations and warranties to PAX that are customary in a stock purchase transaction of this type, including among other things, representations and warranties regarding our corporate status (organization and qualification), ownership of the Bank stock, authority to complete the sale of stock, authorization for execution and delivery of the Stock Purchase Agreement, no conflict with existing agreements, required consent and approval, compliance with applicable laws, regulatory compliance, litigation, absence of certain business practices, Bank deposits, and full disclosure . We also make customary representations and warranties to PAX regarding the Bank, including among other things, representations and warranties regarding its corporate status (organization and qualification), Bank capitalization, no conflict with existing agreements, required consent and approval, legal and regulatory compliance, the Bank's financial statements and Call Reports, undisclosed liabilities, tax matters, filing of tax returns, regulatory compliance, litigation, absence of certain changes or events (business practices), the Bank's existing leases, contracts and agreements, absence of guaranties, employee benefit plans, employee relationships, claims against the Bank, related party transactions, title to assets and properties, condition of assets, environmental compliance, insurance, evidences of indebtedness, absence of derivative contracts, privacy policies, intellectual property (Patents, Trademarks and Copyrights), forms of instruments used by the Bank, fiduciary responsibilities, maintenance of books and records, indemnification for claims arising from the operation and/or sale of the Bank's casualty insurance premium financing business, absence of certain business practices, absence of any adverse changes, and full disclosure. In the Stock Purchase Agreement, PAX makes representations and warranties to us regarding, among other things, its corporate status (organization and qualification), authority to complete the purchase of the Bank, enforceability of the Stock Purchase Agreement, no conflict with existing agreements, litigation, and required consent and approval.

PAX is also obligated to apply for and obtain necessary regulatory approval for its acquisition of control of the Bank.

Obligations and Covenants of the Parties

In the Stock Purchase Agreement, we make covenants to PAX that are customary in a stock purchase transaction of this type, including among other things, covenants regarding use of best efforts to consummate the Bank sale transaction, compliance with transfer requirements (to effect transfer of the Bank shares), furnishing information for applications and statements with governmental entities in connection with the sale, filing required reports and tax returns, actions required by bank regulators, making no change in management or operation methods, taking no actions that would result in a material adverse change with respect to the Bank, invalidation of representations and/or warranties, engaging in no related party transactions, notification of untrue representations, litigation, claims or adverse changes, tax matters, refraining from negotiations with third parties for the sale of the Bank, confidentiality and continued existence. We are also obligated to hold a stockholders meeting to obtain requisite stockholder approval for and adoption of the Bank sale transaction and the Stock Purchase Agreement.

We also made customary covenants to PAX regarding the Bank, including among other things, providing certain PAX designees notice of and invitations to certain Bank meetings (including board meetings), providing notification of untrue representations, litigation, claims or adverse changes, delivery of criticized asset and other reports, facilitating change of control transition, termination of certain employees, termination of employee benefit plans, and tax matters. We also granted PAX the right to conduct environmental inspections of Bank property and the right to terminate the Stock Purchase Agreement in the event that an environmental inspection yields certain unfavorable results.

In the Stock Purchase Agreement, PAX makes covenants to us regarding, among other things, filing for requisite regulatory approvals, furnishing information for applications and statements with governmental entities in connection with the sale, notification of untrue representations, litigation, claims or adverse changes, confidentiality, and providing certain employee benefits.

Closing Conditions

The Stock Purchase Agreement contains closing conditions related to the following: each party’s compliance with representations, warranties and agreements set forth therein, obtaining approval of the Company’s stockholders, obtaining any third party, governmental and regulatory approval or consent required for the consummation of the transaction, (See discussion of "Regulatory Approvals" belowand no pending legal action that would prevent the closing. In addition to the foregoing, PAX's obligations to close are subject to the following closing conditions: delivery of an opinion of our legal counsel regarding certain matters relating to the transaction, determination by PAX that current accounting and tax treatment is satisfactory, no material adverse change shall have occurred since June 30, 2006, the Bank shall have maintained its current business practices in conformity with certain delineated conditions, and the Bank shall not have taken any of several delineated actions inconsistent with its current business practices.

Regulatory Approvals

In order to complete the Bank sale transaction, PAX and the Company must obtain approvals, acquiescence or consents, all on terms and conditions reasonably acceptable to PAX in its sole discretion, of the Bank sale transaction from all necessary governmental agencies and authorities and other third parties, including, but not limited to, (1) the approval of the Federal Reserve, the Federal Deposit Insurance Corporation, and the Texas Department of Banking (the “TDB”) for PAX to acquire control of the Bank, and (2) the termination by the TDB of the Determination Letter dated June 1, 2005 from the TDB, without any liability to the Bank following the acquisition for its failure to perform or its noncompliance with the Determination Letter. None of the required approvals has yet been obtained.

Federal Tax Consequences

Federal Income Taxation of the Company. Following the consummation of the Bank sale transaction, we will continue to be subject to Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets or income from operations. We will recognize gain or loss with respect to the sale of the common stock of the Bank in an amount equal to the fair market value of the consideration received for sale of the Bank common stock over our tax basis in the Bank common stock. The Company will also retain the net operating loss carryover of the Bank.

Federal Income Taxation of our Stockholders. We do not expect that our stockholders will recognize any gain or loss for United States Federal income tax purposes as a result of the Bank sale transaction.

In the event that the stockholders approve Proposal 2 and the Company is liquidated and dissolved as proposed therein, amounts received by stockholders pursuant to the plan of dissolution will be treated as full payment in exchange for shares of our common stock Stockholders will recognize gain or loss equal to the difference between (1) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their shares of our common stock. A stockholder’s tax basis in his, her or its shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto. The tax consequences of any such dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult his, her or its own tax advisor regarding the Federal income tax consequences of the plan of dissolution as well as the state, local and foreign tax consequences.

Interests of our Directors and Executive Officers

Richard Abrams, our Chairman of the Board and Chief Executive Officer, beneficially owns approximately 3.48% of our outstanding shares of common stock. As a stockholder of our Company, Mr. Abrams would receive a pro rata portion of the dividends (from the Dissolution or otherwise), if any, paid to our stockholders out of the proceeds received by us as a result of the sale of the Bank. Based on our current estimate of remaining assets that will be available for distribution to common stockholders, holders of common stock, including Mr. Abrams, would receive a final distribution as a liquidating dividend of approximately $0.30 per share. Based upon such estimate, Mr. Abrams would receive an aggregate of approximately $100,000.

Use of Proceeds to be Derived from the Proposed Sale of the Bank

In connection with the sale of the Bank, we will receive an aggregate of approximately $9,711,000, and will retain the Bank's ½ mineral interest in approximately 27 acres of land in Fort Worth, Texas. Each of the Company and PAX will pay its own expenses related to the transaction. An estimated $75,000 of the sale proceeds will be used to pay our expenses related to the Bank sale transaction, including legal, accounting and printing fees and expenses. We also intend to use a portion of the proceeds to redeem the Company's $4.35 million in 9% Convertible Subordinated Notes Due 2008. We have hired a consultant to negotiate the redemption of the 9% Convertible Subordinated Notes.

The sale price is estimated to be approximately $9.711 million (reference the table below), and was calculated by estimating operating losses of the Bank as of closing and, consequently, the tangible capital of the Bank as of closing. The purchase price will be equal to the sum of (1) the Bank's shareholder equity as determined on the business day preceding the Closing Date plus (2) $3,000,000 cash. "Shareholder Equity" will be equal to the amount of tangible equity capital of the Bank, determined on a basis consistent with generally accepted accounting principles, as modified by the Instructions to the Consolidated Reports of Condition and Income ("Call Reports") or other regulatory accounting principles. As of September 30, 2006, the tangible equity capital of the Bank was $7.611 million.

Calculation of Purchase Price
Bank Equity as of September 30, 2006	$7,611,000
Premium	3,000,000
Estimated Bank losses as of closing	(900,000)
Total Consideration	$9,711,000

In the event that the proposal to liquidate and dissolve the Company (the “Dissolution”) is approved by the stockholders, any remaining proceeds would be distributed pursuant to the proposed Plan of Complete Liquidation and Dissolution of the Company. See description of Proposal 2 below.

In the event that the Proposal 2 Dissolution is not approved by the stockholders, any remaining proceeds will be used for general business purposes, such as the expenses of meeting our reporting obligations under the Securities Exchange Act of 1934 as we seek new non-banking business opportunities and/or a merger partner for our remaining “public shell” company, and, if necessary, for the settlement or satisfaction of our retained liabilities, or will be distributed to our stockholders as a dividend. Mr. Abrams, sole director of the Company, has not approved a dividend in connection with the proposed transaction and, thus, no amounts will be paid to you upon consummation of the sale unless the Dissolution is approved or a dividend is hereafter declared. There can be no assurance that Mr. Abrams, sole director of the Company, will declare a dividend in the future.

Business of Our Company Following the Sale of the Bank

Mr. Abrams, sole director of the Company, has not yet determined what our strategic direction will be following the consummation of the sale of the Bank, which is our only operating subsidiary, and is considering several alternatives. Immediately following the closing of the sale of the Bank, other than obligations to the holders of approximately $4.35 Million in 9% Convertible Subordinated Notes Due 2008, we should have no material liabilities other than the indemnification liabilities described above and ordinary course payables, including payables to professionals in connection with the maintenance of our reporting obligations under the Securities Exchange Act of 1934, as amended.

If the proposed Dissolution (see Proposal 2) is approved by the stockholders, the Company will liquidate and dissolve pursuant to the terms of the Plan of Complete Liquidation and Dissolution of the Company.

In the event that the Proposal 2 Dissolution is not approved, we have not yet made any determination about future business plans once sale of the Bank is consummated. Mr. Abrams, sole director of the Company, is evaluating several possible directions, including (i) the payment of a cash dividend equal to a portion of the proceeds of the Bank sale; (ii) pursuing to-be-determined non-banking business activities, and/or (iii) a transaction in which we merge our “public shell” corporation with a privately-held operating business and our stockholders retain some ownership interest in the surviving public corporation. We have not determined which option we will pursue. Furthermore, we may not choose any of the foregoing options and may, instead, pursue one or more options not yet considered. Currently, we have no commitments or agreements with any other person or entity regarding any of the alternatives mentioned above.

Mr. Abrams, sole director of the Company, currently favors attempting to identify new strategic business opportunities. In doing so,Mr. Abrams, sole director of the Company,will attempt to find a privately-held company that seeks to achieve the status of a reporting company without having to undertake an initial public offering and the filing of a registration statement in connection therewith. Mr. Abrams, sole director of the Company, intends to explore opportunities with only those companies that have already successfully operated their businesses or have commenced doing business in an area or industry in which Mr. Abrams, sole director of the Company, considers to be promising. When evaluating potential targets for a business combination, we will consider the operating history of the target, the anticipated cash needs of the target during the short-term and long-term, the experience of the target’s management team in the target’s business, and the short-term and long-term prospects of the business of the target. When making his decision on a future business combination, Mr. Abrams, sole director of the Company, will also consider the percentage of ownership in the surviving company that our stockholders will retain.

Appraisal Rights

Stockholders of the Company are not entitled to appraisal rights in connection with the Bank sale transaction contemplated by the Stock Purchase Agreement.

Vote Required and Board Recommendation

The approval of the sale of the Bank to PAX requires the affirmative vote of the stockholders holding at least a majority of the outstanding shares of our common stock. Mr. Abrams, sole director of the Company, has indicated that he will vote his shares in favor of the proposal. Mr. Abrams believes that the sale of the Bank is in the best interests of our Company and our stockholders and recommends a vote “FOR” the proposal.

The following resolution will be offered at the special meeting:

“Resolved, that the sale of all of the shares of common stock of our wholly-owned subsidiary, Surety Bank, to PAX Holdings, Inc., pursuant to the terms of a Stock Purchase Agreement, be APPROVED.”

PROPOSAL 2: DISSOLUTION OF THE COMPANY

General

Mr. Abrams, sole director of the Company, is seeking a vote of the stockholders regarding a proposal to effect the Dissolution of the Company and to adopt a Plan of Dissolution in the event that the proposal is approved. Under Section 275 of the DGCL, the board of directors of a corporation must mail notice of its adoption of a resolution to dissolve the corporation to all stockholders entitled to vote on the adoption of the resolution. This proxy statement serves as such notice.

It is the current intention of Mr. Abrams, sole director of the Company, that the Dissolution, if approved, will be effected following completion of the sale of the Bank. However, if Mr. Abrams determines that liquidation and dissolution are not in the best interests of the Company or its stockholders, Mr. Abrams may direct that the Dissolution and the Plan of Dissolution be abandoned. In the event that the Dissolution and the Plan of Dissolution are approved but (i) the proposal relating to the sale of the Bank is not approved and adopted by our stockholders, or (ii) the sale of the Bank is not consummated, then Mr. Abrams, sole director of the Company,, in accordance with his fiduciary obligations to our stockholders, may proceed with the Dissolution of the Company and take such actions as he deems advisable and in the best interests of our stockholders to dispose of the Company’s assets in a manner designed to maximize stockholder value. If the proposal relating to the sale of the Bank is approved and adopted, but the Dissolution and the Plan of Dissolution are not approved and adopted, then there will be no liquidation or dissolution of the Company and we will not distribute any cash or other assets to our stockholders in accordance with the Plan of Dissolution.

In connection with the Dissolution, the Company intends, upon determination to proceed by Mr. Abrams, sole director of the Company,, to file a Certificate of Dissolution with the Secretary of State of the State of Delaware, wind up our affairs, attempt to convert all of our assets into cash or cash equivalents, pay or attempt to adequately provide for the payment of all of our known obligations and liabilities and distribute pro rata in one or more liquidating distributions to or for the benefit of our stockholders, as of the applicable record date(s), all of our assets.

Principal Provisions of the Plan of Dissolution

The summary set forth below of the material terms and features of the Plan of Dissolution does not purport to be complete and is qualified in its entirety by reference to the Plan of Dissolution. A copy of the Plan of Dissolution is attached as Attachment “B” to this Proxy Statement and incorporated herein by reference. You are urged to read a copy of the Plan of Dissolution in its entirety. The Plan of Dissolution provides for our complete liquidation and dissolution in accordance with the requirements of DGCL and the Internal Revenue Code of 1986, as amended (the “Code”).

Cessation of Business Activities

Assuming the Dissolution and Plan of Dissolution are approved and adopted at the Stockholder Meeting and the sale of the Bank occurs, upon filing a Certificate of Dissolution with the Secretary of State of the State of Delaware we will cease conducting normal business operations, except as may be required to wind-up our business and affairs and to proceed with the Dissolution. We will continue our existence solely for the purpose of winding up our affairs and distributing our remaining assets. One or more liquidating distributions of our assets may be conditioned upon setting aside a sufficient amount of assets, including cash, to meet any residual or contingent obligation or liability that we have not otherwise met, as discussed below in “Contingency Reserve.” We will not obtain any further approval of the stockholders to take any actions under the Plan of Dissolution or otherwise relating to the

Dissolution. We will attempt to satisfy, or provide for the satisfaction of, all of our legally enforceable claims, liabilities or obligations in an orderly manner, in accordance with the DGCL, the Code and any other applicable law.

Certificate of Dissolution

If so directed by Mr. Abrams, sole director of the Company,, we will file a Certificate of Dissolution with the Secretary of State dissolving the Company. The Dissolution of the Company will become effective, in accordance with the DGCL, upon the filing of the Certificate of Dissolution with the Secretary of State of the State or upon such later date as may be specified in the Certificate of Dissolution. Under the DGCL, the Company will continue to exist for three years after the Dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purposes of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling the Company gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to the stockholders any remaining assets, but not for the purpose of continuing the business for which the Company was organized. Mr. Abrams, sole director of the Company, in office at the time the Certificate of Dissolution is accepted for filing by the Secretary of State, will have all powers provided to the Board under the DGCL and other applicable laws.

During the three years following the effectiveness of the Dissolution, or such longer period of continued existence as directed by the Delaware Court of Chancery, the Company may revoke the Dissolution if (i) the Board of Directors adopts a resolution recommending that the Dissolution be revoked, (ii) a majority in voting power of the common stock held of record entitled to vote on the effective date of the Dissolution vote for the resolution to revoke the Dissolution and (ii) the Company files a certificate of revocation of dissolution with the Secretary of State and takes certain other actions specified by the DGCL.

Disposition of the Assets of the Company

The Plan of Dissolution gives to the Board of Directors of the Company the power to direct the sale (or, in certain cases, otherwise dispose of) all the assets of the Company on such terms and in such manner as determined by the Board of Directors. The prices at which we may be able to sell those assets will depend on factors that may be beyond our control and may not be as high as the prices that could be obtained if the Company were not in liquidation. Approval of the Dissolution and the Plan of Dissolution will constitute approval of any such sales. We will not be required to obtain any further stockholder approval with respect to specific terms of any particular sales of assets approved by the Board of Directors. We do not anticipate amending or supplementing the Proxy Statement to reflect any such agreement or sale, unless required by applicable law.

Dissolution Process

The Plan of Dissolution provides that the Board of Directors will liquidate our assets in accordance with any applicable provision of the DGCL. The Mr. Abrams, sole director of the Company, currently intends to follow the procedures set forth in Section 281(b) of the DGCL, which requires the Company to:

• pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company;
• make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of any pending action, suit or proceeding to which the Company is a party; and
• make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on the facts known to the Company, are likely to arise or to become known within ten years after the date of dissolution.

Subject to the payment, or the provision for payment, of the Company’s claims and obligations, the procedures set forth in Section 281(b) of the DGCL allow for the Company to make pro rata distributions from time to time to the holders of its common stock, as determined by the Board of Directors.

Before the Company makes any distribution to its stockholders under the Plan of Dissolution, Mr. Abrams, sole director of the Company, may determine that it is in the best interests of the Company, its stockholders and its creditors to effectuate the Dissolution in accordance with the alternative procedures set forth in Sections 280 and

281(a) of the DGCL instead of those prescribed by Section 281(b). These alternative procedures would require the Company to:

• publish notice of the Dissolution and mail notice of the Dissolution to all persons known to have a claim against us and provide for the acceptance or rejection of any such claims in accordance with Section 280 of the DGCL;
• offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any claimant who rejects our offer of security in accordance with Section 280 of the DGCL;
• petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against us, and claims that have not been made known to us at the time of dissolution, but are likely to arise or become known within five years (or a longer period not to exceed ten years in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL;
• pay, or make adequate provision for payment, of all claims made against us and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan of Dissolution in accordance with Section 280 of the DGCL;
• post all security offered to claimants holding contingent, conditional or unmatured contractual claims if not rejected by such claimant and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL; and
• pay, or make adequate provision for payment, of all other claims that are mature, known and uncontested or that have been finally determined to be owed by us.

Contingency Reserve

Before making any distributions to our stockholders, we will pay, or as determined by Mr. Abrams, sole director of the Company,, make reasonable provision to pay, all our claims and obligations, including all contingent, conditional or unmatured claims known to us. Mr. Abrams may determine to establish a reserve for contingencies to enable us to satisfy our liabilities, expenses and obligations not otherwise paid, provided for or discharged as they become due and payable. The amount of any contingency reserve would be based upon an internal review of our estimated expenses and actual and contingent liabilities and obligations. The contingency reserve may not be sufficient to cover such expenses, liabilities and obligations. After establishing any contingency reserve, we may from time to time distribute to stockholders such portions of the contingency reserve that the Board of Directors deems to be no longer required. After the expenses, liabilities and obligations for which the contingency reserve has been established are believed by the Board of Directors to have been satisfied in full, we will distribute to our stockholders any remaining funds in any contingency reserve.

We currently do not intend to petition the Delaware Court of Chancery to determine if any contingency reserve will be reasonably likely to be sufficient to satisfy pending claims and claims that have not arisen but might arise, but may choose to do so. Such a determination by the Delaware Court of Chancery (assuming the court’s instructions are followed and the Plan of Dissolution is approved by the court), would furnish additional protection for our directors against personal liability to any unpaid claimants for establishing an insufficient contingency reserve. However, this process might significantly extend the period before one or more distributions are made to stockholders.

Indemnification of Directors and Officers

We anticipate that Mr. Abrams, our current sole officer and director will continue to serve in these capacities after the approval and adoption of the Dissolution and the Plan of Dissolution. Under Delaware law, directors remaining in office owe fiduciary duties to creditors as well as to our stockholders during the dissolution process. Pursuant to the Plan of Dissolution, we will continue to indemnify our officers, directors, employees, agents and representatives for actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company in accordance with our certificate of incorporation, bylaws, our existing directors’ and officers’ liability insurance policy and applicable law. The Company’s obligation to indemnify such persons may also be satisfied out of assets of a liquidating trust, if any. Any claims arising in respect of such indemnification will be satisfied out of the contingency reserve or out of assets transferred to a liquidating trust, if any. Mr. Abrams, sole director of the Company, has obtained and our Board of Directors and the trustees of any liquidating trust are authorized to obtain and maintain, insurance as may be necessary to cover our indemnification obligations.

Certain Compensation Arrangements

Pursuant to the Plan of Dissolution, the Company may, in the absolute discretion of the Board of Directors, pay to the Company’s present or former officers, directors, employees, agents and representatives, or any of them, compensation in connection with the implementation of the Plan of Dissolution.

Final Record Date

If the Dissolution and the Plan of Dissolution are approved and adopted by the stockholders, we will close our transfer books on the date on which the Company files a Certificate of Dissolution with the Secretary of State in accordance with the DGCL (the “Final Record Date”). After the Final Record Date, we will not record any further transfers of our common stock except pursuant to the provisions of a deceased stockholder’s will, intestate succession or operation of law and we will not issue any new stock certificates, other than replacement certificates. In addition, after the Final Record Date, we will not issue any shares of our common stock upon exercise of outstanding options or warrants.

Surrender of Stock Certificates

Subsequent to the Final Record Date, the Company may at its election require stockholders to surrender certificates representing their shares of common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates is required, all distributions otherwise payable by the Company or a liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Liquidating Trust

If advisable for any reason to complete the liquidation and distribution of our assets to our stockholders, Mr. Abrams, sole director of the Company, may at any time transfer to a liquidating trust our remaining assets and obligations. The liquidating trust thereupon will succeed to all of our then remaining assets, including all amounts in the contingency reserve, and any of our remaining liabilities and obligations. The sole purpose of the liquidating trust will be to prosecute and defend suits by or against us, to collect amounts due to us, to settle and close our business, to dispose of and convey our assets, to satisfy our remaining liabilities and obligations and to distribute our remaining assets to our stockholders in a manner consistent with the orderly winding up process contemplated by the DGCL. Any distributions made from the liquidating trust will be made in accordance with the provisions of the Plan of Dissolution and the DGCL. Mr. Abrams, sole director of the Company, may appoint himself or a new Board member to act as trustee or trustees of the liquidating trust and to cause us to enter into a liquidating trust agreement with such trustee or trustees of the liquidating trust on such terms and conditions as the Board of Directors determines are appropriate. Approval and adoption of the Dissolution and Plan of Dissolution by the stockholders also will constitute approval by the stockholders of any appointment of a trustee and of a liquidating trust agreement between us and any trustee.

Amendment and Abandonment

If Mr. Abrams, sole director of the Company, determines that Dissolution and Plan of Dissolution are not in the best interests of the Company or its stockholders, Mr. Abrams may direct that the Dissolution and Plan of Dissolution be abandoned. The Company nevertheless may cause the performance, without further stockholder approval, of any contract for the sale of assets executed (and approved and adopted by the stockholders) before such time which Mr. Abrams considers to be in the best interests of the Company. Mr. Abrams also may amend or modify the Plan of Dissolution if he determines such action to be in the best interests of the Company or its stockholders, to the extent permitted by Delaware law, without the necessity of further stockholder approval.

Distributions to Stockholders

Mr. Abrams, sole director of the Company, will determine, in his sole discretion and in accordance with the Plan of Dissolution, the Company’s Certificate of Incorporation, and applicable law, the timing of, the amount, the kind of and the record dates for all distributions made to stockholders. Mr. Abrams, sole director of the Company, has not established a firm timetable for distributions to stockholders. We expect that Mr. Abrams, sole director of the Company, will, subject to uncertainties inherent in winding up of our business, make such distributions as promptly as practicable after payment of outstanding claims. We currently anticipate that the Company will not petition the Delaware Court of Chancery in connection with the dissolution, but may choose to do so. If this is done, the timing and amount of the distributions would be within the discretion of the Delaware Court of Chancery and we could not assure you whether or when the Delaware Court of Chancery would allow any distributions.

Contingencies; Creditors

Under the DGCL in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve (and the assets held by any liquidating trust) be exceeded by the amount ultimately found to be payable in respect of our expenses and liabilities, each stockholder could be held liable for the payment to the Company’s creditors of such stockholder’s pro rata share of such excess or the amounts received by such stockholder from the Company (and from any liquidating trust) whichever is less. Accordingly, in that event, a stockholder could be required to return some or all of the distributions previously made to the stockholder as a result of the Dissolution and the Plan of Dissolution. Moreover, in the event a stockholder has paid taxes on amounts received, a repayment of all or a portion of such amount could result in a situation in which a stockholder may incur a net tax cost if the repayment of the amount distributed does not cause a reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

Reporting Requirements

Whether or not the Dissolution and Plan of Dissolution are approved and adopted, or Mr. Abrams, sole director of the Company, effects the Dissolution, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) even though compliance with such reporting requirements is economically burdensome. If the Dissolution and Plan of Dissolution are approved and adopted and Mr. Abrams effects the Dissolution, in order to curtail expenses we may, after filing a Certificate of Dissolution, seek relief from the SEC from the reporting requirements under the Exchange Act, but no assurances can be given that if such relief is sought it will be obtained.

Trading of the Company’s Common Stock

If the Dissolution and the Plan of Dissolution are approved and adopted by our stockholders and Mr. Abrams, sole director of the Company, effects the Dissolution, we will close our transfer books on the Final Record Date. After the Final Record Date, we will not record any further transfers of our common stock except pursuant to the provisions of a deceased stockholder’s will, intestate succession or operation of law and we will not issue any new stock certificates, other than replacement certificates. In addition, after the Final Record Date, we will not issue any shares of our common stock upon exercise of outstanding options or warrants. All liquidating distributions from the liquidating trust or the Company on or after the Final Record Date will be made to the stockholders as of the Final Record Date. It is anticipated that no further trading of our common stock will occur after the Final Record Date.

Listing and Trading of Interests in the Liquidating Trust

It is anticipated that the interests in the liquidating trust, if one is created, will not be transferable. The interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. Because stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Government Approvals

Except for filing the Certificate of Dissolution and compliance with applicable Delaware law and the rules and regulations of the SEC and the Code, no United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation and dissolution.

Absence of Appraisal and Dissenters’ Rights

The stockholders of the Company who do not approve of the Dissolution and Plan of Dissolution may vote against this matter. Under Delaware law, appraisal and dissenters’ rights are not provided to stockholders in connection with these transactions.

Certain U.S. Federal Income Tax Consequences of Dissolution

The following discussion is a general summary of the material U.S. Federal income tax consequences of the Dissolution and Plan of Dissolution, to the Company and its stockholders, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain U.S. Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The discussion is based upon the Code, Treasury Regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. The following discussion has no binding effect on the Internal Revenue Service (the “IRS”) or the courts. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Dissolution and the Plan of Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein. There is no assurance that the liquidating trust, if created, will be treated as a liquidating trust for Federal income tax purposes or that the distributions made pursuant to the Plan of Dissolution, if any, will be treated as liquidating distributions. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the Company and/or the stockholder level, thus reducing the benefit to the stockholders and the Company from the liquidation.

U.S. Federal Income Tax Consequences to the Company

Even if we liquidate, we will continue to be subject to tax on the Company’s taxable income until the liquidation is complete (i.e., until all of our remaining assets have been distributed to the stockholders or the liquidating trust). We will recognize gain or loss upon any liquidating distribution of property to stockholders or to the liquidating trust as if such property were sold to the stockholders or liquidating trust. Ordinarily, corporate gain or loss (unless certain exceptions to loss recognition apply) is recognized in an amount equal to the amount of such gain or loss will equal the difference between the Company’s adjusted tax basis for each asset and the asset’s fair market value on the date of distribution.

U.S. Federal Income Tax Consequences to Stockholders

The stockholders will not recognize any gain or loss for tax purposes as a result of a sale by the Company of its assets, including the sale of the Bank contemplated by the Stock Purchase Agreement. If we effect the Dissolution and liquidate, a stockholder will recognize gain or loss equal to the difference between (i) the sum of the amount of money and the fair market value of property (other than money) distributed to such stockholder directly or to the liquidating trust on the stockholder’s behalf, and (ii) such stockholder’s tax basis for his shares of common stock. A stockholder’s tax basis in his shares will generally equal the stockholder’s cost for his shares of common stock. The gain or loss will be a capital gain or loss, assuming the common stock is held as a capital asset. The tax basis of any property other than cash received by each stockholder upon the complete liquidation of the Company will be the fair market value of the property at the time of the distribution.

If we effect the Dissolution and liquidate, stockholders may receive one or more liquidating distributions, including a deemed distribution of cash and property transferred to the liquidating trust. A stockholder’s gain or loss will be computed on a “per share” basis so that gain or loss is calculated separately for blocks of stock acquired at different dates and different prices. Each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. Gain will be recognized in connection with a liquidating distribution only to the extent that the aggregate value of all liquidating distributions received by a stockholder with respect to a share exceeds such stockholder’s tax basis for that share. If the amount of the distributions is less than the stockholder’s basis in his shares of common stock, the stockholder will generally recognize a loss in the year the final distribution is received by the stockholder or by the liquidating trust on behalf of the stockholder.

If the Company effects the Dissolution and liquidates, we will, at the close of the taxable year, provide stockholders and the IRS with a statement of the amount of cash and our best estimates of the fair market value of any property distributed to the stockholders (or transferred to the liquidating trust) during that year as determined by the Company, at such time and in such manner as required by the Treasury Regulations.

U.S. Income Tax Consequences of a Liquidating Trust

If we transfer assets to the liquidating trust in connection with the Dissolution, we intend to structure such trust so that stockholders will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property other than money transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed such property to the trust.

The distribution will be treated as a distribution in liquidation of the stockholder’s common stock.

Upon formation of a liquidating trust, stockholders, as owners of the trust, must take into account for U.S. Federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust. The income, expense, gain or loss recognized by the liquidating trust will not affect the stockholder’s basis in his common stock.

As a result of the transfer of property to a liquidating trust and the ongoing activities of the liquidating trust, stockholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax. We intend to structure the liquidating trust, if any, so that it will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. Accordingly, the liquidating trust itself should not be subject to income tax.

We have not obtained any IRS ruling as to the tax status of the liquidating trust, if any, and there is no assurance that the IRS will agree with our conclusion that the liquidating trust should be treated as a liquidating trust for Federal income tax purposes. If, contrary to our expectation, it were determined that the liquidating trust should be classified for Federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the stockholders and the liquidating trust would be required to pay Federal income taxes at corporate tax rates. Furthermore, much of the above discussion would no longer be accurate. For instance, all or a portion of any distribution made to the stockholders from the liquidating trust could be treated as a dividend subject to tax at ordinary income tax rates.

Taxation Generally

The foregoing summary of certain income tax consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult his or her own tax advisor regarding the tax consequences of the Plan of Dissolution.

Interests of our Directors and Executive Officers

Richard Abrams, our Chairman of the Board and Chief Executive Officer, beneficially owns approximately 3.48% of our outstanding shares of common stock. As a stockholder of our Company, Mr. Abrams would receive a pro rata portion of the distributions to stockholders pursuant to the Plan of Dissolution. estimated to be an aggregate of approximately $100,000.

Vote Required and Board Recommendation

The approval of the Dissolution and Plan of Dissolution requires the affirmative vote of the stockholders holding at least a majority of the outstanding shares of our common stock. Mr. Abrams, sole director of the Company, has indicated that he will vote his shares AGAINST the proposal. Mr. Abrams recommends a vote “AGAINST” the proposal.

PROPOSAL 3: IN THE EVENT THAT THE PROPOSAL TO DISSOLVE THE COMPANY IS NOT APPROVED, APPROVAL OF THE MERGER OF SURETY CAPITAL CORPORATION, A DELAWARE CORPORATION, WITH AND INTO SURETY CAPITAL CORPORATION, A NEVADA CORPORATION.

In the event that stockholder approval is not obtained for the Dissolution of the Company it is not to be Dissolved as contemplated by Proposal 2, Mr. Abrams, sole director of the Company, has resolved to change the domicile of the Company from Delaware to Nevada by effecting a merger with and into a newly formed Nevada corporation (referred to herein as Surety Nevada), solely for purposes of effecting the change in domicile.

General

December 8,, 2006, Mr. Abrams, sole director of the Company, approved a merger proposal to effect a change of domicile and recommended the merger to the Company’s stockholders for their approval. A copy of the special resolution authorizing change of domicile and the merger to be voted on by our stockholders is contained in Attachment “C” hereto. The merger will be consummated pursuant to a Plan and Agreement of Merger (the “Plan of Merger”), a copy of which is contained in Attachment “D.” Copies of the proposed Articles of Incorporation and Bylaws which will serve as our Articles of Incorporation and Bylaws following the change of domicile, are attached as exhibits to the Plan of Merger. The Plan of Merger provides that Surety Capital Corporation, a Delaware corporation will merge into Surety Capital Corporation, a Nevada corporation.

We have summarized the material terms of the Plan of Merger below. This summary is subject to, and qualified in its entirety by reference to the text of the Plan of Merger itself. We encourage you to read the Plan of Merger in its entirety.

The proposed merger will effect a change in the legal domicile of the Company and other changes of a legal nature, the most significant of which are described below. However, the merger will not result in any change in our business, management, location of our principal executive offices, assets, liabilities or net worth (other than as a result of the costs incident to the merger, which are immaterial). Our common stock will continue to be quoted without interruption on the Pink Sheets.

The Merger Entities

Surety Capital Corporation, a Delaware Corporation

The Company (sometimes referred to herein as Surety Delaware) was incorporated under the laws of the state of Delaware in 1985. We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Our only operating subsidiary is the Bank, which is subject to sale pursuant to the Stock Purchase Agreement that is the subject of Proposal 1. In the event that the sale of the Bank is approved by the stockholders and consummated, we will effectively be considered a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, because we will be left with nominal assets and nominal operations as a result of the Bank sale transaction.

Surety Capital Corporation, a Nevada Corporation

Surety Capital Corporation, a to-be-formed Nevada corporation (“Surety Nevada”), which is intended be the surviving corporation in the proposed merger, is to be incorporated under the Nevada Revised Statutes (“NRS”), exclusively for the purpose of merging with Surety Capital Corporation, a Delaware corporation. Prior to the merger, Surety Nevada will have no material assets or liabilities and will not have carried on any business.

Prior to the proposed merger, one share of common stock of Surety Nevada will be issued to Richard Abrams, our chief executive officer and sole director, in exchange for only minimal capital. The terms of the merger provide that the issued share of common stock of Surety Nevada held by Mr. Abrams will be cancelled. As a result, following the merger, our current stockholders will be the only stockholders of the surviving corporation.

Surety Nevada’s proposed Articles of Incorporation and Bylaws are substantially similar to the current Articles of Incorporation and Bylaws of Surety Delaware, except for statutory references necessary to conform to the NRS and other differences attributable to the differences between the NRS and the DGCL.

Copies of Surety Nevada’s proposed Articles of Incorporation and Bylaws are attached as exhibits to the Plan of Merger, which are attached hereto and incorporated herein for all purposes as Attachment “D.” The Articles of Incorporation and Bylaws of Surety Delaware and the proposed Articles of Incorporation and Bylaws of Surety Nevada are available for inspection by stockholders of the Company at the principal offices of the Company located at 301 Byron Street, Fort Worth, Texas 76114, Telephone (817) 850-9800.

The Plan of Merger

The Plan of Merger provides that Surety Delaware will merge with and into Surety Nevada, with Surety Nevada becoming the surviving corporation. Surety Nevada will assume all assets and liabilities of Surety Delaware, including obligations under our outstanding indebtedness and contracts. Upon consummation of the change of domicile, the historical financial statements of Surety Delaware will become the historical financial statements of Surety Nevada. Total stockholders’ equity will be unchanged as a result of the merger and resulting change in domicile.

Filing of the Articles of Merger and Certificate of Merger

Subsequent to obtaining approval of the requisite number of holders of the shares of our common stock, we intend to file Articles of Merger with the Secretary of State of Nevada and a Certificate of Merger with the Secretary of State of Delaware, thereby effecting the merger.

Effect of the Merger

Under the DGCL and the NRS, when the merger takes effect:

• Surety Delaware will merge into the surviving entity, Surety Nevada, and the separate existence of Surety Delaware, the only other constituent entity, will cease;
• The title to all real estate and other property owned by each merging constituent entity is vested in the surviving entity without reversion or impairment;
• Surety Nevada, the surviving entity, will have all of the liabilities of each constituent entity;
• A proceeding pending against any constituent entity may be continued as if the merger had not occurred or the surviving entity may be substituted in the proceeding for the entity whose existence has ceased;
• The Articles of Incorporation of the surviving entity are amended to the extent provided in the Plan of Merger; and
• The stockholders’ interests of each constituent entity that are to be converted into stockholders’ interests, obligations or other securities of the surviving or any other entity or into cash or other property are converted, and the former holders of the stockholders’ interests are entitled only to the rights provided in the Articles of Merger or any created pursuant to Chapters 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes and Section 262 of the DGCL dealing with dissenter’s rights.

Certain Provisions of Nevada Law and Our Proposed Charter Documents

On the effective date of the merger resulting in our change of domicile, Surety Capital Corporation will be deemed incorporated under the Nevada Revised Statutes. Consequently, we will be governed by the proposed Articles of Incorporation and Bylaws filed with the Plan of Merger. The following summary describes the material consequences of the change of domicile to our stockholders. This summary does not purport to be exhaustive. The text of the proposed Articles of Incorporation and Bylaws are filed as exhibits to the Plan of Merger attached hereto as Attachment “D,” and are incorporated by reference into this Proxy Statement. A copy of our current Articles of Incorporation, Bylaws, the Delaware General Corporation Law, and the Revised Nevada Statutes will be available for reference by the stockholders of the Company or their legal advisers at our registered office.

Other than changes required by Nevada law, there will be no substantive changes to the Company's charter.

Stockholder Consent in Lieu of Meeting

Under both the DGCL and the NRS, stockholder action may be taken without a meeting if stockholders holding the requisite voting power execute a consent. Our proposed Articles of Incorporation provide that our stockholders may take action if stockholders holding the requisite voting power execute a consent.

Under Nevada law, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. In no instance where action is authorized by written consent need a meeting of stockholders be called or notice given.

General

Provisions of our Articles of Incorporation and Bylaws concern matters of corporate governance and the rights of our stockholders, such as the ability of Mr. Abrams, sole director of the Company, to issue shares of our common stock without further stockholder action. Such provisions are present in both the current (Delaware) and new (Nevada) Articles of Incorporation and Bylaws.

Increasing or Decreasing Authorized Shares

Nevada law allows the board of directors of a corporation, unless restricted by the articles of incorporation, to increase or decrease the number of authorized shares in the class or series of the corporation’s shares and correspondingly effect a forward or reverse split of any such class or series of the corporation’s shares without a vote of the stockholders, so long as the action taken does not change or alter any right or preference of the stockholder and does not include any provision or provisions pursuant to which only money will be paid or script issued to stockholders who hold 10 percent or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares.

Anti-Takeover Statutes

Except under certain circumstances, Nevada law prohibits a “business combination” between the corporation and an “interested stockholder,” however our proposed Nevada Articles of Incorporation expressly elect not to be governed by these provisions as contained in NRS 78.411 to 78.444 inclusive, which means that we are not subject to the restrictions contained in the NRS applicable to mergers and other forms of combinations with holders of 10 percent or more of our stock.

Board of Directors

Our business and affairs will continue to be managed under the direction of our Board of Directors, which currently consists of one (1) member, Mr. Abrams. The number of members on our Board of Directors is fixed by, and may be increased or decreased from time to time by, the affirmative vote of a majority of the members at any time constituting our Board of Directors.

Newly created directorships resulting from any increase in the number of directors and any vacancies on our Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term for which the new directorship was created or the vacancy occurred and until the director’s successor shall have been elected and qualified or until his earlier death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Our Board of Directors may not have less than one member. There is no limit on the maximum size of our board.

Whenever the holders of any class or series of our capital stock are entitled to elect one or more directors under any resolution or resolutions of our Board of Directors designating a series of our preferred stock, vacancies and newly created directorships of a class or series may be filled by a majority of the directors then in office elected by the applicable class or series, by a sole remaining director so elected, or by the written consent, or the affirmative vote of a majority of the outstanding shares of the class or series entitled to elect the directors.

Any director may be removed from office only by the affirmative vote of the holders of a majority of the combined voting power of our then outstanding shares of capital stock entitled to vote at a meeting of stockholders called for that purpose, voting together as a single class.

Quorum of Directors

A majority of the Board of Directors in office constitutes a quorum for the transaction of business, but if at any meeting of the board there shall be less than a quorum present, a lesser number may adjourn from day to day , until a quorum shall be present.

Special Meetings of Stockholders

Subject to the rights of the holders of any series of our preferred stock as designated in any resolutions adopted by our Board of Directors and filed with the State of Nevada, special meetings of the stockholders may be called at any time by those persons set forth in the Bylaws of the Company. Upon written request of any person or persons who have duly called a special meeting, it shall be the duty of our corporate secretary to fix the date of the meeting to be held not less than 10 nor more than 60 days after the receipt of the request and to give due notice thereof, as required by the NRS. If our secretary shall neglect or refuse to fix the date of the meeting and give notice thereof, the person or persons calling the meeting may do so.

Meetings of Stockholders

Our proposed Bylaws will provide that a special meeting of our stockholders may only be called by:

• Our president or chief executive officer;
• The holders of at least 10 percent of the outstanding shares of our capital stock entitled to vote at the proposed special meeting; or
• Our Board of Directors by means of a duly adopted resolution.

Special stockholder meetings may not be called by any other person or in any other manner. Our proposed Bylaws further provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at the special meeting.

Limitation of Liability

Our proposed Articles of Incorporation will provide that any director or officer shall not be personally liable to us or our stockholders for damages as a result of any act or failure to act in his capacity as a director or officer, unless:

• It is proven, in addition to any and all other requirements for such liability, (i) that his act or failure to act constituted a breach of his duty of loyalty to the Company or its stockholders, (ii) that he did not act in good faith or acted in a manner involving intentional misconduct or a knowing violation of law, or (iii) that he derived an improper personal benefit from the transaction in respect of which such breach of fiduciary duty occurred; or

Such person is a director liable under Section 78.300 of the Nevada Revised Statutes for the payment of an improper distribution by us to our stockholders.

Indemnification

Our proposed Articles of Incorporation provide that we shall indemnify any director, officer or employee, or former director, officer or employee of the Company, or any person who may have served at its request as a director, officer or employee of another corporation in which it owns shares of stock, or of which it is a creditor, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the full extent permitted by Section 78.502 of the NRS, including the power to purchase and maintain insurance, as provided in Section 78.752 of the NRS.

Our proposed Bylaws will contain similar indemnification and limitation of liability provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our Company under the indemnification provisions, or otherwise, we are aware that, in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendment of Bylaws

Under our proposed Articles of Incorporation, our proposed Bylaws may be amended by our Board of Directors.

Appraisal Rights of Our Stockholders

Stockholders of the Company are not entitled to appraisal rights in connection with the Bank sale transaction contemplated by the Stock Purchase Agreement , but they are entitled to appraisal rights in connection with the merger.

Under Delaware law, our stockholders are entitled, after complying with certain requirements of Delaware law, to dissent to the approval of the "change in domicile" merger, pursuant to Section 262 of the DGCL and to be paid the “fair value” of their shares of Surety Delaware stock in cash by complying with the procedures set forth in Section 262 of the DGCL. Set forth below is a summary of the procedures relating to the exercise of dissenters’ rights by our stockholders. This summary does not purport to be a complete statement of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to such provisions, which are contained in Attachment “E” to this proxy statement.

Under Delaware law, if you do not wish to accept the Plan of Merger, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholder meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Attachment “E” to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions:

• You must deliver to us a written demand for appraisal of your shares of our common stock before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262;
• You must not vote in favor of adoption of the Plan of Merger. A vote in favor of the adoption of the Plan of Merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares of our common stock so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will have no appraisal rights with respect to your shares of our common stock.

All written demands for appraisal should be addressed to Mr. Richard Abrams at Surety Capital Corporation, P.O. Box 1778, Fort Worth, Texas 76101, before the vote on the merger is taken at the stockholder meeting, and should be executed by, or on behalf of, the record holder of the shares of the common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his shares of our common stock.

To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his stock certificate(s) and cannot be made by the beneficial owner if he does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he is acting as agent for the record owner. A record owner, such as a broker, who holds shares of our common stock as a nominee for others, may exercise his right of appraisal with respect to the shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of our common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective date of the merger, we must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger or consent to the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the share exchange specified by the merger agreement for his shares of our common stock. Within 120 days after the effective date, either we or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. We have no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of any stockholder to file such a petition within the period specified could nullify previously written demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to us, we will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock. After notice to dissenting stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares to submit their certificates representing shares of our common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of our common stock.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon us and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the successor corporation and must, to be effective, be made within 120 days after the effective date.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisers.

Principal Reasons for the Change of Domicile Through This Merger

We have chosen to change our state of incorporation in order to take advantage of several features of Nevada corporate law which are expected to help us reduce our taxes and to facilitate our corporate actions. A comparison of Nevada and Delaware law follows:

• Companies domiciled in Nevada do not pay a franchise tax or a corporate income tax. Delaware imposes a corporate income tax.
• Under Nevada law, unless otherwise provided in the articles of incorporation, a corporation that desires to change the number of shares of a class or series, if any, of its authorized stock by increasing or decreasing the number of authorized shares of the class or series and correspondingly increasing or decreasing the number of issued and outstanding shares of the same class or series held by each stockholder of record at the effective date and time of the change, except as otherwise provided in subsections 2 and 3 of Chapter 78.207 of the Nevada Revised Statutes, may do so by a resolution adopted by the board of directors, without obtaining the approval of the stockholders. The resolution may also provide for a change of the par value, if any, of the same class or series of the shares increased or decreased. After the effective date and time of the change, the corporation may issue its stock in accordance therewith.

The second bullet point above is especially important to us, inasmuch as we will be able to change our authorized shares to more efficiently meet our current needs. Presently, we need to go to the time and expense of having a stockholders’ meeting in order to change our authorized shares. We must be able to quickly deal with situations calling for us to modify our capital structure.

No Change in Business, Management or Physical Location

The merger and resulting change of domicile will not interrupt the existence of Surety Capital Corporation. Each share of our common stock will remain issued and outstanding as a share of the common stock of Surety Capital Corporation after the change of domicile from Delaware to Nevada.

Exchange of Share Certificates

As soon as practicable on or after the date the merger becomes effective, our stockholders of record immediately prior to the merger will be sent detailed instructions concerning the procedures to be followed for submission of certificates representing our common stock to our transfer agent, together with a form of transmittal letter to be sent to the transfer agent at the time such certificates are submitted.

After the merger is effective, the transfer agent will deliver to any holder who has previously submitted a duly completed and executed transmittal letter and a certificate representing the common stock, a certificate issued by us representing an equal number of shares of our common stock as a Nevada corporation into which such shares of the common stock were converted.

After the merger becomes effective, but before a certificate representing common stock is surrendered, certificates representing common stock of the Company, will represent the number of shares of our common stock as a Nevada corporation into which such common stock was converted pursuant to the terms of the Plan of Merger. Our transfer agent will deliver certificates representing the appropriate amount and type of our capital stock in accordance with the stockholder’s instructions for transfer or exchange.

Failure by a stockholder to return appropriate transmittal letters or to surrender certificates representing common stock will not affect such person’s rights as a stockholder, as such stockholder’s certificates representing common stock following the change of domicile merger will represent the number of shares of our common stock as a Nevada corporation into which such common stock was converted pursuant to the terms of the change of domicile merger.

Securities Act Consequences, Resales of Our Common Stock

The shares of Surety Nevada’s stock to be issued in exchange for shares of Surety Delaware’s common stock are not being registered under the Securities Act of 1933 (the “Securities Act”). In that regard, Surety Nevada is relying on Rule 145(a)(2) under the Securities Act, which provides that a merger which has “as its sole purpose” a change in the domicile of a corporation does not involve the sale of securities for purposes of the Securities Act, and on interpretations of the Rule by the Securities and Exchange Commission which indicate that the making of certain changes in Surety Nevada’s articles of incorporation which could otherwise be made only with the approval of the stockholders of either corporation does not render Rule 145(a)(2) inapplicable.

Pursuant to Rule 145 under the Securities Act, the merger of Surety Delaware corporation into Surety Nevada and the exchange of our shares of common stock in the Delaware corporation into the shares of the common stock of the Nevada corporation is exempt from registration under the Securities Act, since the purpose of the transaction is a change of our domicile within the United States. The effect of the exemption is that the shares of our common stock issuable in the change of domicile may be resold by the former stockholders without restriction to the same extent that such shares may have been sold before the change of domicile.

After the merger and change in domicile, Surety Nevada will be a publicly-held company, Surety Nevada’s stock will be quoted on the Pink Sheets, and Surety Nevada will file periodic reports and other documents with the Securities and Exchange Commission and provide to its stockholders the same types of information that we have previously filed and provided. Stockholders whose common stock was freely traded before the merger will continue to have freely traded shares of Surety Nevada’s stock after the merger. Stockholders holding restricted shares of common stock will have shares of Surety Nevada’s stock which are subject to the same restrictions on transfer as those to which their present shares of common stock are subject, and their stock certificates, when surrendered for replacement certificates representing shares of Surety Nevada’s common stock, will bear the same restrictive legend as appears on their present stock certificates. For purposes of computing compliance with the holding period requirement of Rule 144 under the Securities Act, stockholders will be deemed to have acquired their shares of Surety Nevada’s common stock on the date they acquired their shares of Surety Delaware’s common stock. In summary, Surety Nevada and its stockholders will be in the same respective positions under the federal securities laws after the merger as were Surety Delaware and its stockholders prior to the merger.

Abandonment of the Merger and Change of Domicile

Mr. Abrams, sole director of the Company, has adopted a resolution to change the domicile of the Company to the state of Nevada in the event the stockholders of the Company do not vote to dissolve the Company.

The Plan of Merger may be terminated and the change in domicile abandoned, notwithstanding stockholder approval, by Mr. Abrams, sole director of the Company, at any time before consummation of the change in domicile if Mr. Abrams, sole director of the Company, determines that in his judgment the change in domicile does not appear to be in the best interests of our stockholders. In the event the Plan of Merger is terminated or the stockholders fail to approve the change in domicile, the Company would remain incorporated as a Delaware corporation.

Federal Tax Consequences

The following is a discussion of certain federal income tax considerations that may be relevant to holders of our common stock who receive the common stock of Surety Nevada as a result of the proposed merger to effect a change of domicile.

This discussion does not address the state, local, federal or foreign income tax consequences of the change of domicile merger that may be relevant to particular stockholders, such as dealers in securities, or our stockholders who exercise dissenters’ rights. In view of the varying nature of such tax considerations, each stockholder is urged to consult his own tax adviser as to the specific tax consequences of the proposed change of domicile merger, including the applicability of federal, state, local, or foreign tax laws. Subject to the limitations, qualifications and exceptions described herein, and assuming the change of domicile qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, the following federal income tax consequences generally should result:

• No gain or loss should be recognized by the stockholders of Surety Delaware upon conversion of their common stock into common stock of Surety Nevada pursuant to the change of domicile merger;
• The aggregate tax basis of the common stock received by each stockholder of Surety Delaware in the change of domicile merger should be equal to the aggregate tax basis of our common stock converted in exchange therefor;

• The holding period of our common stock received by each stockholder of Surety Delaware in the change of domicile should include the period during which the stockholder held his common stock converted therefor, provided such common stock is held by the stockholder as a capital asset on the effective date of the change of domicile; and
• Surety Delaware should not recognize gain or loss for federal income tax purposes as a result of the change of domicile merger.
Surety Delaware has not requested a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the change of domicile under the Code. We believe the change of domicile will constitute a tax-free reorganization under Section 368(a) of the Code, inasmuch as Section 368(a)(1)(F) of the Code defines a reorganization as a mere change in identity, form, or place of organization of our corporation.

Vote Required

The affirmative vote of a majority of the total number of shares of our issued and outstanding capital stock is required to approve the merger. Mr. Abrams, sole director of the Company, recommends a vote FOR approval of the merger and change in our domicile.

Vote Required and Board Recommendation

The approval of the change of domicile merger requires the affirmative vote of the stockholders holding at least a majority of the outstanding shares of our common stock. Mr. Abrams, the sole member of the Board of Directors has indicated that he will vote his shares in favor of the proposal. Mr. Abrams believes that the merger for purposes of changing domicile of the Company from Delaware to Nevada is in the best interests of our Company and our stockholders and recommends a vote “FOR” the proposal.

A copy of the special resolution authorizing change of domicile and the merger to be voted on by our stockholders is contained in Attachment “C” hereto.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the voting capital stock of the Company as of the Record Date for (a) each person known by us to own beneficially five percent or more of the voting capital stock, and (b) each Director and executive officer who owns capital stock. Except pursuant to applicable community property laws and except as otherwise indicated, to the knowledge of the Company, each stockholder identified in the table possesses sole voting and investment power with respect to his or her shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)
As a Group	Officers and Directors Post Office Box 1778 Fort Worth, TX 76101	393,537(2)	3.48%
As Individuals	Richard N. Abrams, Chief Executive Officer Post Office Box 1778 Fort Worth, TX 76101	393,537(2)	3.48%
	David Chappell 2501 Parkview, Suite 220 Fort Worth, TX 76102	646,275	5.71%
	Rodney Abrams(3) 32 Court of Cobblestone Northfield, IL 60062	1,694,290 (3)	14.87%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)
	Richard Hillsberg Trustee of, Abrams 2003 Family Trust (4) (5) 750 Lake Cook Road Suite 350 Buffalo Grove IL 60089-2073	1,267,600	11.20%

(1) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the Record Date. As of the Record Date, there were 11,320,973 shares of common stock issued and outstanding.
(2) This amount includes 11,250 shares owned by Funeral Financial Systems, Ltd. which is 99.99% owned by Richard Abrams. This amount also includes 47,037 shares owned by Mr. Abrams' spouse, although Mr. Abrams disclaims beneficial ownership of such shares.
(3) Includes 74,999 shares he can acquire upon the conversion of outstanding debentures.

(4) Rodney Abrams, the son of Richard Abrams, is one of three beneficiaries of the Abrams 2003 Family Trust. Rodney Abrams does not directly or indirectly have voting power or investment power over the voting capital stock of the Company held by the trust, nor has Rodney Abrams directly or indirectly created an arrangement with the purpose or effect of preventing vesting of voting or investment power over the voting capital stock of the Company held by the trust. Consequently, Rodney Abrams does not have beneficial ownership of the voting capital stock of the Company held by the trust.
(5) Richard Abrams is not a beneficial owner of the Abrams 2003 Family Trust.

PRO FORMA FINANCIAL STATEMENTS

Our unaudited pro forma condensed balance sheet at September 30, 2006 and statement of operations for the nine months ended September 30, 2006 are attached to this proxy statement as Attachment “F.” The unaudited pro forma condensed balance sheet of our Company at September 30, 2006 gives effect to the proposed Bank sale as if it had occurred on that date. The unaudited pro forma condensed statement of operations for the nine months ended September 30, 2006 gives effect to the proposed Bank sale as if it had occurred as of January 1, 2006.

The Surety Bank unaudited pro forma condensed balance sheet at September 30, 2006 and statement of operations for the nine months ended September 30, 2006, are attached to this proxy as Attachment "G." The unaudited pro forma condensed balance sheet of Surety Bank at September 30, 2006 gives effect to the proposed sale of Surety Bank as if it had occurred on that date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Our Annual Report on Form 10-KSB for the year ended December 31, 2005, and Financial Information from our Quarterly Report on Form 10-QSB for the period ended September, 2006 are incorporated herein by reference.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are stockholders of the Company may be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, and send a written request to Surety Capital Corporation, P.O. Box 1778, Fort Worth, Texas 76101, Attn: Secretary, or contact the Company’s Secretary by telephone at (817) 850-9800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholder proposals that are intended to be presented at the 2007 Annual Meeting that are eligible for inclusion in the Company’s proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than February 28, 2007 in order to be included. Such stockholder proposals should be addressed to Surety Capital Corporation, P.O. Box 1778, Fort Worth, Texas 76101, Attn: Secretary.

Pursuant to Rule 14a-4(c) of the Securities and Exchange Act of 1934, as amended, if a stockholder who intends to present a proposal at the 2007 annual meeting of stockholders does not notify the Company of such proposal a reasonable time before the Company mails its proxy materials for the annual meeting, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the annual meeting, even though there is no discussion of the proposal in the 2007 Proxy Statement. The Company currently believes that the 2007 annual meeting of stockholders will be held during the 3rd week of May, 2007.

OTHER MATTERS

If any other items or matters properly come before the Special Meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

The Board knows of no other matters to be presented for stockholder action at the Special Meeting. However, if other matters do properly come before the Special Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

________________________
Richard N. Abrams
Chief Executive Officer

ATTACHMENT A

STOCK PURCHASE AGREEMENT

=========================================================================

STOCK PURCHASE AGREEMENT

BETWEEN

PAX Holdings, INC.

AND

SURETY CAPITAL CORPORATION

Dated as of October 11, 2006

=========================================================================

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE OF THE SHARES
Section 1.01
Acquisition and Sale of the Shares
Section 1.02
Purchase Price
Section 1.03
Adjustment of Purchase Price
Section 1.04
Payment of Purchase Price
Section 1.05
Certificates
Section 1.06
Tax Treatment of Acquisition
Section 1.07
Alternative Structure
ARTICLE II	CLOSING; CLOSING DATE
Section 2.01
Closing and Closing Date
Section 2.02
Actions to be Taken at the Closing by the Company
Section 2.03
Actions to be Taken at the Closing by the Purchaser
Section 2.04
Further Assurances
ARTICLE III	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY
Section 3.01
Organization and Qualification
Section 3.02
Ownership of Common Stock
Section 3.03
Authority and Enforceability
Section 3.04
Execution and Delivery
Section 3.05
No Breach of Contract
Section 3.06
Consents and Approvals
Section 3.07
Compliance with Applicable Laws
Section 3.08
Regulatory Compliance
Section 3.09
Litigation
Section 3.10
No Claims
Section 3.11
Transactions with Certain Persons and Entities
Section 3.12
Absence of Certain Business Practices
Section 3.13
Deposits
Section 3.14
Full Disclosure
ARTICLE IV	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE BANK
Section 4.01
Organization and Qualification
Section 4.02
Bank Capitalization
Section 4.03
No Breach of Contract
Section 4.04
Consents and Approvals
Section 4.05
Compliance with Applicable Laws
Section 4.06
Bank Financial Statements and Call Reports
Section 4.07
Undisclosed Liabilities
Section 4.08
Tax Matters
Section 4.09
Tax Returns
Section 4.10
Regulatory Compliance.
Section 4.11
Litigation
Section 4.12
Absence of Certain Changes or Events
Section 4.13
Leases, Contracts and Agreements
Section 4.14
No Guaranties
Section 4.15
Employee Benefit Plans
Section 4.16
Employee Relationships
Section 4.17
No Claims
Section 4.18
Transactions with Certain Persons and Entities
Section 4.19
Title to Assets and Properties
Section 4.20
Condition of Assets
Section 4.21
Environmental Compliance
Section 4.22
Insurance
Section 4.23
Evidences of Indebtedness
Section 4.24
No Derivative Contracts
Section 4.25
Privacy
Section 4.26
Patents, Trademarks and Copyrights
Section 4.27
Forms of Instruments, Etc
Section 4.28
Fiduciary Responsibilities
Section 4.29
Books and Records
Section 4.30
IPF Business Segment and Operations
Section 4.31
Absence of Certain Business Practices
Section 4.32
No Adverse Change
Section 4.33
Full Disclosure
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Section 5.01
Organization and Qualification
Section 5.02
Authority and Enforceability
Section 5.03
Execution and Delivery
Section 5.04
No Breach of Contract
Section 5.05
Litigation
Section 5.06
Consents and Approvals
Section 5.07
Representations Not Misleading
ARTICLE VI	OBLIGATIONS AND COVENANTS WITH RESPECT TO THE COMPANY
Section 6.01
Reasonable Best Efforts
Section 6.02
Compliance with Transfer Requirements
Section 6.03
Information for Applications and Statements
Section 6.04
Required Acts
Section 6.05
Prohibited Acts
Section 6.06
Untrue Representations
Section 6.07
Litigation and Claims
Section 6.08
Adverse Change
Section 6.09
No Negotiation with Others
Section 6.10
Shareholders’ Meeting
Section 6.11
Confidentiality
Section 6.12
Section 338(h)(10) Election
Section 6.13
Continue Existence
ARTICLE VII	OBLIGATIONS AND COVENANTS WITH RESPECT TO THE BANK
Section 7.01
Invitations to Meeting
Section 7.02
Untrue Representations
Section 7.03
Litigation and Claims
Section 7.04
Adverse Change
Section 7.05
Criticized Assets; Reports
Section 7.06
Transition
Section 7.07
Environmental Investigation; Right to Terminate Agreement
Section 7.08
Employees
Section 7.09
Taxes
ARTICLE VIII	OBLIGATIONS AND COVENANTS OF THE PURCHASER
Section 8.01
Regulatory Approvals
Section 8.02
Information for Applications and Statements
Section 8.03
Untrue Representations
Section 8.04
Confidentiality
Section 8.05
Litigation and Claims
Section 8.06
Employee Benefit Matters
Section 8.07
Adverse Change
ARTICLE IX	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
Section 9.01
Compliance with Representations, Warranties and Agreements
Section 9.02
Shareholder Approvals
Section 9.03
Government and Other Approvals
Section 9.04
No Litigation
ARTICLE X	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER
Section 10.01
Compliance with Representations, Warranties and Agreements
Section 10.02
Shareholder Approvals
Section 10.03
Government and Other Approvals
Section 10.04
No Litigation
Section 10.05
Opinion of Legal Counsel to the Company
Section 10.06
Accounting Treatment
Section 10.07
No Material Adverse Change
Section 10.08
Required Acts
Section 10.09
Prohibited Acts
ARTICLE XI	TERMINATION AND ABANDONMENT
Section 11.01
Right of Termination
Section 11.02
Notice of Termination
Section 11.03
Effect of Termination
Section 11.04
Due Diligence Review; Right to Terminate
ARTICLE XI	TERMINATION AND ABANDONMENT
Section 12.01
Definition of Recipient, Disclosing Party, Representative and Person
Section 12.02
Definition of Subject Information
Section 12.03
Confidentiality
Section 12.04
Securities Law Concerns
Section 12.05
Return of Subject Information
Section 12.06
Specific Performance/Injunctive Relief
ARTICLE XIII	MISCELLANEOUS
Section 13.01
Survival of Representations, Warranties and Covenants
Section 13.02
Indemnification
Section 13.03
Expenses
Section 13.04
Brokerage Fees and Commissions
Section 13.05
Entire Agreement
Section 13.06
Further Cooperation
Section 13.07
Severability
Section 13.08
Notices
Section 13.09
GOVERNING LAW
Section 13.10
Multiple Counterparts
Section 13.11
Certain Definitions
Section 13.12
Specific Performance
Section 13.13
Attorneys’ Fees and Costs
Section 13.14
Rules of Construction
Section 13.15
Binding Effect; Assignment
Section 13.16
Public Disclosure
Section 13.17
Extension; Waiver
Section 13.18
Amendments

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the __ day of October, 2006, by and between PAX Holdings Inc., a Texas corporation (the “Purchaser”), and Surety Capital Corporation, a Delaware corporation and registered bank holding company (the “Company).

WITNESSETH:

WHEREAS, the Company owns one hundred percent (100%) of the 3,708,195 issued and outstanding shares (the “Shares”) of the $0.91 par value per share common stock (“Common Stock”) of Surety Bank, a Texas state banking association (the “Bank”);

WHEREAS, Purchaser desires to purchase the Shares from the Company, and the Company desires to sell the Shares to the Purchaser on the terms and conditions set forth below (the “Acquisition”), with the result that, following the Acquisition, the Bank will become a wholly-owned subsidiary of the Purchaser;

WHEREAS, the Purchaser desires to acquire the Shares in a transaction that is treated for federal income tax purposes as a deemed asset sale under section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I
PURCHASE AND SALE OF THE SHARES

Section 1.01 Acquisition and Sale of the Shares. On the terms and subject to the conditions contained in this Agreement, the Purchaser hereby agrees to purchase the Shares from the Company, and the Company hereby agrees to sell, convey, transfer and assign the Shares to the Purchaser, free and clear of all liens, security interests, pledges, encumbrances, adverse claims and demands of every kind, character and description whatsoever.

Section 1.02 Purchase Price. In consideration for the Shares, the Purchaser shall pay the Company an amount equal to the sum of (a) the Bank’s “Shareholder’s Equity” (as defined below), plus (b) $ $3,000,000, subject to adjustment under Section 1.03 (as so adjusted, the “Purchase Price”) and paid in accordance with Section 1.04. For purposes of this Agreement, “Shareholder’s Equity” shall mean the amount of tangible equity capital of the Bank, calculated by the accounting firm of Payne Faulkner Smith & Jones, determined on a basis consistent with generally accepted accounting principles (“GAAP”), as modified by the Instructions to the Consolidated Reports of Condition and Income (“Call Report”) or other regulatory accounting principles (“RAP”), as the case may be. “Shareholder’s Equity” shall be determined as of the last business day immediately preceding the Closing Date (as defined herein). The Bank shall have, prior to the close of business on the last business day immediately preceding the Closing Date, accrued or paid all expenses and costs required to be reflected under GAAP, including, but not limited to, any payments due to officers or directors of the Bank pursuant to stay-put, severance, deferred compensation or change in control agreements, unless the Bank is ordered otherwise in a final, non-appealable order issued by a court of competent jurisdiction or an applicable federal regulatory agency.

Section 1.03 Adjustment of Purchase Price. The Purchase Price for the Shares shall be subject to adjustment as follows:

A. Subject to Section 10.10J, to the extent that the Mineral Rights are transferred to the Company in the form of an in-kind dividend from the Bank prior to the Closing Date, as contemplated by and subject to Section 10.10J(ii) hereof, the Purchase Price shall be paid by the Purchaser to the Company entirely in cash as described in Section 1.04.

B. To the extent that the Mineral Rights are not transferred to the Company, and the Purchaser acquires the Mineral Rights pursuant to Section 10.10J(iii) hereof, the Purchaser shall, on the Closing Date, transfer the Mineral Rights to the Company. In such event the Purchase Price shall be paid by the transfer, by quitclaim deed, of the Mineral Rights, valued at the book value of the Mineral Rights on the books of the Bank, with the remainder of the Purchase Price to be paid in cash, as described in Section 1.04.

Section 1.04 Payment of Purchase Price.

A. The Purchase Price shall be paid as follows:

(i) A lump-sum cash payment in the amount of $3,000,000 at Closing;

(ii) A lump-sum cash payment in the amount of $3,000,000 sixty (60) days following the date the Company has paid off the Company’s debenture holders ;

(iii) A lump-sum cash payment in the amount of $3,000,000 sixty (60) days following the previous payment.

B. The remaining portion of the Purchase Price not paid in accordance with Section 1.04A (the “Holdback”) shall be secured by a certificate of deposit from the Company to be held by mutually agreed upon third-party escrow agent, and shall be paid on the first to occur of (i) the date that any litigation by the Company against the officers directors of the Bank has been filed and litigated to a final, non-appealable judgment; or (ii) the date that the Company executes and delivers to the Bank a full and complete release by the Company of any and all claims against the Bank and the officers and directors of the Bank in existence immediately prior to the Closing Date.

C. The Holdback shall be subject to reduction by the amount of any (i) losses incurred by the Purchaser or the Bank after the Closing Date (as defined in Section 2.01) of the Acquisition as a result of any breach of any representation or warranty of the Company with respect to the Company or the Bank contained in this Agreement, (ii) any liabilities of the Company or the Bank as of the Closing Date which were not disclosed in writing to the Purchaser or reflected on the books of the Bank or the Company prior to the Closing Date, (iii) any claims arising out of the operation of the Bank prior to the Closing Date, including claims associated with or arising out of the operation and sale of the IPF Business; or (iv) any claims by any person who was an officer or director of the Bank against the Company or the Bank based on events, acts or omissions occurring, or facts or circumstances existing prior to the Closing Date or claims arising out of the Acquisition and the transactions related to the Acquisition, including, but not limited to, claims (A) pursuant to or under the provisions of the certificate of incorporation or articles of association or bylaws of the Bank regarding the indemnification of officers or directors, (B) pursuant to or under any employment or similar arrangement or agreement between the Company and/or the Bank and the officers and/or directors of the Bank or (C) in connection with any accrued compensation and benefits due to the officer or director, including, but not limited to, salary, bonus, deferred compensation, health benefits, payments pursuant to change in control, severance, or stay-put agreements, and any other similar forms of compensation or remuneration due to or owed to such officers and/or directors. Claims that may result in offset include, but are not limited to, legal fees, court costs and other expenses associated with or arising out of any of the claims listed in this Section 1.04C. To the extent there is an offset due to the claim of a third-party, the Purchaser will assign its or the Bank’s rights with respect to such claim to the Company.

Section 1.05 Certificates. The certificates representing the Shares shall be duly endorsed in blank by the Company, or accompanied by stock powers duly executed in blank. The Company agrees to cure or cause to be cured any deficiencies with respect to the endorsement of the certificates representing the Shares or with respect to the stock powers accompanying such certificates.

Section 1.06 Tax Treatment of Acquisition. The Acquisition is to be accounted for under §338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties to this Agreement agree to take such actions and execute such documents as may be necessary to effect an election under Code §338(h)(10) with respect to the Acquisition.

Section 1.07 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, subject to consultation with the Company and subject to Section 1.06, before the Closing, Purchaser may specify that the structure of the transactions contemplated by this Agreement be revised, and the parties will enter into such alternative transactions as the Purchaser may determine to effect the purposes of this Agreement, including entering into a merger transaction to effect the acquisition of the Shares, provided that any such change in structure does not (A) reduce the amount or alter or change the kind of consideration to be received by the Company for the Bank, (B) increase the income tax liability to the Company, or (C) impede or delay receipt of any approval necessary to effect consummation of the transactions contemplated by this Agreement. In addition, in the event that the Company shall effect a resolution of its contesting of the Bank’s sale of the IPF Business which in any manner impacts or affects the economics of this Agreement or the Acquisition, the structure of the transactions contemplated by this Agreement, including the Purchase Price, may be revised so as to preserve the economics of this Agreement and the Acquisition.

ARTICLE II
CLOSING; CLOSING DATE

Section 2.01 Closing and Closing Date. The sale of the Shares to the Purchaser provided for in this Agreement shall be consummated at a closing to be held at 5:00 p.m. on a date and at a place to be designated in writing at least five (5) business days in advance by the Purchaser, after reasonable consultation with Company, which date shall be not later than fifteen (15) calendar days after the later of (i) the date upon which the Purchaser receives the last of all regulatory approvals necessary for the consummation of the transactions described in this Agreement (as required by Section 5.06 of this Agreement) and the expiration of any mandatory waiting periods, and (ii) the date upon which the Company receives all shareholder approvals, and in any event, not later than March 31, 2007. Notwithstanding the preceding, in the event of litigation or any dispute involving the Company, the Bank, the Purchaser or any other party involving or arising out of the matters contemplated by this Agreement, including the Acquisition, or with respect to the operation of the Bank and the IPF Business prior to the date of this Agreement, the date and event of the sale and purchase of the Shares shall be extended until thirty (30) days following the date such litigation or dispute is resolved, unless waived in writing by mutual agreement of the Company and the Purchaser. The date and event of the sale and purchase of the Shares are hereinafter referred to as the “Closing Date” and the “Closing,” respectively.

Section 2.02 Actions to be Taken at the Closing by the Company. On or before the Closing Date, the Company shall execute and acknowledge (as appropriate) and deliver to the Purchaser such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to the Purchaser’s obligations to close hereunder):

A. Certificates evidencing and representing the Shares, duly endorsed in blank or accompanied by stock powers executed in blank.

B. True and correct copies of the Company’s Certificate of Incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Delaware.

C. Good standing and existence certificate of a recent date for the Company, issued by the appropriate state officials, duly certifying as to the existence and good standing of the Company in the State Delaware.

D. True, correct and complete copies of the Bank’s Articles of Association and all amendments thereto, duly certified as of a recent date by the Texas Department of Banking (the “TDB”).

E. Good standing and existence certificates for the Bank, dated as of a recent date, issued by the appropriate state officials, duly certifying as to the existence and good standing of the Bank in the State of Texas.

F. A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act (the “FDIA”).

G. A certificate, dated as of the Closing Date, executed by the Secretary of the Company, pursuant to which the Company shall certify (a) the due adoption by the Board of Directors of the Company of corporate resolutions attached to such certificate authorizing the Acquisition and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (b) the due adoption by the shareholders of the Company of resolutions authorizing the Acquisition and the transactions contemplated by the Acquisition and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (c) the incumbency and true signatures of those officers of the Company duly authorized to act on its behalf in connection with the Acquisition and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of the Company, and (d) that the copy of the Bylaws of the Company attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

H. A certificate, dated as of the Closing Date, executed by the Chairman of the Company, pursuant to which the Company shall certify that all of the representations and warranties with respect to the Company made in Article III of this Agreement are true and correct on and as of the Closing Date as if made on such date, and that, except as expressly permitted by this Agreement, to the best knowledge of the Company, there has been no Material Adverse Change since June 30, 2006.

I. A certificate, dated as of the Closing Date, executed by the Chairman of the Company, pursuant to which the Company shall certify to the best of its knowledge (a) that all of the representations and warranties with respect to the Bank made in Article IV of this Agreement are true and correct on and as of the Closing Date as if made on such date, (b) that, except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to the Bank since June 30, 2006, (c) that the balance sheet of the Bank dated as of the Closing Date is true and correct as of such date, and has been prepared in accordance with GAAP, except as modified by RAP, and (d) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

J. Evidence of terminations of all existing employment contracts, change in control agreements, and nonqualified deferred compensation plans or arrangements of any kind between the Company or the Bank and employees of the Bank.

K. All consents required from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed on Schedule 3.06 and Schedule 4.04.

L. An opinion of counsel to the Company in the form attached as Exhibit B to this Agreement.

M. Written resignations in a form acceptable to Purchaser, dated as of the Closing Date, from each director of the Bank.

N. All other documents reasonably required to be delivered to the Purchaser by the Company under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by the Purchaser or its counsel.

Section 2.03 Actions to be Taken at the Closing by the Purchaser. At the Closing, the Purchaser shall deliver to the Company:

A. The Purchase Price, as adjusted by Section 1.03 and paid in accordance with Section 1.04.

B. True, correct and complete copies of the Purchaser’s Articles of Incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas.

C. Good standing and existence certificates for the Purchaser, dated as of a recent date, issued by the appropriate state officials, duly certifying as to the existence and good standing of the Purchaser in the State of Texas.

D. A certificate, dated as of the Closing Date, executed by the Secretary of the Purchaser pursuant to which the Purchaser shall certify (a) the due adoption by the Board of Directors of the Purchaser of corporate resolutions attached to such certificate authorizing the Acquisition and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (b) the incumbency and true signatures of those officers of the Purchaser duly authorized to act on its behalf in connection with the Acquisition and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of the Purchaser, and (c) that the copy of the Bylaws of the Purchaser attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

E. A certificate, dated as of the Closing Date, executed by a duly authorized officer of the Purchaser, pursuant to which the Purchaser shall certify that all of the representations and warranties made in Article V of this Agreement are true and correct on and as of the Closing Date as if made on such date.

F. All consents required from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed on Schedule 5.06.

G. All other documents reasonably required to be delivered to the Company by the Purchaser under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by the Company or its counsel.

Section 2.04 Further Assurances. At any time and from time to time after the Closing, at the request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

The Company hereby makes the following representations and warranties with respect to the Company. Furthermore, as a part of this Agreement, the Company has delivered to Purchaser disclosure schedules with respect to the Company (“Company Disclosure Schedules”).

Section 3.01 Organization and Qualification. The Company is a Delaware corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Delaware and all laws, rules, and regulations applicable to bank holding companies. The Company has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. Except as disclosed on Schedule 3.01, the Company does not own or control any Affiliate (as defined in Section 13.11) or Subsidiary (as defined in Section 13.11) other than the Bank. True and correct copies of the Articles of Incorporation and Bylaws of the Company, with all amendments thereto through the date of this Agreement, have been delivered to the Purchaser. The Company is duly qualified or licensed to do business in the State of Delaware and the State of Texas. The nature of the businesses of the Company and its respective activities does not require it to be qualified to do business in any jurisdiction other than the State of Delaware or the State of Texas, as applicable. The Company has on Schedule 3.01 a current list of the shareholders of the Company.

Section 3.02 Ownership of Common Stock. The Company represents and warrants that it is the sole record and beneficial owner of the Shares, and that it has good and marketable title to such Shares, and that on the Closing Date, the Company shall have the absolute right to sell, assign and transfer the Shares. Except as set forth in Schedule 3.02, such sale, assignment and transfer shall be free and clear of all liens, pledges, security interests, encumbrances, buy-sell agreements, preemptive rights or adverse claims of any kind or character. The Company represents and warrants that upon delivery of the Purchase Price for such Shares in accordance with this Agreement, good and marketable title to the Shares shall be delivered to the Purchaser.

Section 3.03 Authority and Enforceability. The Company has full legal capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.04 Execution and Delivery. The Company has taken all corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by the Company and each constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors of national banks generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.05 No Breach of Contract. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or Bylaws of the Company, or of any material agreement, indenture, instrument, lien, charge, encumbrance or undertaking to which the Company is a party.

Section 3.06 Consents and Approvals. The Company’s Board of Directors (at a meeting called and duly held) has resolved and recommended approval and adoption of this Agreement by its shareholders. Except as disclosed on Schedule 3.06, the Company represents and warrants that no consent, approval or order of any governmental or administrative board or body or any other third party is required for the execution and delivery by the Company of this Agreement and the transactions contemplated thereby. The consent of the holders of the Company’s convertible subordinated debentures (the “Debenture Holders”) is not required for the Company to enter into the Agreement and consummate the transactions contemplated by the Agreement, including the Acquisition.

Section 3.07 Compliance with Applicable Laws. Except as set forth on Schedule 3.07, the Company is not in violation of its Articles of Incorporation or Bylaws, any applicable law, statute or regulation of any governmental agency, board, bureau or body relating to the conduct of its business and maintenance and operation of its Properties or in violation or default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority, any license or regulation of any governmental agency, or in default under any indenture, mortgage, lease, agreement or other instrument under which the Company is obligated, is not insolvent, has not filed bankruptcy, nor is there any pending litigation, pending or threatened liens or other claims or matters that would affect the Company’s ability to enter into this Agreement or consummate the Acquisition.

Section 3.08 Regulatory Compliance.

A. All reports, records, registrations, statements, notices and other documents or information required to be filed by the Company with any federal or state regulatory authority including, without limitation, the Federal Reserve, the FDIC, the TDB and the IRS have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete, to the extent such matters affect the Company’s ability to enter into this Agreement and consummate the Acquisition.

B. Except for that certain Written Agreement with the Federal Reserve (the “Written Agreement”), and except as disclosed on Schedule 3.08, the Company is not now nor has been within the last five (5) years subject to any memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with the Federal Reserve, FDIC, TDB, the Office of the Comptroller of the Currency (“OCC”) or any other similar regulatory bodies (collectively the “Bank Regulators”). Except as provided on Schedule 3.08, the Company is in substantial compliance with the requirements of the Written Agreement.

C. The Company does not believes any Bank Regulators have any present intent to place the Company under any further administrative action. Except as set forth on Schedule 3.08, there are no actions or proceedings pending or threatened against the Company by or before any Bank Regulators or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Section 3.09 Litigation. Except as set forth on Schedule 3.09, there are no actions, claims, suits, investigations, reviews or other legal, quasi judicial or administrative proceedings of any kind or nature now pending or threatened against or affecting the Company, at law or in equity, or by or before any federal, state or municipal court or other governmental or administrative department, commission, board, bureau, agency or instrumentality, domestic or foreign, that in any manner involves the Company or any of its respective properties or capital stock that might reasonably be anticipated to result in or materially and adversely affect the transactions contemplated by this Agreement, and the Company does not know nor has any reason to be aware of any basis for the same. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of the Company, threatened against the Company that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the Company pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

Section 3.10 No Claims. Except as disclosed on Schedule 3.10, the Company represents and warrants that neither it nor any of its directors, officers or employees, have any claims against the Bank.

Section 3.11 Transactions with Certain Persons and Entities. Except as disclosed in Schedule 3.11, the Bank does not owe any amount to (excluding deposit liabilities), or have any loan, contract, lease, commitment or other obligation from or to any of the present or former directors or officers of the Company, and none of such persons owes any amount to the Bank. Except as set forth on Schedule 3.11, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among the Company or the Bank, and any present or former officers or directors of the Company.

Section 3.12 Absence of Certain Business Practices. Neither the Company nor any officer, employee or agent of the Company nor any other person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Bank (or assist the Bank in connection with any actual or proposed transaction) that (i) might subject the Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have resulted in a Material Adverse Change, or (iii) if not continued in the future might result in a Material Adverse Change or might subject the Bank to suit or penalty in any private or governmental litigation or proceeding.

Section 3.13 Deposits. Except as set forth on Schedule 3.13, neither the Company nor any of its officers and directors, has knowledge of any reason, be it personal, financial or otherwise, why any deposits maintained at the Bank as of June 30, 2006 would be withdrawn from the Bank during the period beginning on the Closing Date and ending on the date that is one (1) year after the Closing Date.

Section 3.14 Full Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective purchaser of the Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE BANK

The Company hereby makes the following representations and warranties with respect to the Bank. Furthermore, as a part of this Agreement, the Company has delivered to Purchaser disclosure schedules (“Bank Disclosure Schedules”).
Section 4.01 Organization and Qualification. The Bank is a Texas state banking association, duly organized, validly existing and in good standing under the laws of the State of Texas. The Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. The Bank is an insured bank as defined in the FDIA, and is not a member of the Federal Reserve System (the “Federal Reserve”). True and correct copies of the Articles of Association and Bylaws of the Bank, with all amendments thereto through the date of this Agreement, have been delivered to the Purchaser. The Bank is duly qualified or licensed to do business and is in good standing in the State of Texas. The nature of the businesses of the Bank and its respective activities do not require it to be qualified to do business in any jurisdiction other than the State of Texas. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 4.02 Bank Capitalization. The entire authorized capital stock of the Bank consists solely of 6,000,000 shares of Common Stock of which 3,708,195 are issued and outstanding, all of which are held by the Company. There are no: (i) other outstanding equity securities of any kind or character, (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to: (A) purchase or otherwise acquire any security of or equity interest in the Bank, or (B) issue any shares of, restricting the transfer of or otherwise relating to shares of the Bank’s capital stock. All of the issued and outstanding shares of the Common Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the securities laws of the United States or any other applicable jurisdiction or in violation of the preemptive rights of any person (“Securities Laws”).

Section 4.03 No Breach of Contract. The consummation of the transactions contemplated hereby, nor the fulfillment of the terms thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the Articles of Association or Bylaws of the Bank, or of any material agreement, indenture, instrument, lien, charge, encumbrance or undertaking to which the Bank is a party, or by which any of the Properties (as defined in Section 13.11) of the Bank may be bound or affected, and does not cause any lien, charge or other encumbrance to be created or imposed upon any such Properties by reason thereof.

Section 4.04 Consents and Approvals. Except for bank regulatory approvals, and except as disclosed on Schedule 4.04, the Company represents and warrants that no consent, approval or order of any governmental or administrative board or body or any other third party is required of the Bank to consummate the transactions contemplated thereby.

Section 4.05 Compliance with Applicable Laws. Except as set forth on Schedule 4.05, the Bank is not in violation of its Articles of Association or Bylaws, any applicable law, statute or regulation of any governmental agency, board, bureau or body relating to the conduct of its business and maintenance and operation of its Properties or in violation or default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority, any license or regulation of any governmental agency, or in default under any indenture, mortgage, lease, agreement or other instrument under which the Bank is obligated.

Section 4.06 Bank Financial Statements and Call Reports. The Company has provided the Purchaser with true and complete copies of the balance sheets of the Bank as of December 31, 2005 and 2004, and the related statements of income for the years ended December 31, 2005 and 2004 (the “Bank Financial Statements”), and (ii) the Call Reports of the Bank as of June 30, 2006, and the related statements of income for the three (3) month period ended June 30, 2006. Except as described in the notes to the Bank Financial Statement and the Call Reports, the Bank Financial Statements and Call Reports fairly present, in all material respects, the financial position of the Bank as of the respective dates thereof and the results of operations and changes in financial position of the Bank for the periods then ended, in conformity with GAAP or RAP, as applicable, applied on a basis consistent with prior periods, except as otherwise noted therein, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments (which, in the aggregate are not material) and the fact that they do not contain all of the footnote disclosures required by GAAP. The Bank has calculated its allowance for loan losses in accordance with RAP as applied to banking institutions and in accordance with all applicable state or federal banking rules and regulations. The allowance for loan losses account for the Bank is adequate to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank.

Section 4.07 Undisclosed Liabilities. Except for and to the extent of liabilities reflected or reserved against in the latest balance sheets contained in the Bank Financial Statements and the Call Reports (which reserves are in an amount sufficient to pay the liabilities reserved against or as set forth on Schedule 4.07), the Bank does not have any debts, liabilities or obligations of any nature except for liabilities incurred in the ordinary course of business since the date of the most recent Call Report. All the insurable Properties of the Bank are insured for the benefit of the Bank in amounts deemed adequate by the Board of Directors of the Bank under valid and enforceable policies issued by insurers of recognized responsibility.

Section 4.08 Tax Matters. The Bank has not committed any violation of any applicable Federal, state, local or foreign tax laws. The Company does not know of any proposed tax assessment against the Bank. The amounts set up as provisions for current or deferred taxes on the Bank Financial Statements and the Call Reports are sufficient for the payment of all unpaid taxes (including any interest or penalties) of or on behalf of the Bank applicable to the periods covered, and for all years and periods prior thereto. The Bank has no losses, the utilization of which are subject to limitation pursuant to Code Section 382 or any other provision of federal, state, local or foreign law. All loss carryforwards of the Bank are properly calculated and reflected on the Bank Financial Statements and the Call Reports. The Bank is not nor has it been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. The Bank has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. No income tax liability of the Bank has been asserted by the Internal Revenue Service for taxes in excess of those already paid. The Bank has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Except set forth on Schedule 4.08 the Bank has not made nor is it obligated to make any payments that will not be deductible under Section 280G of the Code as a result of the Acquisition. The Bank has been a member of an affiliated group filing a consolidated federal income tax return or has any liability for the taxes of any person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise. The Bank is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) any “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign income tax law), (C) any installment sale or open transaction made on or prior to the Closing Date, or (D) as a result of any prepaid amount received on or prior to the Closing Date. The Bank has not distributed stock of another entity or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361. For purposes of this representation, the term “tax” or “taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

Section 4.09 Tax Returns. Except as set forth on Schedule 4.09, the Bank has filed all tax returns required by law to be filed and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments that are payable before they have become delinquent. All such tax returns were true, correct and complete in all material respects. The Company has delivered to the Purchaser true and complete copies of the federal income tax returns of the Bank as filed with the Internal Revenue Service for the years ended December 31, 2005, 2004 and 2003. The Bank has duly and timely filed with the appropriate Federal, state and local governmental agencies all tax returns and reports required to be filed, including, without limitation, income, excise, property, sales, use, franchise, value added, unemployment, employees’ income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, and has paid, or has established adequate reserves for the payment of, all taxes and assessments that are or are claimed to be due, payable or owed by the Bank, or for which the Bank may have liability, whether as a result of its own activities or by virtue of its affiliation with other entities and all interest and penalties thereon, whether disputed or not. All such tax returns and reports are accurately prepared and all deposits required by law to be made by the Bank with respect to employees’ withholding taxes have been duly made. Within the last four (4) years, the Bank’s Federal income tax return has not been audited or examined and no such audit is currently pending or threatened. The Bank has not been granted any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to the Bank or any waiver or agreement by the Bank for the extension of time for the assessment or collection of any tax. For purposes of this representation, the term “tax returns” means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 4.10 Regulatory Compliance.

A. All reports, records, registrations, statements, notices and other documents or information required to be filed by the Bank with any federal or state regulatory authority including, without limitation, the Federal Reserve, the FDIC, the TDB and the IRS have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete.

B. Except for that certain terminated Consent Order from the OCC (the “Consent Order”), and that certain Determination Letter dated June 1, 2005 from the TDB (the “Determination Letter”), and except as disclosed on Schedule 4.10, the Bank is not now nor has been within the last five (5) years subject to any memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any Bank Regulators. Except as provided on Schedule 4.10, the Bank is in substantial compliance with the requirements of the Determination Letter.

C. The Company does not believe any Bank Regulators have any present intent to place the Bank under any further administrative action. Except as set forth on Schedule 4.10, there are no actions or proceedings pending or threatened against the Bank by or before any Bank Regulators or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Section 4.11 Litigation. Except as set forth on Schedule 4.11, there are no actions, claims, suits, investigations, reviews or other legal, quasi judicial or administrative proceedings of any kind or nature now pending or threatened against or affecting the Bank, at law or in equity, or by or before any federal, state or municipal court or other governmental or administrative department, commission, board, bureau, agency or instrumentality, domestic or foreign, that in any manner involves the Bank or any of their respective properties or capital stock that might reasonably be anticipated to result in a Material Adverse Change or materially and adversely affect the transactions contemplated by this Agreement, and the Company does not know or have any reason to be aware of any basis for the same. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of the Company, threatened against the Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the Bank pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

Section 4.12 Absence of Certain Changes or Events. Except as set forth on Schedule 4.12, since June 30, 2006, except as reflected in the minutes of the meetings of the Board of Directors of the Bank, the Bank has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with prudent practices:

A. Incurred any obligation or liability except deposits taken and federal funds purchased and current liabilities for trade or business obligations, which individually or in the aggregate, result in a Material Adverse Change;

B. Discharged or satisfied any lien, charge or encumbrance or paid any obligation or liability;

C. Declared or paid any dividends or other distribution to its shareholders, purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

D. Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

E. Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any bank, corporation, partnership or other entity (except: (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies, or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

F. Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, except (i) as disclosed in Schedule 4.12F, (ii) as noted in the Bank Financial Statements, (iii) liens for taxes not yet due and payable or being contested in good faith that have been adequately reserved against on the books of the Bank, (iv) defects in title and liens, charges and encumbrances, if any, that do not materially detract from the value, or materially interfere with the present or proposed use, of the property or asset subject thereto or affected thereby, or otherwise materially impair the business operations of the Bank, (v) pledges of assets in the ordinary course of business to secure public funds or deposits, and (vi) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the Bank Financial Statements;

G. Sold, transferred, leased to others or otherwise disposed of any of its assets or canceled or compromised any debt or claim, or waived or released any right or claim;

H. Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or reasonably anticipated to constitute, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, could reasonably be expected to result in a Material Adverse Change;

I. Made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

J. Made any capital expenditures or capital additions or betterments in excess of an aggregate of $10,000;

K. Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed;

L. Suffered any change, event or condition that, in any case or in the aggregate, has caused or could reasonably be expected to result in a Material Adverse Change, or any Material Adverse Change in earnings or costs or relations with its employees, agents, depositors, loan customers, correspondent banks or suppliers;

M. Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment;

N. Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any person, firm or corporation;

O. Sold, or knowingly disposed of, or otherwise knowingly divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P. Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP;

Q. Sold or purchased any investment securities in an aggregate amount of $150,000;

R. Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $50,000; or

S. Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through R. above.

Section 4.13 Leases, Contracts and Agreements. Schedule 4.13 sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which the Bank is a party or by which the Bank is bound which obligate, or may obligate the Bank in the aggregate for an amount in excess of $25,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate the Bank for an amount in excess of $25,000 over the entire term of such related contracts (the “Contracts”). The Company has delivered to the Purchaser true and correct copies of all Contracts, or has caused the Bank to do so. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by the Bank, but does include unfunded loan commitments and letters of credit issued by the Bank where the borrowers’ total direct and indirect indebtedness to the Bank is in excess of $25,000. Except as set forth in Schedule 4.13, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of the Bank. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts, enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 4.13, all rent and other payments by the Bank under the Contracts are current, there are no existing defaults by the Bank under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. The Bank has a good and marketable leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests. The Company has provided the Purchaser with a copy of that certain purchase and assumption agreement pursuant to which the Bank sold its branch office location in Whitesboro, Texas to Legends Bank, N.A.

Section 4.14 No Guaranties. None of the obligations or liabilities of the Bank are guaranteed by any other person, firm or corporation, nor has the Bank guaranteed the obligations or liabilities of any other person, firm or corporation.

Section 4.15 Employee Benefit Plans.

A. Schedule 4.15A contains a true and complete list of each pension, retirement, savings and profit-sharing, bonus, incentive deferred compensation, severance pay or any other employee benefit plan, fund or program, as those terms are defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock purchase agreement or arrangement, supplemental savings and profit sharing plan, bonus retention plan, non-qualified deferred compensation plan, change in control agreement, and all other plans contributed to, maintained or sponsored by, any of, or on behalf of, the Bank, whether written or unwritten, whether or not subject to ERISA (each, “Employee Benefit Plans”) covering present and former employees of the Bank. The Company has, with respect to each Employee Benefit Plan, delivered to the Purchaser true and complete copies of: (i) all current plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material employee communications, (iii) the Form 5500 filed in each of the most recent three plan years (or such shorter period as the respective plan has been in existence, and including all schedules thereto and the opinions of independent accountants), if applicable; (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and (vii) all material communication with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation (“PBGC”)).

B. No Employee Benefit Plan is a defined benefit pension plan, and neither Company nor the Bank has ever maintained a defined benefit pension plan.

C. No Employee Benefit Plan is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(31) of ERISA. The Bank has never been a party to or participant in a multiemployer plan. The Bank has not incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multiemployer plan as such term is defined in Section 3(37) of ERISA.

D. As of and through the date hereof, all required contributions to each Employee Benefit Plan have been made or accrued in the Bank Financial Statements or Call Reports of the Bank.

E. Each Employee Benefit Plan has been administered in compliance with the applicable provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law, to such Employee Benefit Plans and the terms of such plans. All amendments and actions required to bring the Employee Benefit Plans into conformity with all of the applicable provisions of the Code, ERISA and other applicable law have been made or taken, except to the extent that such amendments or actions are not required by law to be made as of the Closing Date. For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of the Subtitle B of title I of ERISA and any regulations thereunder, and “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

F. No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not exempt under Section 408 of ERISA) has occurred with respect to any Employee Benefit Plan which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or a civil penalty under Section 502(i) of ERISA, and no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

G. Except as provided in Schedule 4.15G, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, except as required by law or this Agreement, (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of the Bank under any benefit plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

H. There are no pending or threatened actions, liens, suits or claims (other than routine claims for benefits) with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan. No assets of the Bank are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code. There are no pending or threatened investigations or claims by the Internal Revenue Service, the Department of Labor, the PBGC or any other governmental agency relating to any of the Employee Benefit Plans.

I. Except as disclosed on Schedule 4.15I, each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code, and has received a recent favorable determination letter from the Internal Revenue Service. No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

J. No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA. No employee benefit plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
K. Each Employee Benefit Plan that is an employee pension benefit plan, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of the Bank are allocated to or held in a “rabbi trust” or similar funding vehicle.

L. Except as disclosed on Schedule 4.15L, no Employee Benefit Plan provides benefits to any current or former employee of the Bank beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents).

M. Except as set forth on Schedule 4.15M, each Employee Benefit Plan may be amended or terminated at any time by the Bank subject only to regulations promulgated under the Code, ERISA, and the regulations of the PBGC.

Section 4.16 Employee Relationships. The Bank has complied in all material respects with all applicable laws relating to its relationships with its employees, and the Company believes that the relationships between the Bank and its employees are good. To the best knowledge of the Company, no key executive officer or manager of any of the operations operated by the Bank or any group of employees of the Bank have any present plans to terminate their employment with the Bank. The Bank is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Bank before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Bank, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. The Bank is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Bank is not engaged in any unfair labor practice.

Section 4.17 No Claims. Except as disclosed on Schedule 4.17, the Company represents and warrants that neither it nor its directors, officers or employees, have any claims against the Bank, except, if applicable, for deposits made in the ordinary course of business and accrued director’s fees and salary in amounts reflected on the Bank Financial Statements or as previously disclosed in writing to the Purchaser.

Section 4.18 Transactions with Certain Persons and Entities. Except as disclosed in Schedule 4.18, the Bank does not owe any amount to (excluding deposit liabilities), or have any loan, contract, lease, commitment or other obligation from or to any of the present or former directors or officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of the Company or the Bank, and none of such persons owes any amount to the Bank or the Company. Except as set forth on Schedule 4.18, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among the Company or the Bank, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any present or former officers or directors of the Bank.

Section 4.19 Title to Assets and Properties. The Bank has good and indefeasible title to all of the Properties and assets reflected as assets in the Bank Financial Statements or acquired after the date thereof free and clear of all liens, mortgages, pledges, encumbrances and charges of every kind except (a) as disclosed in Schedule 4.19, (b) as noted in the Bank Financial Statements, (c) liens for taxes not yet due and payable or being contested in good faith that have been adequately reserved against on the books of the Bank, (d) defects in title and liens, charges and encumbrances, if any, that do not materially detract from the value, or materially interfere with the present or proposed use, of the property or asset subject thereto or affected thereby, or otherwise materially impair the business operations of the Bank, (e) pledges of assets in the ordinary course of business to secure public funds or deposits, and (f) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the Bank Financial Statements. True and complete copies of all existing deeds, leases and title insurance policies for all real property owned or leased by the Bank and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such property is subject have been made available to the Purchaser.

Section 4.20 Condition of Assets. All material tangible assets used by the Bank are in good operating condition, ordinary wear and tear excepted, and conform with all applicable ordinances, regulations, zoning and other laws. None of the Bank’s premises or equipment are in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 4.21 Environmental Compliance. To the best knowledge of the Company, and except as disclosed on Schedule 4.21:

A. The Bank, its respective operations and its respective Properties (as defined in Section 13.11) are in material compliance with all Environmental Laws (as defined in Section 13.11). The Company is not aware of, nor has it received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of the Bank with all Environmental Laws.

B. The Bank has obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

C. No Hazardous Materials (as defined in Section 13.11) exist on, about or within any of the Properties, nor to the knowledge of the Company have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that the Bank has made and intends to make of the Properties has not and will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

D. There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to the knowledge of the Company threatened against the Bank relating in any way to any Environmental Law. The Bank has no liability for remedial action under any Environmental Law. The Bank has not received any request for information by any governmental authority with respect to the condition, use or operation of any of the Properties, nor has the Bank received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

Section 4.22 Insurance. Schedule 4.22 contains an accurate and complete list and brief description of all policies of insurance, including fidelity and bond insurance, of the Bank. All such policies (a) are sufficient for compliance by the Bank with all requirements of law and all agreements to which the Bank is a party, (b) are valid, outstanding and enforceable except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), (c) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (d) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. The Bank is not in default with respect to the provisions of any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. The Bank has not been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which the Bank has applied for any such insurance within the last ten (10) years. Each property of Bank is insured for the benefit of the Bank in amounts deemed adequate by management of the Bank against risks customarily insured against. There has been no single claim in excess of $10,000 under any fidelity bond and there have been no claims in the aggregate in excess of $50,000 under any fidelity bonds of the Bank within the last three (3) years, and the Company is not aware of any facts that would form the basis of a claim under such bonds. The Company has no reason to believe the existing fidelity coverage would not be renewed by their carrier on substantially the same terms.

Section 4.23 Evidences of Indebtedness. All evidences of indebtedness and leases that are reflected as assets of the Bank are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies) and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against the Bank or the present holder thereof, except as disclosed in Schedule 4.23. The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). The Bank does not have in its portfolio any loan exceeding its legal lending limit, and the Company has disclosed all of the substandard, doubtful, loss, nonperforming or loans identified by the Bank as problem loans on the internal watch list of the Bank, a copy of which as of June 30, 2006, has been provided to the Purchaser.

Section 4.24 No Derivative Contracts. The Bank is not a party to, nor has the Bank agreed to enter into, an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Bank Financial Statements which is a financial derivative contract (including various combinations thereof), including contracts relating to mortgage-servicing assets.

Section 4.25 Privacy. The Bank has a privacy policy (“Privacy Policy”) regarding the collection and use of personally-identifiable information (“Customer Information”) and has a written agreement with any third party with which the Bank shares any Customer Information requiring that such information be kept confidential and used only as permitted by the Bank or the customer (“Privacy Agreement”), copies of which have been provided or have been made available to the Purchaser. The Bank has not collected any Customer Information in an unlawful manner or in violation of its Privacy Policy, and the Bank has not used any Customer Information in an unlawful manner or in a manner that in any way violates its Privacy Policy, a Privacy Agreement, or the privacy rights of its customers or third parties. The Bank regularly distributes copies of its Privacy Policy to its customers. The Bank has adequate security measures in place to protect the Customer Information it receives from illegal or unauthorized use by its personnel or third parties or use by its personnel or third parties in a manner that violates the privacy rights of its customers. The consummation of the transactions contemplated by this Agreement and the transfer of the Customer Information pursuant thereto do not and shall not violate the Privacy Policy and information security measures of the Bank as they currently exist or as they existed at any time during which any of the Customer Information was collected or obtained nor any laws relating to privacy rights.

Section 4.26 Patents, Trademarks and Copyrights. Except as set forth on Schedule 4.26, the Bank does not own or require the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for the business or operations of the Bank. The Bank is not infringing upon or otherwise acting adversely to, and have not in the past three (3) years infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other person or persons. There is no claim or action by any such person pending or threatened, with respect thereto.

Section 4.27 Forms of Instruments, Etc. The Company has made, and will make, available to the Purchaser copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by the Bank in the ordinary course of its business.

Section 4.28 Fiduciary Responsibilities. The Bank has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 4.29 Books and Records. The minute books, stock certificate books and stock transfer ledgers of the Bank are complete and correct, and there have been no transactions involving the business of the Bank that were required to have been set forth therein and that have not been accurately so set forth.

Section 4.30 IPF Business Segment and Operations. The Company agrees to indemnify and hold harmless the Purchaser with respect to any claim arising out of the operation and/or sale of the IPF Business.

Section 4.31 Absence of Certain Business Practices. Neither the Bank nor any officer, employee or agent of the Bank, nor any other person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Bank (or assist the Bank in connection with any actual or proposed transaction) that (i) might subject the Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have resulted in a Material Adverse Change or (iii) if not continued in the future might result in a Material Adverse Change or might subject the Bank to suit or penalty in any private or governmental litigation or proceeding.

Section 4.32 No Adverse Change. Except as disclosed in the representations and warranties made in this Article IV, there has not been any Material Adverse Change since June 30, 2006, nor has any event or condition occurred that has resulted in, or has a reasonable possibility of resulting in the future, in a Material Adverse Change.

Section 4.33 Full Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective purchaser of the Shares.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes the following representations and warranties to the Company:

Section 5.01 Organization and Qualification. The Purchaser is a corporation, duly organized, validly existing under the laws of the State of Texas, and in good standing under all laws, rules, and regulations applicable to corporations located in the State of Texas. The Purchaser has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the Articles of Incorporation and Bylaws of the Purchaser as amended to date, certified by the Secretary of the Purchaser, have been delivered to the Company.

Section 5.02 Authority and Enforceability. The Purchaser has full legal capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 5.03 Execution and Delivery. The Purchaser has taken all corporate action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by the Purchaser and each constitutes the valid and binding obligation of the Purchaser, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 5.04 No Breach of Contract. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under any material agreement, indenture, instrument, lien, charge, encumbrance or undertaking to which the Purchaser is a party or by which any of the Properties of Purchaser may be bound or affected.

Section 5.05 Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of the Purchaser, threatened against the Purchaser that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the Purchaser pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.06 Consents and Approvals. Except for regulatory approvals required by the Board of Governors of the Federal Reserve System, the TDB and the FDIC, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby or the consummation by the Purchaser of the transactions contemplated hereby or thereby.

Section 5.07 Representations Not Misleading. No representation or warranty by the Purchaser contained in this Agreement, nor any statement, exhibit or schedule furnished to the Bank by the Purchaser under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any governmental authority having jurisdiction over the Purchaser of the facts and circumstances upon which they were based.

ARTICLE VI
OBLIGATIONS AND COVENANTS OF THE COMPANY

ARTICLE VII

The Company hereby makes to the Purchaser with respect to the Company the covenants set forth in this Article VI.

Section 6.01 Reasonable Best Efforts. The Company shall use its best efforts to cause consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Compliance with Transfer Requirements. On or before the Closing Date, the Company shall take all necessary steps and proceedings to enable them to effect at the Closing a valid, indefeasible sale and transfer to the Purchaser of the Shares.

Section 6.03 Information for Applications and Statements. The Company shall promptly furnish to the Purchaser all information concerning the Company and the Bank, including, but not limited to, financial statements, required for inclusion in any application or statement to be made by the Purchaser to or filed by the Purchaser with any governmental body in connection with the transactions contemplated by this Agreement, or in connection with any unrelated transactions during the pendency of this Agreement, and the Company represents and warrants that all information so furnished for such statements and applications with respect to the Company and the Bank shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The Company will otherwise fully cooperate with the Purchaser in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 6.04 Required Acts. Prior to the Closing, the Company shall, unless otherwise permitted in writing by the Purchaser:

A. Timely file all reports required to be filed with governmental authorities and observe and conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings;

B. File all tax returns required to be filed by it for the tax year ended December 31, 2005, and pay, not later than when due by law, all taxes, assessments, governmental charges, duties, penalties, interest and fines that are due and payable in connection with such tax returns, and timely file or properly request an extension for filing such other tax returns required to be filed by it and promptly pay such other taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

C. Promptly take all actions required under the Written Agreement; and

D. Perform or take any action required of it by any Bank Regulator with respect to ownership and operation of the Bank.

Section 6.05 Prohibited Acts. Except as specifically permitted under this Agreement, prior to the Closing, the Company will refrain from, without the prior written consent of the Purchaser:

A. Introducing any new material method of management or operation with respect to the Bank;

B. Taking any action that could reasonably be anticipated to result in a Material Adverse Change with respect to the Bank;

C. Intentionally taking or failing to take any action that would cause or permit the representations and warranties made in Article III or Article IV hereof to be inaccurate at the time of the Closing or preclude the Company or the Bank from making such representations and warranties at the time of the Closing; and

D. Except in accordance with applicable law, engaging in any transaction with any affiliated person or allowing such persons to withdraw any assets from the Bank, except for deposits to which they are entitled and for wages, salaries and reimbursement of expenses reflected in the Bank Financial Statements and by loans secured by liquid collateral having a fair market value at least equal to the principal balance due on such loan to its officers, directors and employees in the ordinary course of business.

Section 6.06 Untrue Representations. The Company shall promptly notify the Purchaser in writing if it becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty made by the Company in this Agreement or that results in the failure of it to comply with any covenant, condition or agreement with respect to the Company contained in this Agreement.

Section 6.07 Litigation and Claims. The Company shall promptly notify the Purchaser in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against the Bank or affecting the Properties if such litigation or potential litigation would, in the event of an unfavorable outcome, result in a Material Adverse Change, and shall promptly notify the Purchaser of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or threatened against the Bank that questions the validity of this Agreement or any actions taken or to be taken by the Company or the Bank pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

Section 6.08 Adverse Change. The Company shall promptly notify the Purchaser in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, assets, operations, or the Properties or prospects of the Bank that has or may reasonably be expected to have or lead to a Material Adverse Change.

Section 6.09 No Negotiation with Others. The Company shall not, and the Company shall cause the officers, directors, employees, representatives (including the Representative) or agents of the Company, not to, directly or indirectly: (i) encourage, solicit or initiate discussions or negotiations with, or (ii) entertain, discuss or negotiate with, or provide any information to, or cooperate with, any corporation, partnership, person or other entity or group (other than the Purchaser) concerning the sale of the Common Stock or any similar transaction including, but not limited to, any merger, tender offer or other takeover offer, sale of substantial assets, sale of shares of capital stock, change of control or similar transaction involving the Bank. Immediately upon receipt of any unsolicited offer, the Company shall communicate to the Purchaser the terms of any proposal or request for information and the identity of the parties involved.

Section 6.10 Shareholders’ Meeting. The Company, acting through its Board of Directors, shall, in accordance with applicable law:

A. As soon as administratively practicable, duly call, give notice of, convene and hold a meeting of its shareholders (the “Meeting”) for the purpose of approving and adopting the Acquisition and this Agreement;

B. Require no greater than the minimum vote required by applicable law of the shares of common stock of the Company in order to approve the Acquisition and this Agreement;

C. Include in the Proxy Statement the recommendation of its Board of Directors that the shareholders of the Company vote in favor of the Acquisition and the approval and adoption of this Agreement; and

D. Use its best efforts to (i) obtain and furnish the information required to be included by it in the Proxy Statement and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the date of this Agreement, and (ii) attempt to obtain the approval and adoption of the Acquisition and the Agreement by shareholders holding at least the minimum number of shares of the common stock of the Company entitled to vote at the Meeting to approve the Acquisition and the Agreement under applicable law. The letter to shareholders, notice of meeting, proxy statement and form of proxy (collectively referred to herein as the “Proxy Statement”) to be distributed to shareholders in connection with the Acquisition shall be presented to the Purchaser no later than five (5) days prior to the mailing date of the Proxy Statement.

Section 6.11 Confidentiality. The Company shall hold in confidence all information furnished to it regarding the Purchaser, except for such disclosure as is required by law. In the event that this Agreement is terminated, any and all copies of such information of the Purchaser and in the possession of the Company shall be returned to the Purchaser or destroyed.

Section 6.12 Section 338(h)(10) Election. At the request of the Purchaser, the Company will sign and/or deliver to the Purchaser, or cause the shareholders of the Company to sign and deliver to the Purchaser any documents or agreements that may be reasonably required by the Purchaser to enable the Purchaser to make an election under Code §338(h)(10) with respect to the Acquisition.

Section 6.13 Continue Existence. The Company shall not take any steps to dissolve, liquidate or otherwise terminate its corporate existence so long as the indemnification obligations under Section 13.02 hereof remain outstanding.

OBLIGATIONS AND COVENANTS WITH RESPECT TO THE BANK

The Company hereby makes to the Purchaser with respect to the Bank the covenants set forth in this Article VII.

Section 7.01 Invitations to Meeting. During the term of this Agreement, the Company shall use its best efforts to cause two (2) designees of Purchaser to receive prior notice of and be invited to attend all Board of Directors, loan and discount, and asset and liability management committee meetings of the Bank, except as otherwise prohibited by law. Such designees shall be required to execute confidentiality agreements satisfactory to the Company and the Bank. Such designees shall have no right to vote and may be excluded from sessions of board and committees during which there is being discussed (A) matters involving this Agreement and the Acquisition (B) information or material that the Company or the Bank is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of the Company or the Bank, or (C) pending or threatened litigation or investigations if, in the opinion of counsel to the Company, the presence of such designees would or might adversely affect the confidential nature of or any privilege relating to the matters being discussed.

Section 7.02 Untrue Representations. The Company shall promptly notify the Purchaser in writing if either becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty with respect to the Bank made in this Agreement or that results in the failure of the Bank to comply with any covenant, condition or agreement contained in this Agreement.

Section 7.03 Litigation and Claims. The Company shall promptly notify the Purchaser in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against the Bank or affecting the Properties if such litigation or potential litigation would, in the event of an unfavorable outcome, result in a Material Adverse Change with respect to the Bank, and shall promptly notify the Purchaser of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or threatened against the Bank that questions the validity of this Agreement or any actions taken or to be taken by the Bank pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

Section 7.04 Adverse Change. The Company shall promptly notify the Purchaser in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, assets, operations, Properties or prospects of the Bank that has or may reasonably be expected to have or lead to a Material Adverse Change with respect to the Bank.

Section 7.05 Criticized Assets; Reports. The Company shall promptly furnish to the Purchaser monthly, as of the last day of the month, the Bank’s criticized asset report for every month from October 2006 through the Closing Date. The Company shall promptly furnish to the Purchaser all quarterly reports compiled as required under the Determination Letter for every quarter for which the Determination Letter is in effect through the Closing Date.

Section 7.06 Transition. The Company shall use its best efforts to cause senior officers of the Bank to meet or consult in a cost effective manner with senior officers of Purchaser on a reasonably regular basis to review the financial and operational affairs of the Bank, and to the extent permitted by applicable law, the Bank shall give due consideration to Purchaser’s input on such matters, consistent with this Section 7.06, with the understanding that Purchaser shall in no event be permitted to exercise control of the Bank prior to the Closing Date and the Bank shall have no obligation to act in accordance with Purchaser’s input. Commencing following the date hereof and to the extent permitted by applicable law, Purchaser and the Bank shall use their reasonable best efforts to facilitate the integration of the Bank with the businesses of Purchaser and its affiliates to be effective as of the Closing Date; provided, however, that in no event shall Purchaser or its Affiliates be entitled to control the Bank prior to the Closing Date. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of the Bank in the ordinary course of business, the Company shall use its best efforts to cause the employees and officers of the Bank to use their reasonable best efforts to provide support, including support from its outside contractors, and to assist Purchaser in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing.

Section 7.07 Environmental Investigation; Right to Terminate Agreement.

A. The Purchaser and its consultants, agents and representatives shall have the right, but not the obligation or responsibility, to inspect any Property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”), at any time on or prior to the thirtieth (30th) day following the date of this Agreement. The Purchaser shall notify the Bank prior to any physical inspections of the Property, and the Bank may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water and other sampling is deemed desirable by the Purchaser, the Purchaser shall (i) notify the Bank of any Property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, and (ii) commence such secondary investigation, on or prior to the thirty-fifth (35th) day following the date of this Agreement. The Purchaser shall give reasonable notice to the Bank of such secondary investigations, and the Bank may place reasonable time and place restrictions on such secondary investigations.

B. The Company agrees to indemnify and hold harmless the Purchaser for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by the Purchaser or its agents, which damage or injury is attributable to the negligent actions or negligent omissions of the Company, the Bank or their respective agents. The Purchaser agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons, attributable to the negligent actions or omissions of the Purchaser or its agents in performing any Environmental Inspection or secondary investigation except to the extent caused in whole or in part by the negligence of the Company. The Purchaser shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Company or the Bank, and not by the Purchaser. The Purchaser shall make no such report prior to Closing unless required to do so by law, and in such case will give the Bank reasonable notice of the Purchaser’s intentions.

C. The Purchaser shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 4.21 is not true and accurate; (ii) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by the Purchaser because the environmental inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws; (iii) the Company or the Bank has refused to allow the Purchaser to conduct an Environmental Inspection or secondary investigation in a manner that the Purchaser reasonably considers necessary; (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially would require remedial or cleanup action or result in a Material Adverse Change; (v) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which would result in a Material Adverse Change. On or prior to thirty-fifth (35th) day following the date of this Agreement, the Purchaser shall advise the Company in writing as to whether the Purchaser intends to terminate this Agreement because the Purchaser disapproves of the results of the Environmental Inspection, secondary investigation or other environmental survey. The Company shall have the opportunity to commence correction any objected to violations or conditions to the Purchaser’s reasonable satisfaction of the Purchaser within the ten (10) day period following the Company’s receipt of notice of the Purchaser’s intent to terminate this Agreement under this Section 7.07C. In the event that the Company fails to demonstrate its satisfactory correction of the violations or conditions to the Purchaser, the Purchaser may terminate the Agreement.

D. For purposes of this Section, the term “Property” or “Properties” shall have the same meaning given in Section 13.11.
Section 7.08 Employees. Not less than thirty (30) days prior to the Closing Date, the Purchaser shall provide the Company with a list of any employees that the Purchaser decides that the Bank should not retain after the Closing Date. The Company shall cause the Bank to terminate any individuals in such notice and provide evidence satisfactory to the Purchaser of such termination and that such termination was in accordance with all applicable state and federal laws.
Section 7.09 Taxes. Prior to Closing, the Company shall use its best efforts to cause the Bank to establish reserves for any taxes, including without limitation, sales taxes, due and payable, including any interest and penalties related thereto, and pay delinquent taxes, including any interest and penalties related thereto.

ARTICLE VIII
OBLIGATIONS AND COVENANTS OF THE PURCHASER

Section 8.01 Regulatory Approvals. Following the execution and delivery of this Agreement, the Purchaser shall, at the time it deems appropriate in its discretion, file or cause to be filed all necessary applications to obtain the approval of the Federal Reserve for the Purchaser to acquire control of the Bank. The Purchaser shall promptly respond to all requests for additional information requested in connection with such applications. The Purchaser shall provide the Company with evidence when all such applications have been filed, and, upon receipt of regulatory approval, shall furnish the Company and the Bank with a copy of such approval following its receipt. The Purchaser shall promptly advise the Representative upon receiving any communication from any regulatory authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes the Purchaser to believe that there is a reasonable likelihood that any requisite consent or approval of the bank regulatory agencies described in Section 5.06 will not be obtained or that the receipt of any such approval will be materially delayed.

Section 8.02 Information for Applications and Statements. The Purchaser will promptly furnish to the Company all information concerning the Purchaser, including, but not limited to, financial statements, required for inclusion in the Proxy Statement or any application or statement to be made by the Company to or filed by the Company with any governmental body in connection with the transactions contemplated by this Agreement, or in connection with any unrelated transactions during the pendency of this Agreement, and the Purchaser represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The Purchaser shall otherwise fully cooperate with the Company in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 8.03 Untrue Representations. The Purchaser shall promptly notify the Company in writing if the Purchaser becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to the Company or any representation or warranty made in or pursuant to this Agreement or that results in the Purchaser’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 8.04 Confidentiality. The Purchaser shall hold in confidence all information furnished to the Purchaser by the Company or the Bank, except as disclosure may be necessary to obtain any governmental or regulatory approvals of the transactions described in this Agreement or as otherwise required by law. In the event this Agreement is terminated, any and all copies of the books and records of the Bank in the possession of the Purchaser shall be returned to Company or the Bank or destroyed.

Section 8.05 Litigation and Claims. The Purchaser shall promptly notify the Company in writing of any legal action, suit or proceeding or judicial administrative or governmental investigation, pending or threatened against the Purchaser that questions or might question the validity of this Agreement or any actions taken or to be taken by the Purchaser pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

Section 8.06 Employee Benefit Matters.

A. Prior to the Closing Date, the Purchaser may require the Bank to terminate the Bank’s employee benefit plans. If Purchaser so directs (no fewer than thirty (30) days prior to the Closing Date), the Board of Directors of the Bank shall adopt a resolution (i) terminating the Bank’s employee benefit plans, as identified by the Purchaser, effective as of the Closing Date, and which provides for full and immediate vesting of all participants in such plan to the extent required under applicable law, (ii) directing the plan administrator of such plans to, if applicable, apply for an Internal Revenue Service determination letter upon termination, and (ii) directing the plan administrator of such plans to distribute all plan assets according to the terms of the plans upon receipt of such determination letter. If the Purchaser requires the Bank to terminate its employee benefit plans as set forth in the foregoing sentence, the Purchaser shall provide the Bank’s employees with similar employee benefit plans with substantially the same, or better, plan benefits, and each such participant shall be permitted to participate in such similar plan as soon as practicable under applicable law after the Closing Date and in accordance with the provisions of Section 8.06B.

B. For all purposes under any new employee benefit plans (the “New Plans”) providing benefits to the employees of the Bank (“Acquired Employees”) after the Closing Date, each Acquired Employee shall be credited with his or her years of service with the Bank before the Closing Date for eligibility purposes and vesting purposes under any New Plans. In addition, and without limiting the generality of the foregoing: (i) each Acquired Employee shall be immediately eligible to participate, without any service requirement or waiting period, in all of the New Plans; and (ii) to the extent any such New Plan provides medical, dental, pharmaceutical or vision benefits that replace similar benefits available under a the Bank’s prior employee benefit plans (collectively, the “Old Plans”), the Purchaser shall cause all pre-existing condition exclusions of such New Plan to be waived for such Acquired Employee and his or her covered dependents. Purchaser shall cause any eligible expenses incurred by such Acquired Employee and his or her covered dependents during the portion of the plan year of the corresponding Old Plans ending on the date such Acquired Employee’s participation in any New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Acquired Employee and his or her covered dependents for the applicable plan year as such amounts had been paid in accordance with such New Plan.

Section 8.07 Adverse Change. The Purchaser shall promptly notify the Company in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) that would adversely affect, prevent or delay consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

All obligations of the Company under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions by the Purchaser, any or all of which may be waived in whole or in part by the Company.

Section 9.01 Compliance with Representations, Warranties and Agreements. All representations and warranties made by the Purchaser in this Agreement or in any document or schedule delivered to the Company pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date). The Purchaser shall have performed or complied in all material respects with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by the Purchaser prior to or at the Closing.

Section 9.02 Shareholder Approvals. The holders of at least a majority of the outstanding shares of common stock of the Company entitled to vote on the Acquisition and this Agreement shall have approved the Acquisition and this Agreement.

Section 9.03 Government and Other Approvals. The Purchaser and the Company shall have received approvals, acquiescence or consents, all on terms and conditions reasonably acceptable to the Purchaser in its sole discretion, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities and other third parties, including, but not limited to, (1) the approval of the Federal Reserve, the FDIC, and the TDB for the Purchaser to acquire control of the Bank, and (2) approvals and consents of all third parties required to consummate this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including all consents described on Schedules 3.06 and 5.06. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Federal or state governmental authority or by any other third party by formal proceedings.

Section 9.04 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the Acquisition by any Federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make the Agreement or any other agreement contemplated hereby or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits in the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby or the transactions contemplated hereby or thereby are consummated, subject the Company or subject any officer, director, shareholder or employee of the Company to criminal or civil liability. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

ARTICLE X
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

All obligations of the Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions by the Company, any or all of which may be waived in whole or in part by the Purchaser.

Section 10.01 Compliance with Representations, Warranties and Agreements. All representations and warranties made by the Company with respect to the Company and the Bank in this Agreement or in any document or schedule delivered to the Purchaser pursuant hereto shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date). The Company shall, and shall have used its best efforts to cause the Bank to have performed or complied in all material respects with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by the Company or the Bank prior to or at the Closing.

Section 10.02 Shareholder Approvals. The holders of at least a majority of the outstanding shares of common stock of the Company shall have approved the Acquisition and this Agreement.

Section 10.03 Government and Other Approvals. The Purchaser and the Company shall have received approvals, acquiescence or consents, all on terms and conditions acceptable to the Purchaser in its sole discretion, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including, but not limited to, (1) the approval of the Federal Reserve, the FDIC, and the TDB for the Purchaser to acquire control of the Bank, (2) the termination by the TDB of that certain Determination Letter without any liability to the Bank following the Acquisition for its failure to perform or its noncompliance with the Determination Letter, and (3) approvals and consents of all third parties required to consummate this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including all consents described on Schedules 3.06 and 5.06. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Federal or state governmental authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings. It is understood that, if such contest is brought by formal proceedings, the Purchaser may, but shall not be obligated to, answer and defend such contest or otherwise pursue this transaction over such objection.

Section 10.04 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any Federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of the Bank, (c) impose material limits in the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby or the transactions contemplated hereby or thereby, (d) otherwise result in a Material Adverse Change, or (e) if this Agreement or any other agreement contemplated hereby or the transactions contemplated hereby or thereby are consummated, subject the Purchaser or subject any officer, director, shareholder or employee of the Purchaser to criminal or civil liability. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

Section 10.05 Opinion of Legal Counsel to the Company. The Purchaser shall have received an opinion of counsel to the Company in connection with the transactions contemplated by this Agreement, dated the Closing Date and addressed to the Purchaser, as described in Exhibit B.

Section 10.06 Accounting Treatment. Within a period of thirty (30) calendar days from the date of this Agreement, the Purchaser shall have determined that all accounting and tax treatment, entries and adjustments in connection with the transactions contemplated by this Agreement and the other agreements contemplated hereby will be satisfactory to the Purchaser, the Purchaser shall not have received notification from any proper regulatory authority that the Purchaser’s accounting and tax treatment, entries and adjustments used in connection with the Acquisition are improper, and the Purchaser shall not have been required by any such regulatory authority to make any accounting or tax adjustments that would constitute a Material Adverse Change.

Section 10.07 No Material Adverse Change. There shall have been no Material Adverse Change since June 30, 2006.

Section 10.08 Required Acts. Prior to the Closing, the Bank shall have, unless otherwise permitted in writing by the Purchaser, which permission shall not be unreasonably withheld:

A. Operated only in the ordinary course of business and consistent with prudent banking practices;

B. Except as required by prudent business practices, used all reasonable efforts to preserve its business organization intact and to retain its present customers and depositors;

C. Acted in a manner intended to preserve its goodwill;

D. Performed all of its obligations under contracts, leases and documents relating to or affecting its assets, Properties and business except such obligations as the Bank may in good faith reasonably dispute;

E. Except as required by prudent business practices, maintained all material offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it whether under its control or the control of others in good operating condition and repair, ordinary wear and tear excepted;

F. Maintained in full force and effect all insurance policies now in effect or renewals thereof and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion;

G. Timely filed all reports required to be filed with governmental authorities and observe and conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings;

H. Filed all tax returns required to be filed by it for the tax year ended December 31, 2005, and paid, not later than when due by law, all taxes, assessments, governmental charges, duties, penalties, interest and fines that are due and payable in connection with such tax returns, and timely filed or properly requested an extension for filing such other tax returns required to be filed by it and promptly paid such other taxes, assessments, governmental charges, duties, penalties, interest and fines that became due and payable, except those being contested in good faith by appropriate proceedings;

I. Withheld from each payment made to each of its employees the amount of all taxes required to be withheld therefrom and paid the same to the proper tax receiving officers;

J. Promptly taken all actions required under the Determination Letter;

K. Followed prudent policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets; and

Section 10.09 Prohibited Acts. Except as specifically permitted under this Agreement, prior to the Closing, the Bank shall not have, without the prior written consent of the Purchaser which shall not be unreasonably withheld:

A. Introduced any new material method of management or operation;

B. Taken any action that could reasonably be anticipated to result in a Material Adverse Change;

C. Intentionally taken or failed to take any action that would cause or permit the representations and warranties made in Article IV hereof to be inaccurate at the time of the Closing or preclude the Bank from making such representations and warranties at the time of the Closing;

D. Caused or allowed the loss of insurance coverage, unless replaced with coverage that is substantially similar (in amount and insurer) to that now in effect;

E. Changed its Articles of Association or Bylaws or its authorized capital stock, except as specifically contemplated by this Agreement;

F. Entered into any transaction other than in the ordinary course of business consistent with prudent banking practice;

G. Except in accordance with applicable law, engaged in any transaction with any affiliated person or allowing such persons to withdraw any assets from the Bank, except for deposits to which they are entitled and for wages, salaries and reimbursement of expenses reflected in the Bank Financial Statements and by loans secured by liquid collateral having a fair market value at least equal to the principal balance due on such loan to its officers, directors and employees in the ordinary course of business;

H. Incurred any obligation or liability, absolute, accrued, contingent or otherwise, except in the ordinary course of business consistent with prudent banking practices;

I. Discharged or satisfied any lien, charge or encumbrance or paying any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with prudent banking practices;

J. Declared or made any payment of dividends or other distribution, or purchasing, retiring or redeeming, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities, except as specifically contemplated or permitted by this Agreement, subject to the following:

(i) The Bank shall be permitted to pay to the Company, subject to regulatory approval, a cash dividend or return of capital in the amount of Seventy-Five Thousand and No/100 Dollars ($75,000).

(ii) Subject to the approval of the TDB and the FDIC, immediately prior to the Closing Date, the Bank may, if requested to do so, pay as an in-kind dividend to the Company the Mineral Rights (as defined in Section 13.11F).

(iii) In the event the TDB and the FDIC do not approve Bank’s payment of the Mineral Rights to the Company as an in-kind dividend, or in the event the Bank shall not pay such in-kind dividend, the Purchaser shall, subject to regulatory approval, retain the Mineral Rights, and shall transfer the Mineral Rights to the Company on the Closing Date.

K. Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except as specifically contemplated by this Agreement;

L. Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any bank, thrift, corporation, partnership or other entity (except: (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

M. Sold, transferred, leased to others or otherwise disposed of any of its assets or cancel or compromise any debt or claim, or waived or released any right or claim of material value, except as contemplated by this Agreement or in the ordinary course of business and consistent with past practices and safe and sound banking principles;

N. Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except in the ordinary course of business and consistent with prudent banking practices;

O. Entered, terminated, canceled or surrendered any contract, lease or other agreement or suffered any damage, destruction or loss (except for any matter constituting, or reasonably anticipated to constitute, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, would result in a Material Adverse Change;

P. Made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles;

Q. Made any capital expenditures or capital additions or betterments in excess of an aggregate of $10,000, except as required by any governmental or regulatory agency with authority over the Bank, and except for improvements or betterments relating to the Bank properties;

R. Hired or employed any officer, or hired or employed any other person with an annual salary greater than $30,000;

S. Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other person, firm or corporation;

T. Made or acquiesced with any change in any accounting methods, principles or material practices, except as required by GAAP or RAP;

U. Sold any investment securities between the date of this Agreement and the Closing Date, unless the approval of the Purchaser is obtained at least forty-eight (48) hours prior to such sale of investment securities. Notwithstanding the foregoing, the Bank is not precluded from the sale of investment securities for the sole purpose of providing liquidity if the Purchaser is provided with forty-eight (48) hours notice as set forth in Schedule 10.09U prior to such sale of investment securities;

V. Sold or knowingly disposed of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

W. Purchased any investment securities between the date of this Agreement and the Closing Date except for short-term instruments of the United States Treasury;

X. Made new unsecured loans, renewed existing unsecured loans involving the provision of additional funds, extended the maturity of any existing unsecured loan for more than twelve (12) months or altered any of the material terms of any unsecured loan to any single borrower and his related interests, or released any collateral, in excess of the principal amount of $10,000. All such unsecured loans, renewals, extensions or alterations, involving the provision of new or additional funds in excess of the approval limits of the management of the Bank, shall have been approved in advance by the Board of Directors of the Bank.

For purposes of Section 10.09X only, the Purchaser shall be deemed to have given its consent to any request from the Company regarding an act governed by Section 10.09X forty-eight (48) hours after actual receipt by the Purchaser of notice given pursuant to Section 10.09X with respect to such act, unless the Purchaser sooner objects to such act. On the Closing Date, the Purchase Price to be paid to such Company shall be reduced by the principal amount of and accrued but unpaid interest with respect to any loans made in violation of Section 10.09X.

Y. Reduce the allowance for loan and lease losses on the books of the Bank through negative provisions. To the extent the allowance for loan and lease losses on the Books of the Bank is reduced, the Purchase Price shall not be affected.

ARTICLE XI
TERMINATION AND ABANDONMENT

Section 11.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time, notwithstanding the approval thereof by the shareholders of the Company, prior to or at the Closing as follows, and in no other manner:

A. By the mutual consent of the Purchaser and the Company, duly authorized by the board of directors of each.

B. By either the Company or the Purchaser if the conditions precedent to such parties’ obligations to close specified in Articles IX and X, respectively, hereof have not been met or waived by March 31, 2007, or such later date as has been approved by the Purchaser and the Company.

C. By either the Purchaser or the Company if any of the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required to consummate such transactions or if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such order, decree, ruling or other action shall have been final and nonappealable.

D. By the Purchaser if there shall have been any Material Adverse Change.

E. By the Purchaser if the Company shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure shall not have been cured within a period of thirty (30) calendar days after notice from the Purchaser, or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect.

F. By the Purchaser if the Company shall be unable to secure approval of the Company’s shareholders of the Agreement and the transactions contemplated by the Agreement, including the Acquisition.

G. By the Purchaser pursuant to Section 7.07C hereof.

H. By the Purchaser pursuant to Section 11.04 hereof.

I. By the Company if the Purchaser shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure shall not have been cured within a period of thirty (30) calendar days after notice from the Company, or if any of the representations or warranties of the Purchaser contained herein shall be inaccurate in any material respect.

Section 11.02 Notice of Termination. The power of termination provided for by Section 11.01 hereof may be exercised only by a notice given in writing, as provided in Section 13.08 of this Agreement.

Section 11.03 Effect of Termination.

A. Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement, and subject to Section 11.03B, in the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 11.01 hereof, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except for (a) liability of a party for expenses pursuant to Section 13.02 hereof, and (b) the provisions of Article XII hereof shall remain applicable.

B. Notwithstanding the preceding, in the event the Purchaser terminates this Agreement pursuant to Section 11.01F, the Company shall pay the Purchaser a termination fee equal to Two Hundred Fifty Thousand Dollars ($250,000). The termination fee described in this Section 11.03B shall be secured by 2.5% of the Shares, to be held by a third-party mutually agreed upon by the Company and the Purchaser.

C. Any termination of this Agreement by the Purchaser pursuant to Section 11.01H shall be in accordance with the provisions of Section 11.04 hereof.

Section 11.04 Due Diligence Review; Right to Terminate. In order to provide for the prompt execution of this Agreement, the parties hereto agree that with respect to the due diligence review to be performed by the Purchaser and the delivery of Company Disclosure Schedules and Bank Disclosure Schedules:

A. During a period commencing on the date of this Agreement and ending on the thirtieth (30th) day after the date of this Agreement (the “Review Period”), the Company shall, and shall use its best efforts to cause to Bank to, permit the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of the Purchaser full access during normal business to all of the Properties, books, contracts, commitments, personnel and records of the Bank, permit the Purchaser to make such inspections (including without limitation with regard to such Properties physical inspection of the surface and subsurface thereof and any structure thereon) as the Purchaser reasonably may require, and furnish to the Purchaser during such period all information concerning the Bank and its affairs as the Purchaser may reasonably request, so that the Purchaser may have full opportunity to make such reasonable investigation as it may desire to make of the affairs of the Bank, in the Purchaser’s sole and absolute discretion. The Company agrees, and shall use its best efforts to cause the Bank to, at any time, and from time to time, furnish to the Purchaser as soon as practicable, any additional information that the Purchaser may reasonably request. No investigation by the Purchaser or its representatives will affect the representations and warranties set forth in this Agreement.

B. The Purchaser will have until the fifth (5th) day following the Review Period (the “Determination Date”) to review the results of its due diligence investigation to determine whether it the Bank and the Acquisition is satisfactory to the Purchaser in its sole and absolute discretion. If following that review, either the condition, financial or otherwise, of the Bank is not reasonably satisfactory to the Purchaser in its sole and absolute discretion, then the Purchaser may terminate this Agreement by delivering to the Company written notice by no later than 6:00 p.m., Fort Worth, Texas time, in accordance with Section 13.08 of this Agreement on the Determination Date that states that the Purchaser terminates this Agreement; provided, however, and subject to the provisions of Section 11.03B, that if the Purchaser terminates this Agreement pursuant to this Section 11.04B at any time following the thirty-fifth (35th) day following the Review Period, the Purchaser shall pay the Company a fee of $250,000 in connection with its delivery of the termination notice under this Section 11.04B. If following such review, on the other hand, the condition, financial or otherwise, of the Bank is satisfactory to the Purchaser in its sole and absolute discretion, then the Purchaser will deliver to the Company written notice no later than 6:00 p.m., Forth Worth, Texas time, on the Determination Date that states that the Purchaser’s intention to continue pursuant to this Agreement, and that the Purchaser will no longer have a right to terminate this Agreement pursuant to this Section 11.04B.

ARTICLE XII
CONFIDENTIAL INFORMATION

Section 12.01 Definition of Recipient, Disclosing Party, Representative and Person. For purposes of this Article XII, the term “Recipient” shall mean the party receiving the Subject Information (as defined in Section 12.02) and the term “Disclosing Party” shall mean the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party”, as used herein, include: (1) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (2) any person or entity controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be. The term “Representative” as used herein, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing. The term “person” as used in this Article XII shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, governmental agency or individual.

Section 12.02 Definition of Subject Information. For purposes of this Article XII, the term “Subject Information” shall mean all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being nonpublic, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” shall not include information that (i) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such informa¬tion is not known by the Recipient, after due inquiry, to be subject to another confi¬dentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (iii) becomes available to the Recipient on a non confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient, after due inquiry, to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 12.03 Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and the other agreements contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; provided, however, that (i) any of such Subject Information may be disclosed to the Recipient’s Representatives (including, but not limited to, the Recipient’s accountants and attorneys) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such information and that the Recipient shall direct and cause such persons to treat such information confi¬dentially); and (ii) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing prior to any such disclosure by Recipient.

Section 12.04 Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 12.05 Return of Subject Information. In the event of termination of this Agreement, for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.

Section 12.06 Specific Performance/Injunctive Relief. Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of Article XII of this Agreement by it will give rise to irreparable injury to the Disclosing Party that is not compensable in damages. Accordingly, each Recipient agrees that the Disclosing Party shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of Article XII of this Agreement by the Recipient or its Representatives. Each Recipient further agrees to waive, and use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of Article XII of this Agreement, but shall be in addition to all other remedies available at law or in equity to the Disclosing Party.

ARTICLE XIII
MISCELLANEOUS

Section 13.01 Survival of Representations, Warranties and Covenants. All of the representations and warranties of the Company and the Bank contained in this Agreement, and any representations, warranties or statements provided in any certificate delivered to the Purchaser by the Company pursuant to this Agreement shall survive for a period of eighteen (18) months after the Closing Date. Nothing contained herein shall limit or otherwise affect the remedies available to the Purchaser, or its officers, directors or agents with respect to any claim or cause of action arising out of the willful misconduct, misrepresentation, fraud or gross negligence of the Company or any officer, director, employee or agent of the Company.

Section 13.02 Indemnification. The Company agrees to indemnify and hold harmless the Purchaser, and its officers, directors, shareholders or agents (the “Indemnified Persons”) from, against and with respect to any and all liabilities, losses, damages, deficiencies, judgments, costs, expenses (including, but not limited to, the fees and expenses of counsel), and interest or penalties (collectively, “Losses”) resulting from (i) any inaccuracy or any breach of any representation or warranty made by the Company in this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or as part of the transactions contemplated hereby or thereby, (ii) the failure of the Company to perform any agreement or covenant required by this Agreement or any other instrument or agreement contemplated hereby or thereby, and (iii) any civil money penalties or fines assessed against the Bank for any events or circumstances that occurred prior to the Closing Date to the extent that such penalties or fines are due to the actions or omissions of the Company with respect to or arising out of the Company’s ownership of the Bank.

A. Procedure for Indemnification. The Purchaser shall, within ten (10) business days after the service of process in a lawsuit brought by a third party (a “Lawsuit”) or within thirty (30) calendar days after the Purchaser acquires knowledge of a claim covered by the indemnities under Section 13.02 of this Agreement (a “Claim”), give written notice to the Company describing the Lawsuit or Claim (a “Notice of Claim”) and the estimated amount thereof; provided, however, that any failure by the Purchaser to give the foregoing written notice within such period shall not affect the indemnities under Section 13.02 to the extent the Company is not actually prejudiced by such failure. Upon receipt of such notice, the Company shall be entitled, at its own cost and expense: (i) to assume responsibility and control of the defense, compromise or settlement of the Lawsuit that involves solely a claim for one or more liabilities for which indemnity may be sought hereunder, and (ii) in any other case, to be consulted by the Purchaser (which shall consider in good faith all requests of the Company with respect to all such proceedings) with respect to proceedings subject to control of the Purchaser. For so long as the Company is contesting any such Lawsuit in good faith and by appropriate proceedings, the Company shall not be required to make payment under this Section 13.02 to the Purchaser. If the Company is controlling the conduct of any such Lawsuit, the Company shall, on request of the Purchaser, provide to the Purchaser, at reasonable intervals, a summary of any developments respecting such Lawsuit that have occurred since the date of the last such summary so provided to the Purchaser. The Purchaser may participate at its own expense in any judicial proceeding controlled by the Company pursuant to the preceding provision. To the extent permitted by applicable law, the Purchaser shall supply the Company with such information requested by the Company as in the reasonable opinion of counsel to the Company is necessary and advisable for the Company to control and conduct the defense of any Lawsuit, to prosecute any counterclaim or to participate in any proceeding to the extent permitted by this provision and shall cooperate with the Company in the conduct of the defense and the assertion of any counterclaim in any such proceeding, provided that any costs or expenses incurred by the Purchaser in connection therewith shall be treated as Losses. The Purchaser shall not enter into any settlement or other compromise with respect to any liability as to which indemnity may be sought without the prior written consent of the Company, which consent shall not be unreasonably withheld. Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank be under any obligation to contribute to any indemnification to which the Company becomes obligated.

B. Limitation on Indemnity with Respect to Time. The indemnification obligations under Section 13.02 of this Agreement shall expire eighteen (18) months after the Closing Date, except with respect to any Losses arising out of Claims or Lawsuits for which the Company has received a Notice of Claim prior to the expiration of such eighteen (18) month period.

C. Additional Remedies. Nothing contained in this Section 13.02 shall limit or otherwise affect the remedies available to the Purchaser, or its officers, directors, shareholders or agents with respect to any claim or cause of action arising out of the willful misconduct, misrepresentation, fraud or gross negligence of the Company or any shareholder, employee or agent of the Company.

Section 13.03 Expenses. The Company shall pay the expenses and costs of the Company (including, without limitation, all counsel fees and expenses), and Purchaser shall pay all of its expenses and costs (including, without limitation, all counsel fees and expenses), incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 13.04 Brokerage Fees and Commissions. The Company shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Purchaser, and Purchaser hereby agrees to indemnify and hold the Company harmless for any amounts owed to any agent, representative or broker of Purchaser. The Company hereby represents to Purchaser that no agent, representative or broker has represented the Company, the Bank, their respective directors and officers in connection with the transactions described in this Agreement, and the Purchaser shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of the Company, the Bank or any shareholder of the Company other than to such parties or for such purposes.

Section 13.05 Entire Agreement. This Agreement and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 13.06 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 13.07 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

Section 13.08 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery, telex or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 13.08. All communications must be in writing and addressed as follows:

IF TO THE COMPANY:

Surety Capital Corporation
Attn: Richard N. Abrams
P.O. Box 1778
Fort Worth, Texas 76101
Facsimile: (817) 850-9801

WITH A COPY TO:

Surety Capital Corporation
Attn: Marc Marsden
P.O. Box 1778
Fort Worth, Texas 76101
Facsimile: (817) 850-9801

IF TO PURCHASER:

PAX Holdings, Inc.
Attn: Will Rogers
P O Box 92522
Southlake, TX 76092
Facsimile: (815) 642-4590

WITH A COPY TO:

Jenkens & Gilchrist, P.C.
Attn: Charles E. Greef
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Facsimile: (214) 855-4300

Section 13.09 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS.

Section 13.10 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 13.11 Certain Definitions.

A. “Affiliate” means, with respect to any person or entity, any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

B. “Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

C. “IPF Business” shall mean the Bank’s previously existing business segment and operations and the loans and assets related to such segment and operations, pursuant to which the Bank advances amounts to an insured or a policyholder to enable such person to pay the premiums due on the insurance policy or policies purchased by such person, as well as any service charges and other fees related to the purchaser of the insurance policy.

D. “Hazardous Material” means, without limitation, any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, petroleum, including crude oil or any fraction thereof, any petroleum product, or asbestos.

E. “Material Adverse Change” means any material adverse change or changes in the financial condition or results of operations of the Bank (whether or not such changes would be required to be reflected in the financial statements of the Company or Bank and whether or not such changes constitute a breach of any representation or warranty). Notwithstanding the foregoing, a Material Adverse Change shall not be deemed to include the impact of, or any condition resulting from, (a) changes in banking and similar laws, regulations and rules of general applicability or the interpretation or application thereof by courts, regulatory agencies or other governmental authorities; (b) changes in GAAP or regulatory accounting principles or requirements applicable to banks or their holding companies; (c) actions or omissions of a party taken with the prior consent of, or at the request of, the other party, or disclosed in this Agreement or the disclosure schedules delivered in connection herewith; or (d) changes in economic conditions affecting commercial banks generally (including, without limitation, any changes in interest rates), except to the extent such changes disproportionately affect the Company.

F. “Mineral Rights” shall mean all mineral interests, rights, exploration for, operations in search of, and production of oil, gas, and other minerals owned by the Bank and contained in and/or located on the following property: 27.04 acres of land, more or less, out of the J. Ashberry Survey, abstract no. 10, E. P. Parris Survey, abstract no. 1222, J.F. Ellis Survey, abstract no. 400, Tarrant County, Texas, and described in a deed dated March 17, 2005, by and between Surety Bank, N.A. and PDLA Partners, L.P., a Texas Limited Partnership.

G. “Property” or “Properties” shall include all real property owned or leased by the Bank, including, but not limited to other real estate owned (“OREO”) and properties that the Bank has foreclosed on, as well as their respective premises and all improvements and fixtures thereon.

H. “Subsidiary,” when used with reference to an entity, means any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

Section 13.12 Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agree¬ment were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

Section 13.13 Attorneys’ Fees and Costs. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prose¬cution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein, if awarded by a court of competent jurisdiction, mediator or arbitrator, as the applicable.

Section 13.14 Rules of Construction. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are and shall be incorporated herein by reference hereto as though fully set forth herein verbatim.

Section 13.15 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 13.15 shall be void and of no effect.

Section 13.16 Public Disclosure. The parties will cooperate in the preparation of a press release to be issued as of a date mutually acceptable to both parties. Neither Purchaser nor the Company will make, issue or release any other announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement; provided, however, that notwithstanding the foregoing, Purchaser and Company will be permitted to make any public disclosures or governmental filings as legal counsel for each may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

Section 13.17 Extension; Waiver. At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Such action shall be evidenced by a signed written notice given in the manner provided in Section 13.07 hereof. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 13.07 hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 13.18 Amendments. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of Purchaser and the Company at any time before or after adoption of this Agreement by the shareholders of the Company but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made that decreases the Purchase Price to be paid for the Company Stock as set forth in Section 1.02. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

[signature pages follow]

IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be executed as of the date first above written.

PURCHASER:

BY: /s/ Will Rogers
WILL ROGERS, PRESIDENT

THE COMPANY:

BY: /s/ Richard Abrams
RICHARD N. ABRAMS, CHAIRMAN

ATTACHMENT B
PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
OF
SURETY CAPITAL CORPORATION

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Surety Capital Corporation, a Delaware corporation (the “Company”), in accordance with the General Corporation Law of the State of Delaware (the “General Corporation Law”) and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1. The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and has presented the Plan to the Company’s stockholders (the “Stockholders”) to take action on the Plan. If the holders of a majority in voting power of the Common Stock, par value $0.01 per share (the “Voting Common Stock”) entitled to vote approve the adoption of this Plan, the Plan shall constitute the adopted Plan of the Company as of the date on which such Stockholder approval is obtained (the “Adoption Date”). Each share of Common Stock entitles the holder thereof to one vote on the adoption of this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

2. Following the Adoption Date, the Company may file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the General Corporation Law (the date upon which the Certificate of Dissolution is filed shall be referred to as the “Liquidation Date”). On the Liquidation Date, the Company shall, as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities or the authorities of any other jurisdiction. The Board of Directors is not required to make any distribution to the Company’s Stockholders, if at all, until after the Liquidation Date.

3. After the Liquidation Date, the Company shall not engage in any business activities except to facilitate the Company’s ability to preserve the values of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan. The Company will endeavor to wind up its business and affairs as expeditiously as reasonably practicable in the judgment of the Board of Directors.

4. From and after the Liquidation Date, the Company shall complete the following corporate actions:

(a) The Company shall determine whether and when to (i) transfer the Company’s property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to Section 7 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Stockholders, in return for cash and/or property, including without limitation shares of stock of any companies other than the Company. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company. The Company also may settle outstanding claims against the Company and debts of the Company, or seek to have third parties assume outstanding liabilities of the Company, in return for cash and/or property.

(b) The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

(c) Following the payment or the provision for the payment of the Company’s claims and obligations as provided above, the Company shall distribute all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company to the Stockholders as provided in the Company’s certificate of incorporation. Such distribution may occur all at once or in a series of distributions and shall be in cash, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 7 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount (the “Contingency Reserve”) to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company’s property and assets, of the collection and defense of the Company’s property and assets, and of the liquidation and dissolution provided for in this Plan. The Contingency Reserve may consist of cash and/or property.

(d) Notwithstanding the foregoing, the Company may, if and when determined by the Board of Directors or the Trustees, at any time after the Adoption Date (including at any time prior to the Liquidation Date), either (i) distribute any shares of stock of any companies, other than treasury or other stock of the Company, owned by the Company (the “Third Party Stock”) to the Stockholders pro rata as a dividend, or (ii) sell the shares of Third Party Stock owned by the Company and use the proceeds to repay existing indebtedness of the Company.

5. The distributions to the Stockholders pursuant to Sections 4, 7 and 8 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest date (the “Final Record Date”) to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

6. If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Stockholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

7. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the Stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of the Stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the Stockholders, including without limitation non-cash assets and assets held on behalf of the Stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder or (ii) held as the Contingency Reserve. If assets are transferred to the Trust, each Stockholder on the Final Record Date shall receive an interest (an “Interest”) in the Trust pro rata to its interest in the outstanding Common Stock on that date. All distributions from the Trust will be made pro rata in accordance with the Interests. The Interests shall not be transferable except by operation of law or upon death of the recipient. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the Stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Stockholders for the purposes of Section 4 of this Plan. Any such conveyance to the Trustees shall be in trust for the Stockholders of the Company. The Company, subject to this Section 7 and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by the holders of a majority in voting power of the outstanding Common Stock shall constitute the approval of the Stockholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

8. Whether or not a Trust shall have been previously established pursuant to Section 7, in the event it should not be feasible for the Company to make the final distribution to the Stockholders of all assets and properties of the Company prior to the third anniversary of the Liquidation Date (such third anniversary being referred to as the “Final Distribution Date”), then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 7.

9. Adoption of this Plan by holders of a majority in voting power of the outstanding Common Stock shall constitute the approval of the Stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

10. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

11. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by the holders of a majority in voting power of the outstanding Common Stock shall constitute the approval of the Stockholders of the payment of any such compensation.

12. The Company shall indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Trust will similarly be authorized to indemnify the Trustees and any employees, agents or representatives of the Trust for actions taken in connection with the operations of the Trust. Any claims arising in respect of such indemnification will be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations hereunder.

13. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the General Corporation Law.

14. The Board of Directors of the Company is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

ATTACHMENT C

SPECIAL RESOLUTION APPROVING PLAN OF MERGER AND CHANGE IN DOMICILE

WHEREAS, it is in the best interests of the Company that it merge with and into Surety Capital Corporation, a Nevada corporation (“Surety Nevada”) as set forth in that certain Plan and Agreement of Merger by and between the Company and Surety Nevada, in the form contained in Attachment “C” (the “Plan of Merger”) to the Company’s PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS To Be Held ________________ ___, 2007 ; and

WHEREAS, pursuant to the Plan of Merger, among other things, (a) the Company shall be merged with and into Surety Nevada, to exist and be governed by the laws of the State of Nevada, (b) Surety Nevada will be the surviving corporation, and (c) the holders of shares of the common stock, par value $0.01 per share, of the Company shall be entitled to receive one share of the common stock, $0.01 par value per share, of Surety Nevada for every share of the common stock of the Company held by the common stockholders of the Company;

NOW, THEREFORE, IT IS RESOLVED, that the Plan of Merger is hereby approved and adopted in all respects; and

RESOLVED FURTHER, that the change in the Company’s domicile from Delaware to Nevada is hereby approved and adopted in all respects; and

RESOLVED FURTHER, that Richard N. Abrams, who is the sole director of the Company and the sole director of Surety Nevada at the time of this Resolution, shall continue to be sole director of the surviving corporation following the merger and the change in domicile; and

RESOLVED FURTHER, that the Articles of Incorporation of Surety Nevada, the corporation which will be the surviving corporation, are hereby approved and adopted in all respects; and

RESOLVED FURTHER, that the Bylaws of Surety Nevada, the corporation which will be the surviving corporation, are hereby approved and adopted in all respects; and

RESOLVED FURTHER, that the Directors and officers of the Company be, and they hereby are, authorized and directed to take whatever steps which may be necessary to implement the corporate actions approved herein.

ATTACHMENT D
PLAN AND AGREEMENT OF MERGER BETWEEN
SURETY CAPITAL CORPORATION (A DELAWARE CORPORATION)
AND
SURETY CAPITAL CORPORATION (A NEVADA CORPORATION)

SURETY CAPITAL CORPORATION, a Delaware corporation (“Surety Delaware”) and SURETY CAPITAL CORPORATION, a Nevada corporation (“Surety Nevada” or the “Surviving Company”), hereby agree as follows:

1. Plan Adopted. A plan of merger merging Surety Delaware with and into Surety Nevada (this “Plan of Merger”), pursuant to the provisions of Chapter 92A of the Nevada Revised Statutes (the “NRS”), Section 252 of the Delaware General Corporation Law (“DGCL”) and Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, is adopted as follows:

(a) Surety Delaware shall be merged with and into Surety Nevada, to exist and be governed by the laws of the State of Nevada.

(b) Surety Nevada shall be the Surviving Company (the “Surviving Company”).

(c) When this Plan of Merger shall become effective, the separate existence of Surety Delaware shall cease and the Surviving Company shall succeed, without other transfer, to all the rights and properties of Surety Delaware and shall be subject to all the debts and liabilities of such corporation in the same manner as if the Surviving Company had itself incurred them. All rights of creditors and all liens upon the property of each constituent entity shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the merger (the “Merger”).

(d) The Surviving Company will be responsible for the payment of all fees and franchise taxes of the constituent entities payable to the State of Nevada, if any.

(e) The Surviving Company will carry on business with the assets of Surety Delaware, as well as the assets of Surety Nevada.

(f) The Surviving Company will be responsible for the payment of the fair value of shares, if any, required under Section 262 of the DGCL.

(g) The stockholders of Surety Delaware will surrender all of their shares in the manner hereinafter set forth.

(h) In exchange for the shares of Surety Delaware surrendered by its stockholders, the Surviving Company will issue and transfer to such stockholders on the basis hereinafter set forth, shares of its common stock.

(i) The stockholders of Surety Nevada prior to the merger will forfeit their shares of the Surviving Company.

2. Effective Date. The effective date of the Merger (the “Effective Date”) shall be the date of the filing of Articles of Merger with the Secretary of State of Nevada and a Certificate of Merger with the Secretary of State of Delaware.

3. Submission to Stockholders. This Plan of Merger shall be submitted for approval separately to the stockholders of Surety Delaware and Surety Nevada in the manner provided by the laws of the States of Delaware and Nevada.

4. Manner of Exchange. On the Effective Date, the stockholders of Surety Delaware shall surrender their stock certificates to Surety Delaware in exchange for shares of the Surviving Company to which they are entitled.

5. Basis of Exchange. The holders of shares of the common stock, $0.01 par value per share, of Surety Delaware shall be entitled to receive, in exchange for all the outstanding stock of Surety Delaware, an amount of stock so that after the issuance thereof, such holders of Surety Delaware will hold all of the issued and outstanding shares of the common stock of the Surviving Company, par value $0.01 per share.

6. Shares of the Surviving Company Held by the Current Stockholders of Surety Nevada: The presently outstanding shares of the common stock of Surety Delaware will be cancelled, provided that until such shares have been turned into Surety Nevada or its transfer agent for cancellation and re-issue, certificates for such shares will be honored as certificates for the equivalent shares of Surety Nevada.

7. Directors and Officers.

(a) The present Board of Directors of Surety Delaware shall serve as the Board of Directors of the Surviving Company until the next annual meeting or until such time as their successors have been elected and qualified.

(b) If a vacancy shall exist on the Board of Directors of the Surviving Company on the Effective Date, such vacancy may be filled by the Board of Directors as provided in the Bylaws of the Surviving Company.

(c) All persons who, on the Effective Date, are executive or administrative officers of Surety Delaware shall be officers of the Surviving Company until the Board of Directors of the Surviving Company shall otherwise determine. The Board of Directors of the Surviving Company may elect or appoint such additional officers as it may deem necessary or appropriate.

8. Articles of Incorporation. The Articles of Incorporation of Surety Nevada, existing on the Effective Date and reflecting the corporate name Surety Capital Corporation and other provisions, a copy of which is attached hereto as Exhibit A and incorporated herein for all purposes, shall continue in full force as the Articles of Incorporation of the Surviving Company until altered, amended, or repealed as provided therein or as provided by law.

9. Bylaws. The Bylaws of Surety Nevada existing on the Effective Date, a copy of which is attached hereto as Exhibit B and incorporated herein for all purposes, shall continue in full force as the Bylaws of the Surviving Company until altered, amended, or repealed as provided therein or as provided by law.

(a) Copies of the Plan of Merger. A copy of this Plan of Merger is on file at P.O. Box 1778, Fort Worth, Texas 76101, the principal offices of Surety Delaware and Surety Nevada. A copy of this Plan of Merger will be furnished to any stockholder of Surety Delaware or Surety Nevada, on written request and without cost.

10. Contractual Consents Needed. The parties to this Plan of Merger shall have obtained, at or prior to the Effective Date, all consents required for the consummation of the transactions contemplated by this Plan of Merger from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of their respective businesses, properties, or assets are subject.

11. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and delivered personally or sent by registered or certified United States mail, return receipt requested with postage prepaid, or by telecopy or e-mail, if to Surety Delaware or Surety Nevada, addressed to Mr. Richard Abrams, P.O. Box 1778, Fort Worth, Texas 76101. Any party hereto may change its address upon 10 days’ written notice to any other party hereto.

12. Legal Construction. In case any one or more of the provisions contained in this Plan of Merger shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Plan of Merger shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

13. Benefit. All the terms and provisions of this Plan of Merger shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their successors and permitted assigns.

14. Law Governing. This Plan of Merger shall be construed and governed by the laws of the State of Nevada, and all obligations hereunder shall be deemed performable in Nevada.

15. Perfection of Title. The parties hereto shall do all other acts and things that may be reasonably necessary or proper, fully or more fully, to evidence, complete or perfect this Plan of Merger, and to carry out the intent of this Plan of Merger.

16. Cumulative Rights. The rights and remedies of any party under this Plan of Merger and the instruments executed or to be executed in connection herewith, or any of them, shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

17. Waiver. No course of dealing on the part of any party hereto or its agents, nor any failure or delay by any such party with respect to exercising any right, power or privilege of such party under this Plan of Merger or any instrument referred to herein shall operate as a waiver thereof, and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder or thereunder.

18. Construction. Whenever used herein, the singular number shall include the plural, the plural number shall include the singular, and the masculine gender shall include the feminine.

19. Multiple Counterparts. This Plan of Merger may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Plan of Merger effective on ___________, 2006.

SURETY CAPITAL CORPORATION a Delaware corporation

By___________________________________________________
Richard N. Abrams, Chairman and CEO

SURETY CAPITAL CORPORATION, a Nevada corporation

By___________________________________________________
Richard N. Abrams, Chairman and CEO

Attachments:
Exhibit A - Articles of Incorporation of Surety Nevada

Exhibit B - Bylaws of Surety Nevada

EXHIBIT A
ARTICLES OF INCORPORATION OF
SURETY CAPITAL CORPORATION,
A NEVADA CORPORATION

DEAN HELLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Incorporation
(PURSUANT TO NRS 78)

1. Name of Corporation: Surety Capital Corporation

2. Resident Agent Capitol Corporate Services Inc.
Name and Street Address: 202 South Minnesota Street
Carson City ,NEVADA 89703
(where process may be served)

3. Shares:
(number of shares corporation authorized to issue)
Number of shares with par value: 21,000,000 Par value: $0.01
Number of shares without par value: None

4. Names & Addresses of Board of Directors/Trustees:
Richard N. Abrams P.O. Box 1778, Fort Worth, Texas 76101
5. Purpose: The purpose of this Corporation shall be: the transaction of any or all lawful business for which corporations may be incorporated under the Nevada Revised Statutes.

6. Name, Address and Signature of Incorporator.

Richard N. Abrams P.O. Box 1778, Fort Worth, Texas 76101

Signature:_________________________

7. Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Resident Agent for the above-named Corporation.

____________________________________________________
Authorized signatory on behalf of Capitol Corporate Services Inc.

CONTINUATION OF
ARTICLES OF INCORPORATION
OF
SURETY CAPITAL CORPORATION
(THE “COMPANY”)

CAPITAL STOCK

1. Authorized Stock. The total number of shares of stock which the Company shall have authority to issue is 21,000,000, consisting of 20,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, each such series to have such designation as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in a certificate of designation (the “Preferred Stock Designation”) filed pursuant to the applicable section of the NRS, providing for the issue of such series. The Preferred Stock of any series shall or may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends at such rates, on such conditions and at such times; (c) entitled to such rights upon the dissolution of, or upon the distribution of the assets of the Company; and (d) made convertible into, or exchangeable for, shares of any other class or classes, or any other series of the same or any other class or classes of stock of the Company at such price or prices or at such rates of exchange and with such adjustments as shall or may be provided, stated or expressed in the Preferred Stock Designation providing for the issue of such series.

3. Common Stock. The Common Stock of the Company shall be subject to the prior rights of the Preferred Stock as may be set forth in the Preferred Stock Designation providing for the issuance of the Preferred Stock. Except for such voting rights as may be provided for in the Preferred Stock Designation creating one or more series of Preferred Stock, sole voting rights shall be in the Common Stock. Cumulative voting in any election of directors, regardless of class or series, is hereby expressly denied.

DIRECTORS

The number of directors constituting the initial Board of Directors is one. The business and affairs of the Company shall be conducted and managed by, or under the direction of, the Board of Directors. The total number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Company.

LIMITATION OF LIABILITY

Except as otherwise provided in the NRS, a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer; provided, however, that this Article shall not eliminate or limit the liability of a director or officer (a) that, in addition to any and all other requirements for such liability, (i) shall have breached his duty of loyalty to the Company or its stockholders, (ii) in acting or in failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iii) shall have derived an improper personal benefit from the transaction in respect of which such breach of fiduciary duty occurred or (b) under Section 78.300 of the NRS.

If the NRS is amended after the date of filing of these Articles of Incorporation to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors of the Company shall be limited or eliminated to the fullest extent permitted by the NRS, as so amended, or a similar successor provision. Any repeal or modification of this Article by the stockholders of the Company or otherwise shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

INDEMNIFICATION

The Company shall indemnify any director, officer or employee, or former director, officer or employee of the Company, or any person who may have served at its request as a director, officer or employee of another corporation in which it owns shares of stock, or of which it is a creditor, against expenses (Including attorneys’ fees), judgments, fines and amounts paid in settlement to the full extent permitted by Section 78.502 of the NRS, including the power to purchase and maintain insurance, as provided in Section 78.752 of the NRS.

BYLAWS

In furtherance and not in limitation of the powers conferred by the NRS, the power to adopt, amend or repeal Bylaws of the Company is conferred upon the Board of Directors.

APPLICATION OF NRS 78.411 TO 78.444, INCLUSIVE

These Articles of Incorporation expressly provide that the Company shall not be governed by NRS 78.411 to 78.444, inclusive.

EXISTENCE

The Company is to have perpetual existence.

EXHIBIT B
BYLAWS OF
SURETY CAPITAL CORPORATION
A NEVADA CORPORATION

ARTICLE I
OFFICES

1.1 Resident Office. The resident office of Surety Capital Corporation, a Nevada corporation (the “Company”) required by Section 78.035 of the Nevada Revised Statutes or any successor statute (the “NRS”) to be maintained in the State of Nevada shall be the resident office named in the Articles of Incorporation of the Company, as they may be amended or restated from time to time in accordance with the NRS (the “Articles of Incorporation”).

1.2 Other Offices. The Company may also have offices at such other places both within and without the State of Nevada as the Board of Directors of the Company (the “Board of Directors”) may determine from time to time or as the business of the Company may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

2.1 Place of Meetings. Meetings of the Company’s stockholders shall be held at such place within or without the State of Nevada as may be designated by the Board of Directors or the officer calling the meeting, or, in the absence of such designation, at the principal office of the Company.

2.2 Annual Meeting. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire or to fill vacancies and for the transaction of such other business as may properly come before the meeting, shall be held on such date and at such time as the Board of Directors shall fix and set forth in the notice of the meeting, which date shall be within 13 months subsequent to the last annual meeting of stockholders. At the annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the annual meeting as set forth in Paragraph 2.8 hereof. Failure to hold the annual meeting at the designated time shall not work a dissolution of the Company.

2.3 Special Meetings. Subject to the rights of the holders of any series of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”), as designated in any resolutions adopted by the Board of Directors and filed with the State of Nevada (a “Preferred Stock Designation”), special meetings of the stockholders may be called only by (a) the President and/or Chief Executive Officer, (b) the holders of at least 10 percent of all of the shares entitled to vote at the proposed special meeting, or (c) the Board of Directors pursuant to a duly adopted resolution. Special Stockholder Meetings may not be called by any other person or persons or in any other manner. Upon written request of any person or persons who have duly called a special meeting, it shall be the duty of the Secretary to fix the date of the meeting to be held not less than 10 nor more than 60 days after the receipt of the request and to give due notice thereof, as required by the NRS. If the Secretary shall neglect or refuse to fix the date of the meeting and give notice thereof, the person or persons calling the meeting may do so.

2.4 Notice of Meeting. Written or printed notice of all meetings, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board or Secretary, to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered to a stockholder when deposited in the United States mail addressed to such stockholder at such stockholder’s address as it appears on the stock transfer records of the Company, with postage thereon prepaid.

2.5 Registered Holders of Shares; Closing of Share Transfer Records; and Record Date.

(a) Registered Holders as Owners. Unless otherwise provided under the NRS, the Company may regard the person in whose name any shares are registered in the stock transfer records of the Company at any particular time (including, without limitation, as of a record date fixed pursuant to subparagraph (b) of this Paragraph 2.5) as the owner of such shares at that time for purposes of voting, receiving distributions thereon or notices in respect thereof, transferring such shares, exercising rights of dissent with respect to such shares, entering into agreements with respect to such shares, or giving proxies with respect to such shares; and neither the Company nor any of its officers, directors, employees or agents shall be liable for regarding that person as the owner of such shares at that time for those purposes, regardless of whether that person possesses a certificate for such shares.

(b) Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive a distribution by the Company (other than a distribution involving a purchase or redemption by the Company of any of its own shares) or a share dividend, or in order to make a determination of stockholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than 60 days and not less than 10 days, prior to the date on which the particular action requiring such determination of stockholders is to be taken. The Board of Directors shall not close the books of the Company against transfers of shares during the whole or any part of such period.

If the Board of Directors does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Paragraph 7.3 of these Bylaws notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

2.6 Quorum of Stockholders; Adjournment. Unless otherwise provided in the Articles of Incorporation, the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of the stockholders, and the stockholders present at any duly convened meeting may continue to do business until adjournment notwithstanding any withdrawal from the meeting of holders of shares counted in determining the existence of a quorum. Unless otherwise provided in the Articles of Incorporation or these Bylaws, any meeting of the stockholders may be adjourned from time to time by the chairman of the meeting or the holders of a majority of the issued and outstanding stock, present in person or represented by proxy, whether or not a quorum is present, without notice other than by announcement at the meeting at which such adjournment is taken, and at any such adjourned meeting at which a quorum shall be present any action may be taken that could have been taken at the meeting originally called; provided that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

2.7 Voting by Stockholders.

(a) Voting on Matters Other than the Election of Directors. With respect to any matters as to which no other voting requirement is specified by the NRS, the Articles of Incorporation or these Bylaws, and, subject to the rights of the holders of any series of Preferred Stock to elect directors under specific circumstances, the affirmative vote required for stockholder action shall be that of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting). In the case of a matter submitted for a vote of the stockholders as to which a stockholder approval requirement is applicable under the stockholder approval policy of any stock exchange or quotation system on which the capital stock of the Company is traded or quoted, the requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any provision of the Internal Revenue Code, in each case for which no higher voting requirement is specified by the NRS, the Articles of Incorporation or these Bylaws, the vote required for approval shall be the requisite vote specified in such stockholder approval policy, the Exchange Act or Internal Revenue Code provision, as the case may be (or the highest such requirement if more than one is applicable).

(b) Voting in the Election of Directors. Unless otherwise provided in the Articles of Incorporation or these Bylaws in accordance with the NRS, directors shall be elected by a plurality of the votes cast by the holders of outstanding shares of capital stock of the Company entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present.

(c) Consents in Lieu of Meeting. Any action that may be taken by consent of the stockholders may be so taken in accordance with the applicable provisions of the NRS.

(d) Other. The Board of Directors, in its discretion, or the officer of the Company presiding at a meeting of stockholders of the Company, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.8 Business to be Conducted at Annual or Special Stockholder Meetings. At any annual or special meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been disclosed in the notice delivered to the stockholders with respect to such meeting.

2.9 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting who shall decide all questions relating to the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

2.10 Approval or Ratification of Acts or Contracts by Stockholders. The Board of Directors in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the stockholders holding a majority of the issued and outstanding shares of stock of the Company entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present), shall be as valid and as binding upon the Company and upon all the stockholders as if it has been approved or ratified by every stockholder of the Company.

2.11 Inspectors of Election. The Company shall, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Company, to act at the meeting or any adjournment thereof and to make a written report thereof. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman or the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his ability.

The inspector or inspectors so appointed or designated shall: (a) ascertain the number of shares of capital stock of the Company outstanding and the voting power of each such share; (b) determine the shares of capital stock of the Company represented at the meeting and the validity of proxies and ballots; (c) count all votes and ballots; (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (e) certify their determination of the number of shares of the capital stock of the Company represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Company, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE III
DIRECTORS

3.1 Powers, Number, Classification and Tenure.

(a) The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Directors. Each director shall hold office for the full term for which such director is elected and until such director’s successor shall have been duly elected and qualified or until his earlier death or resignation or removal in accordance with the Articles of Incorporation or these Bylaws.

(b) Within the limits specified in the Articles of Incorporation, and subject to the rights of the holders of any series of Preferred Stock to elect directors under specific circumstances, the number of directors that shall constitute the whole Board of Directors shall be fixed by, and may be increased or decreased from time to time by, the affirmative vote of a majority of the members at any time constituting the Board of Directors. Except as provided in the Articles of Incorporation, and subject to the rights of the holders of any series of Preferred Stock to elect directors under specific circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.2 Qualifications. Directors need not be residents of the State of Nevada or stockholders of the Company.

3.3 Place of Meeting; Order of Business. Except as otherwise provided by law, meetings of the Board of Directors, regular or special, may be held either within or without the State of Nevada, at whatever place is specified by the person or persons calling the meeting. In the absence of specific designation, the meetings shall be held at the principal office of the Company. At all meetings of the Board of Directors, business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board, or in his absence by the President, or by resolution of the Board of Directors. A Director may attend a meeting by means of telecommunications as provided in 3.9 below.

3.4 Regular Meetings. Regular meetings of the Board of Directors shall be held, in each case, at such hour and on such day as may be fixed by resolution of the Board of Directors, without further notice of such meetings. The time or place of holding regular meetings of the Board of Directors may be changed by the Chairman of the Board by giving written notice thereof as provided in Paragraph 3.6 hereof.

3.5 Special Meetings. Special meetings of the Board of Directors shall be held, whenever called by the Chairman of the Board or by resolution adopted by the Board of Directors, in each case, at such hour and on such day as may be stated in the notice of the meeting.

3.6 Attendance at and Notice of Meetings. Written notice of the time and place of, and general nature of the business to be transacted at, all special meetings of the Board of Directors, and written notice of any change in the time or place of holding the regular meetings of the Board of Directors, shall be given to each director personally or by mail or by telecopier, “e-mail” or similar communication at least one day before the day of the meeting; provided, however, that notice of any meeting need not be given to any director if waived by him in writing, or if he shall be present at such meeting. Participation in a meeting of the Board of Directors shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

3.7 Quorum of and Action by Directors. A majority of the directors in office shall constitute a quorum of the Board of Directors for the transaction of business; but a lesser number may adjourn from day to day until a quorum is present. Except as otherwise provided by law or in these Bylaws, all questions shall be decided by the vote of a majority of the directors present at a meeting at which a quorum is present.

3.8 Board and Committee Action Without a Meeting. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Board of Directors or such committee, as the case may be, and shall be filed with the Secretary.

3.9 Board and Committee Telephone Meetings. Subject to the provisions required or permitted by the NRS for notice of meetings, unless otherwise restricted by the Articles of Incorporation or these Bylaws, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in and hold a meeting of such Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Paragraph 3.9 shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

3.10 Compensation. Directors shall receive such compensation for their services as shall be determined by the Board of Directors.

3.11 Removal. Except as otherwise provided in any Preferred Stock Designation, any director may be removed from office only by the affirmative vote of the holders of a majority or more of the combined voting power of the then outstanding shares of capital stock of the Company entitled to vote at a meeting of stockholders called for that purpose, voting together as a single class.

3.12 Committees of the Board of Directors.

(a) The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members one or more committees (in addition to those listed below), each of which shall be comprised of one or more of its members, and may designate one or more of its members as alternate members of any committee, who may, subject to any limitations by the Board of Directors, replace absent or disqualified members at any meeting of that committee. Any such committee, to the extent provided in such resolution or in the Articles of Incorporation or these Bylaws, shall have and may exercise all of the authority of the Board of Directors to the extent permitted by the NRS, including, without limitation, the power and authority to declare a dividend, to authorize the issuance of stock or to adopt a plan of merger pursuant to Section 78.125 of the NRS. Any such committee may authorize the seal of the Company to be affixed to all papers which may require it. In addition to the above, such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

(b) The Board of Directors shall have the power at any time to change the membership of any such committee and to fill vacancies in it. A majority of the number of members of any such committee shall constitute a quorum for the transaction of business unless a greater number is required by a resolution adopted by the Board of Directors. The act of the majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee, unless the act of a greater number is required by a resolution adopted by the Board of Directors. Each such committee may elect a chairman and appoint such subcommittees and assistants as it may deem necessary. Except as otherwise provided by the Board of Directors, meetings of any committee shall be conducted in accordance with Paragraphs 3.4, 3.5, 3.6, 3.7, 3.8, 3.9 and 7.3 hereof. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member. Any member of any such committee elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of a member of a committee shall not of itself create contract rights.

(c) Any action taken by any committee of the Board of Directors shall promptly be recorded in the minutes and filed with the Secretary.

(d) Notwithstanding anything herein contained to the contrary, the composition and powers of any committee of the Board of Directors are expressly subject to the requirements of any stock exchange or quotation system on which the capital stock of the Company is traded or quoted, or the Exchange Act.

(e) Executive Committee. The Board of Directors may create an Executive Committee of the Board of Directors, which committee shall have and may exercise all the powers and authority of the Board of Directors between regular or special meetings of the Board of Directors in the management of the business and affairs of the Company, except to the extent limited by Nevada law. Without limiting the generality of the foregoing, the Executive Committee shall have the power and authority to (i) declare dividends on any class of capital stock of the Company, (ii) authorize the issuance of capital stock of the Company, (iii) adopt plans of merger, and (iv) in reference to amending the Articles of Incorporation, to the extent authorized in the resolution or resolutions providing for the issuance of shares of capital stock adopted by the Board of Directors, fix the designations and any of the preferences or rights of such shares relating to dividends, redemptions, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series.

(f) Audit Committee. The Board of Directors may create an Audit Committee of the Board of Directors, a majority of whose members, and preferably all of whose members shall consist solely of directors who are not employees or affiliates of the Company and have no relationship with the Company that would, in the judgment of the Board of Directors, interfere with their exercise of independent judgment as a member of such committee. The Audit Committee shall have and may exercise the power and authority to recommend to the Board of Directors the accounting firm to be selected by the Board of Directors or to be recommended by it for stockholder approval, as independent auditor of the financial statements of the Company and its subsidiaries, and to act on behalf of the Board of Directors in meeting and reviewing with the independent auditors, the chief accounting officer, the chief internal auditor, if any, and the appropriate corporate officers, matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the respective audits of the independent auditors and the internal auditor, if any. The Audit Committee shall also review the results of such audits with the respective auditors and shall report the results of those reviews to the Board of Directors. The Audit Committee shall submit to the Board of Directors any recommendations it may have from time to time with respect to financial reporting and accounting practices and policies and financial, accounting and operational controls and safeguards. The Audit Committee may submit to the Compensation Committee any recommendations it may have with respect to the compensation of the chief accounting officer and the chief internal auditor, if any. The Board of Directors shall, by resolution adopted by a majority of the Board of Directors, designate not less than two of its qualifying members from time to time to constitute members of the Audit Committee.

(g) Nominating Committee. The Board of Directors may create a Nominating Committee of the Board of Directors, which committee shall have and may exercise the power and authority to recommend to the Board of Directors prior to each annual meeting of the stockholders of the Company: (i) the appropriate size and composition of the Board of Directors; and (ii) nominees: (1) for election to the Board of Directors for whom the Company should solicit proxies; (2) to serve as proxies in connection with a special stockholders’ meeting; and (3) for election to all committees of the Board of Directors other than the Nominating Committee. The Board of Directors shall, by resolution adopted by a majority of the Board, designate one or more of its members from time to time to constitute members of the Nominating Committee.

(h) Compensation Committee. The Board of Directors may create a Compensation Committee of the Board of Directors, whose members shall consist solely of directors who are not employees or affiliates of the Company and have no relationship with the Company that would, in the judgment of the Board of Directors, interfere with their exercise of independent judgment as a member of such committee. The Compensation Committee shall have and may exercise all the power and authority to (i) establish a general compensation policy for the officers and employees of the Company, including to establish and at least annually review officers’ salaries and levels of officers’ participation in the benefit plans of the Company, (ii) prepare any reports that may be required by the regulations of the Securities and Exchange Commission or otherwise relating to officer compensation, (iii) approve any increases in directors’ fees, and (iv) exercise all other powers of the Board of Directors with respect to matters involving the compensation of employees and the employee benefits of the Company as shall be delegated by the Board of Directors to the Compensation Committee from time to time. Without limiting the generality of the foregoing, the Compensation Committee shall have the power and authority to authorize the issuance of capital stock of the Company pursuant to any compensation or benefit plan or arrangement adopted or entered into by the Company. The Board of Directors shall, by resolution adopted by a majority of the Board, designate two or more of its qualifying members from time to time to constitute members of the Compensation Committee.

ARTICLE IV
OFFICERS

4.1 Designation. The officers of the Company shall consist of a Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Secretary, Chief Financial Officer, Treasurer, Controller and such Executive, Senior or other Vice Presidents, Assistant Secretaries, Assistant Treasurers, Assistant Controllers and other officers as may be elected or appointed by the Board of Directors from time to time. Any number of offices may be held by the same person.

4.2 Chairman of the Board. The Chairman of the Board shall be the Chief Executive Officer of the Company and shall preside at all meetings of the stockholders and of the Board of Directors. Except where by law the signature of the President is required, the Chairman of the Board shall possess the same power as the President to sign all contracts, certificates and other instruments of the Company which may be authorized by the Board of Directors. The Chairman of the Board shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors. In the absence or incapacity to act of the President, the Chairman of the Board shall serve as acting President, and when so acting, shall have all the powers of and be subject to the restrictions of such office.

4.3 President. The President shall be the Chief Operating Officer of the Company and shall have general supervision and control of the business, affairs and properties of the Company and its general officers, and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall have the power to appoint and remove all subordinate officers, agents and employees, except those elected or appointed by the Board of Directors, and shall execute all bonds, mortgages, contracts and other instruments of the Company requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Company may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the President. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors. In the incapacity to act of the Chairman of the Board, the President shall serve as acting Chairman of the Board, and when so acting, shall have all the powers of and be subject to the restrictions of such office.

4.4 Chief Operating Officer. As the Chief Operating Officer, the President shall have general charge and supervision of the day to day operations of the Company (subject to the direction of the Board of Directors), and, in general, shall perform such other duties as are incident to the office of a chief operating officer of a corporation, including those duties customarily performed by persons occupying such office, and shall perform such other duties as, from time to time, may be assigned to him by the Board of Directors.

4.5 Vice President. The Board of Directors may appoint such Vice Presidents as may be recommended by the President or as the directors deem necessary or appropriate. Vice Presidents may be designated as Senior Vice Presidents, Executive Vice Presidents or some other designation as the Board of Directors deems appropriate (each a “Vice President”). Each Vice President shall perform such duties as the Board of Directors may from time to time prescribe and have such other powers as the President may from time to time prescribe.

4.6 Chief Financial Officer. The Chief Financial Officer shall be the chief accounting officer of the Company and shall have general charge and supervision of the day to day financial operations of the Company (subject to the direction of the Board of Directors), and, in general, shall perform such other duties as are incident to the office of a chief financial officer of a corporation, including those duties customarily performed by persons occupying such office, and shall perform such other duties as, from time to time, may be assigned to him by the Board of Directors or the Audit Committee.

4.7 Secretary. The Secretary shall attend the meetings of the Board of Directors and all meetings of stockholders and record the proceedings thereof in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then the Chairman of the Board may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Company and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.8 Treasurer. The Treasurer shall have the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipt and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Chief Financial Officer or the Board of Directors. The Treasurer shall disburse the funds of the Company as may be ordered by the Chief Financial Officer or the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chairman of the Board and the Board of Directors, at its regular meeting, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the liquidity of the Company. If required by the Board of Directors, the Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

4.9 Controller. The Controller, if there is one, shall maintain records of all assets, liabilities, and transactions of the Company and shall be responsible for the design, installation and maintenance of accounting and cost control systems and procedures for the Company and shall perform such other duties and have such other powers as from time to time may be assigned to him by the Chief Financial Officer, Board of Directors or the Audit Committee.

4.10 Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.11 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

4.12 Assistant Controllers. Except as may be otherwise provided in these Bylaws, Assistant Controllers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, or the Controller, and in the absence of the Controller or in the event of his disability or refusal to act, shall perform the duties of the Controller, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Controller.

4.13 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers, subordinate to those powers specifically delegated to certain officers in these Bylaws, as from time to time may be assigned to them by the Board of Directors. The President of the Company shall have the power to choose such other officers and to prescribe their respective duties and powers, subject to control by the Board of Directors.

4.14 Vacancies. Whenever any vacancies shall occur in any office by death, resignation, increase in the number of officers of the Company, or otherwise, the same shall be filled by the Board of Directors (or the President, in accordance with Paragraph 4.3 of these Bylaws, subject to control by the Board of Directors), and the officer so appointed shall hold office until such officer’s successor is elected or appointed in accordance with these Bylaws or until his earlier death, resignation or removal.

4.15 Removal. Any officer or agent of the Company may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

4.16 Action with Respect to Securities of Other Companies. Unless otherwise directed by the Board of Directors, the Chairman of the Board, the President, any Vice President and the Treasurer of the Company shall each have power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation or other entity in which the Company may hold securities and otherwise to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities in such other corporation or other entity.

4.17 Action with Respect to Securities of Other Companies. Unless otherwise directed by the Board of Directors, the Chairman of the Board, the President, any Vice President and the Treasurer of the Company shall each have power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation or other entity in which the Company may hold securities and otherwise to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities in such other corporation or other entity.

ARTICLE V
CAPITAL STOCK

5.1 Certificates for Shares. The certificates for shares of the capital stock of the Company shall be in such form as may be approved by the Board of Directors from time to time. The Company shall deliver one or more certificates to each of the Company’s stockholders, which shall represent the number of shares to which such stockholder is entitled. Certificates shall be signed by the Chairman of the Board, the President or a Vice President and either the Secretary or an Assistant Secretary, and may bear the seal of the Company or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles. The stock record books and the blank stock certificates shall be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time by resolution determine. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer at the date of its issuance.

5.2 Multiple Classes of Stock. As the Company is authorized to issue more than one class of capital stock and more than one series of preferred stock, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each of the certificates the Company issues to represent such class or series of stock; provided that, to the extent allowed by law, in lieu of such statement, the face or back of such certificates may state that the Company will furnish a copy of such statement without charge to each requesting stockholder.

5.3 Transfer of Shares. The shares of stock of the Company shall be transferable only on the books of the Company by the holders thereof in person or by their duly authorized attorneys or legal representatives upon surrender and cancellation of certificates for a like number of shares.

5.4 Ownership of Shares. As the Company is entitled to treat the holder of record of any share or shares of capital stock as the holder in fact thereof under Paragraph 2.5 hereof, the Company shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Nevada.

5.5 Regulations Regarding Certificates. The Board of Directors shall have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Company.

5.6 Lost or Destroyed Certificates. The Board of Directors may determine the conditions upon which a new certificate representing shares of the capital stock of the Company may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed; and may, in its discretion, require the owner of such certificate or his legal representative to give bond, with sufficient surety, to indemnify the Company and each transfer agent and registrar against any and all losses or claims that may arise by reason of the issue of a new certificate in the place of the one so lost, stolen or destroyed.

ARTICLE VI
INDEMNIFICATION

6.1 General. The Company shall indemnify its directors, officers, employees, agents and others as provided in the Articles of Incorporation.

6.2 Request for Indemnification. A party requesting indemnification (the “Indemnitee”) shall submit notice of such request in writing to the Secretary of the Company. Such notice of request for indemnification shall contain sufficient information to reasonably inform the Company about the nature and extent of the indemnification or advance sought by the Indemnitee. The Secretary shall promptly advise the Board of Directors of any such request.

6.3 Extension of Rights. No amendment, alteration or repeal of this Article VI or any provision hereof shall be effective as to any Indemnitee for acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal. The provisions of this Article VI shall continue as to an Indemnitee whose Corporate Status has ceased for any reason and shall inure to the benefit of his heirs, executors and administrators. Neither the provisions of this Article VI nor those of any agreement to which the Company is a party shall be deemed to preclude the indemnification of any person who is not specified in this Article VI as having the right to receive indemnification or is not a party to any such agreement, but whom the Company has the power or obligation to indemnify under the provisions of the NRS.

6.4 Insurance and Subrogation. The Company shall not be liable under the Articles of Incorporation or this Article VI to make any payment of amounts otherwise indemnifiable hereunder if, but only to the extent that, the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise. In the event of any payment hereunder, the Company shall be subrogated to the extent of such payment to all the rights of recovery of the Indemnitee, who shall execute all papers required and take all action reasonably requested by the Company to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

6.5 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Article VI shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

6.6 Notices. Promptly after receipt by the Indemnitee of notice of the commencement of any action, suit or proceeding, the Indemnitee shall, if he anticipates or contemplates making a claim for expenses or an advance pursuant to the terms of the Articles of Incorporation and this Article VI, notify the Company of the commencement of such action, suit or proceeding; provided, however, that any delay in so notifying the Company shall not constitute a waiver or release by the Indemnitee of rights hereunder and that any omission by the Indemnitee to so notify the Company shall not relieve the Company from any liability that it may have to the Indemnitee otherwise than under the Articles of Incorporation or this Article VI. Any communication required or permitted to the Company shall be addressed to the Secretary and any such communication to the Indemnitee shall be addressed to the Indemnitee’s address as shown on the Company’s records unless he specifies otherwise and shall be personally delivered or delivered by overnight mail delivery. Any such notice shall be effective upon receipt.

6.7 Contractual Rights. The right to be indemnified or to the advancement or reimbursement of expenses (a) is a contract right based upon good and valuable consideration, pursuant to which the Indemnitee may sue as if these provisions were set forth in a separate written contract between the Indemnitee and the Company, (b) is and is intended to be retroactive and shall be available as to events occurring prior to the adoption of these provisions, and (c) shall continue after any rescission or restrictive modification of such provisions as to events occurring prior thereto.

ARTICLE VII
MISCELLANEOUS PROVISIONS

7.1 Bylaw Amendments. These Bylaws may be amended as provided in the Articles of Incorporation.

7.2 Books and Records. The Company shall keep books and records of account and shall keep minutes of the proceedings of its stockholders, its Board of Directors and each committee of its Board of Directors.

7.3 Notices; Waiver of Notice. Whenever any notice is required to be given to any stockholder, director or committee member under the provisions of the NRS, the Articles of Incorporation or these Bylaws, said notice shall be deemed to be sufficient if given by deposit of the same in the United States mail, with postage paid thereon, addressed to the person entitled thereto at his address as it appears on the records of the Company, and such notice shall be deemed to have been given on the day of such mailing.
Whenever any notice is required to be given to any stockholder, director or committee member under the provisions of the NRS, the Articles of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

7.4 Resignations. Any director or officer may resign at any time. Such resignations shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

7.5 Seal. The seal of the Company shall be in such form as the Board of Directors may adopt.

7.6 Fiscal Year. The fiscal year of the Company shall be determined by a resolution adopted by the Board of Directors.

7.7 Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any director or officer of the Company may be used whenever and as authorized by the Board of Directors.

7.8 Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or by any such committee, or in relying in good faith upon other records of the Company.

ATTACHMENT E
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ATTACHMENT F
UNAUDITED PRO FORMA CONDENSED
FINANCIAL STATEMENTS / SURETY CAPITAL

The unaudited pro forma condensed balance sheet of our Company at September 30, 2006 gives effect to the proposed Bank sale as if it had occurred on that date. The unaudited pro forma condensed statement of operations for the nine months ended September 30, 2006 gives effect to the proposed Bank sale as if it had occurred as of January 1, 2006.

PRO FORMA BALANCE SHEET

		Pro Forma
	Historical	Adjustments		Pro forma
	(In thousands, except per share data)

Total cash and equivalents	$ 8,818	$ (7,898)	(a)	$ 3,020
		3,000	(c)
		(900)	(b)
Interest-bearing time deposits in
other financial institutions	226	(226)	(a)	-
Loans, net	17,155	(17,155)	(a)	-
Premises and equipment, net	1,785	(1,785)	(a)	-
Other assets	760	(678)	(a)	82
Receivable from bank sale		6,711	(c)	6,711
Total assets	$ 28,744	$ (18,931)		$ 9,813

Deposits	$ 20,789	$ (20,789)	(a)	$ -
Borrowings	4,350	-		4,350
Other liabilities	2,271	(242)	(a)	2,029

Total liabilities	27,410	(21,031)		6,379

Shareholders' equity	1,334	3,000	(c)	3,434
		(900)	(b)

Total liabilities and equity	$ 28,744	$ (18,931)		$ 9,813

Shares of common stock outstanding	11,320,973	-		11,320,973

Book value per share	$ 0.12			$ 0.30

Adjustments to the Pro Forma Balance Sheet

(a) To eliminate the assets and liabilities of Surety Bank.

(b) To adjust for estimated losses and transaction costs. Estimated losses include $470 thousand in change-of-control payments to bank executives; estimated bank operating losses for one quarter of $230 thousand (the equivalent of the Bank's September 30, 2006 quarter loss); and $200 thousand of transaction costs.

(c) To record the $3.0 million cash down payment and the receivable for the balance owed for the sale. The sales price is equal to the Bank's equity plus $3.0 million. The Bank's equity was $7.611 million at September 30, 2006. Assuming $900 thousand in Bank losses and deal transaction costs, the pro forma sales price is $9.711 million.

PRO FORMA STATEMENT OF OPERATIONS

		Pro Forma
	Historical	Adjustments		Pro forma
	(In thousands, except per share data)

Interest income	$ 2,005	$ (2,005)	(1)	$ -
Interest expense	943	(649)	(1)	-
		(294)	(2)
Net interest income	1,062	(1,062)		-
Provision for loan losses	39	(39)	(1)	-
Net interest income after
provision for loan losses	1,023	(1,023)		-

Noninterest income	2,355	(2,355)	(1)	-

Noninterest expense	(2,658)	(2,552)	(1)	(75)
		(31)	(2)

Income (loss) before income taxes	720	(795)		(75)
				-
Income taxes
Net income (loss)	$ 720	$ (795)		$ (75)

Average common shares	11,320,973			11,320,973

Basic and diluted
earnings (loss) per share	$ 0.06			$ (0.01)

Adjustments to the Pro forma Statement of Operations

(1) To eliminate the income and expense of Surety Bank. Noninterest income of Surety Bank includes $1.864 million in nonrecurring gains arising from the sale of the Bank's Whitesboro, Texas branch and the Bank's Insurance Premium Finance Division.

(2) To eliminate the interest expense and debt issue cost amortization related to Surety Capital's debentures. It is assumed that the debentures will be paid off with the proceeds from the sale.

ATTACHMENT G
UNAUDITED PRO FORMA CONDENSED
FINANCIAL STATEMENTS / SURETY BANK

The unaudited pro forma condensed balance sheet of the Bank at September 30, 2006 gives effect to the proposed sale of the Bank as if it had occurred on that date, as adjusted for additional losses prior to the closing of the sale.

PRO FORMA BALANCE SHEET

		Historical	Pro forma Adjustments (In Thousands)		Pro Forma
Total cash and equivalents	$ 8,798		$ (900)	(a)	$ 7,898
Interest-bearing time deposits in other financial institutions	226				226
Loans, net	17,155				17,155
Premises and equipment, net	1,785				1,785
Other assets	678				678
Total assets	$ 28,642		$ (900)		$ 27,742

Deposits	$ 20,789		$ -		$ 20,789
Borrowings	-		-		-
Other liabilities	242				242

Total liabilities	21,031		-		21,031

Shareholders' equity	7,611		(900)	(a)	6,711
Total liabilities and equity	$ 28,642		$ (900)		$ 27,742

Adjustments to the Pro Forma Balance Sheet

(a) To adjust for estimated losses and transaction costs. Estimated losses include $470 thousand in change-of-control payments to bank executives; estimated bank operating losses for one quarter of $230 thousand (the equivalent of the
Bank's September 30, 2006 quarter loss); and $200 thousand of transaction costs.

STATEMENT OF OPERATIONS

STATEMENT OF OPERATIONS

	Historical (in thousands)

Interest income	$ 2,005
Interest expense	649
	___________
Net interest income	1,356
Provision for loan losses	_________39
Net interest income after provision for loan Losses	1,317

Noninterest income	2,355	(1)

Noninterest expense	(2,552)
	___________
Income (loss) before income taxes	1,120

Income taxes	- __________

Net income (loss)	_____$ 1,120

(1) Noninterest income of Surety Bank includes $1.864 million in nonrecurring gains arising from the sale of the Bank's Whitesboro, Texas branch and the Bank’s Insurance Premium Finance Division.

ATTACHMENT H

FINANCIAL STATEMENTS / SURETY CAPITAL

SURETY CAPITAL CORPORATION

Consolidated Financial Statements

December 31, 2005 and 2004

Consolidated Balance Sheet

December 31, 2005 and 2004

(Unaudited)

(In Thousands)

	2005	2004
ASSETS
Cash and due from banks	$8,554	$7,043
Interest bearing deposits in other banks	25	25
Securities available for sale	-	34
Loans	36,580	41,759
Bank premises and equipment	2,334	2,067
Other real estate owned	63	1,580
Goodwill, net	1,045	1,045
Other assets	894	1,219
	$49,495	$54,772

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Noninterest bearing	$ 6,902	$ 7,690
Interest bearing	35,598	36,234
Total Deposits	42,500	43,924

Advances from the Federal Home Loan Bank	-	3,000
Convertible subordinated debt	4,350	4,350
Other liabilities	2,031	2,618
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued at December 31, 2005 and 2004	-	-
Comon stock, $.01 par value; 20,000,000 shares authorized; 11,400,809 issued and 11,320,973 outstanding at December 31, 2005 and 2004 respectively	114	114
Additional paid-in capital	18,103	18,103
Accumulated deficit	(17,228)	(16,977)
Treasury stock, 79,836 shares at cost	(375)	(375)
Accumulated other comprehensivef income	-	15
Total stockholders' equity	614	880
	$ 49,495	$54,772

See accompanying notes to consolidated financial statements.

Consolidated Statement of Operations
For the Years Ended December 31, 2005 and 2004
(Unaudited)

(In Thousands)
	2005	2004
Interest income:
Interest and fees on loans	$3,899	$3,692
Interest and dividends on securities	8	2
Interest on federal funds sold	10	17
Interest on other investments	73	45
Total interest income	3,990	3,756

Interest expense:
Interest on deposits	978	964
Interest on advances from the Federal Home Loan Bank	20	17
Interest on subordinated debentures	392	392
Total interest expense	1,390	1,373
Net interest income	2,600	2,383
(Credit to) provision for loan losses	(357)	1,460
Net interest income after (credit to) provision for loan losses	2,957	923

Noninterest income:
Service charges on deposit accounts	228	354
Gain on sale of branches	-	265
Gain on sale of loan	642	642
Gain on sale of available for sale securities	17	-
Gain on sale of other real estate owned	129	-
Credit provision for compensatory damages	386	-
Other	126	363
Total noninterest income	1,528	1,624

Noninterest expense:
Salaries and employee benefits	1,960	1,772
Occupancy, furniture and equipment	444	489
Professional fees	930	792
Other	1,402	1,782
Total noninterest expense	4,736	4,835

Net loss before tax benefit	(251)	(2,288)
Tax benefit	-	-
Net loss	$(251)	$(2,930)
Net loss per share - basic and diluted	$(0.02)	$(0.28)

See accompanying notes to consolidated financial statements.

Consolidated Statement of Changes in Stockholders' Equity
For the Years Ended December 31, 2005 and 2004
(Unaudited)

(In Thousands)
					Accumulated
			Additional		Other
	Preferred	Common	Paid-in	Accumulated	Comprehensive	Treasury	Comprehensive
	Stock	Stock	Capital	Deficit	Income (Loss)	Stock	Income	Total
Balance at January 1, 2004	$-	$100	$18,086	$(14,047)	$(2)	$(375)		$3,762
Sale of common stock	-	14	17	-	-	-		31
Comprehensive loss:
Net loss	-	-	-	(2,930)	-	-	$(2,930)	(2,930)
Other comprehensive income:
Unrealized holding gains
arising during the period	-	-	-	-	17	-	17	17

Total comprehensive loss							$(2,913)
Dividends	-	-	-	-	-	-		-

Balance at December 31, 2004	-	114	18,103	(16,977)	15	(375)		880
Comprehensive loss:
Net loss	-	-	-	(251)	-	-	$(251)	(251)
Other comprehensive loss:
Reclassification adjustment
for gain included in net loss					(15)		(15)	(15)

Total comprehensive loss							$(266)
Dividends	-	-	-	-	-	-		-

Balance at December 31, 2005	$-	$114	$18,103	$(17,228)	$-	$(375)		$614

See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows
For the Years Ended December 31, 2005 and 2004
(Unaudited)

(In Thousands)

	2005	2004
Cash flows from operating activities:
Net loss	$(251)	$(2,930)
Adjustments to reconcile net loss to net cash used by
operating activities:
Depreciation	122	137
(Credit to) provision for loan losses	(357)	1,460
Amortization of deferred loan cost	41	41
Net gain on sale of available-for-sale securities	(17)	-
Net gain on sale of loan	(642)	-
Net gain on sale of branches	-	(265)
Net gain on sale of other real estate owned	(129)	-
Net gain on sale or disposal of other assets	(42)	(36)
Write down of other real estate owned	-	211
Proceeds from sale of loan	1,500	-
Decrease in other assets	317	148
(Decrease) increase in other liabilities	(282)	604
Net cash provided (used) by operating activities	260	(630)

Cash flows from investing activities:
Purchases of securities available for sale	-	(3,500)
Proceeds from maturities, calls and paydowns of
securities available for sale	36	4,236
Net decrease in interest bearing deposits in other banks	-	3
Net decrease in loans	5,772	6,591
Purchases of premises and equipment	(449)	(240)
Proceeds from sales of equipment	66	2,476
Proceeds from sales of other real estate	250	338
Net proceeds (expenditures) from the disposal of branches	-	(18,565)
Net cash provided (used) by investing activities	5,675	(8,661)

Cash flows from financing activities:
Net decrease in demand deposits, NOW and
savings accounts	(3,080)	(733)
Net increase (decrease) on certificates of deposit	1,656	(390)
Net (payoffs) advances from the FHLB	(3,000)	3,000
Proceeds from sale of common stock	-	31
Net cash (used) provided by financing activities	(4,424)	1,908

Net increase (decrease) in cash and cash equivalents	1,511	(7,383)
Cash and cash equivalents at beginning of year	7,043	14,426
Cash and cash equivalents at end of year	$8,554	$7,043

See accompanying notes to consolildated financial statements

Consolidated Statement of Cash Flows
For the Years Ended December 31, 2005 and 2004
(Unaudited)

1. Summary of Significant Accounting Policies

The accompanying consolidated financial statements include the accounts of Surety Capital Corporation (herein sometimes referred to as "SCC") and its wholly-owned subsidiary Surety Bank ("Bank"), together referred to in these Financial Statements as the Company. All significant intercompany accounts and transactions have been eliminated.

Business

The Company is principally engaged in traditional community banking activities. Community banking activities include the Company's commercial and retail lending, deposit gathering and investment, and liquidity management activities. In addition to its community banking services, as of December 31, 2005 and 2004, respectively, the Company offered insurance premium financing. Insurance premium finance (IPF) lending involves the lending of funds to companies and individuals for the purpose of financing its purchase of property and casualty insurance.

On June 1, 2005, Surety Bank, N.A. converted from a federal chartered bank to a state chartered bank and changed its name to Surety Bank. As a result of the conversion, the Texas Department of Banking issued a Determination Letter under which the Bank currently operates (see Note 23). Prior to the conversion, the Bank was operating under a written Consent Order with the Office of the Comptroller of the Currency (OCC) (see Note 23).

During 2004, the Bank sold four of its branches located in San Antonio, Texas. All liabilities were assumed by the buyer, and all real estate, furniture and equipment were purchased. In addition, loans were transferred to the buyer. As of December 31, 2005 and 2004, the Company had two bank branches located in Fort Worth and Whitesboro, Texas.

The 2005 and 2004 consolidated financial statements were prepared assuming the Company will continue as a going concern. The Company has suffered significant losses in its core business operations in all periods presented and is now operating under a Written Agreement with the Federal Reserve Bank, and the Company's subsidiary is operating under a Determination Letter with the Texas Department of Banking (see Note 23). As of December 31, 2005, the Bank was prohibited from paying dividends to SCC without the approval of the Texas Department of Banking and the Federal Reserve Bank. SCC is primarily dependent upon dividends received from the Bank to meet its cash obligations. SCC has convertible subordinated debt of $4,350,000 at December 31, 2005 and 2004, respectively. In February 2002 the Holding Company notified the holders of its convertible subordinated debt that SCC will not have funds to make future interest payments until the Bank obtains relief from restrictions prohibiting the Bank from paying dividends to SCC without regulatory approval. The interest payments due in 2002, 2003, 2004 and 2005 were not made. No agreement has been reached prior to December 31, 2005 regarding an alternative to the payment of interest due on the convertible subordinated debentures.

Management believes the Company will be able to return to profitability. Management's plans to improve the Company's profitability include selling the assets of Surety Bank and engaging in other financing product lines. Even if management is successful in its efforts to return the Company to profitability, there is substantial doubt about the Company's ability to continue as a going concern due to the uncertainty regarding its ability to meet its cash obligations.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and valuation of other real estate owned. While management uses available information to recognize losses on loans and other real estate owned, future provisions may be necessary based on changes in local economic conditions. In addition, banking regulators, as an integral part of their examination process, periodically review the Company's allowance for loan and other real estate losses. They may require the Company to record additional provisions for losses based on their judgment about information available to them at the time of their examination.

A significant portion of the Bank's loans are secured by real estate and related assets located in local markets. Accordingly, the ultimate collectibility of this portion of the Bank's loan portfolio is susceptible to changes in local market conditions.

Cash and Cash Equivalents

For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from Banks, other short-term investments and federal funds sold. All highly liquid investments with an initial maturity of less than ninety days are considered to be cash equivalents.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity or trading, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans

The Bank grants commercial, real estate, agricultural, insurance premium financing, and consumer loans to customers. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Fees associated with originating loans to the extent they exceed the direct loan origination costs are generally deferred and recognized over the life of the loan as an adjustment of yield. The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into, or intends to enter into in the future, commitments to extend credit, including commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Bank Premises and Equipment

Land is carried at cost. Bank premises and furniture and equipment are carried at cost, less accumulated depreciation and amortization computed using the straight-line method.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost or fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Goodwill

Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Goodwill, which represents the excess of cost over the fair value of the net assets of an acquired business, was amortized on a straight-line method up to fifteen years prior to the adoption of SFAS No. 142. Effective January 1, 2002, goodwill is no longer amortized but tested for impairment annually or whenever events or changes in circumstances indicate that the carrying amount should be assessed. Impairment, if any, for goodwill is recognized as a permanent charge to noninterest expense. Management has determined that there is no goodwill impairment as of December 31, 2005 and 2004. All goodwill is associated with community banking activities of the Company.

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Advertising

Advertising consists of the Bank's advertising in its local market area. Advertising is expensed as incurred. Advertising expense was approximately $54,000 and $72,000 for the years ended December 31, 2005 and 2004, respectively.

Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating the fair values of financial instruments as disclosed herein:

Cash and short-term instruments

The carrying amounts of cash and short-term instruments approximate their fair value.

Securities available for sale

Fair values for securities excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

Loans

For variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. Fair values for commercial real estate, mortgage, consumer and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit (CD's) approximate their fair values at the reporting date. Fair values for fixed-

rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

Long-term borrowings

The fair values of the Bank's long-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Accrued interest

The carrying amounts of accrued interest approximate their fair values.

Off-balance sheet instruments

Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counter parties' credit standings.

Stock Based Compensation

The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, in accounting for its stock-based compensation plans. Under Opinion 25, compensation cost is measured as the excess, if any, of the market price of the Company's stock at the date of the grant above the amount an employee must pay to acquire the stock. No compensation expense is recognized when the exercise price is equal to the market value of the stock on the day of the grant. The Financial Accounting Standards Board ("FASB") published SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) on January 1, 1996 which encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing rules, but will be required to disclose pro forma net income under the new method.

The following table reflects no changes calculated under SFAS No. 123 for the years ending December 31, 2005 and 2004 (in thousands, except per share amounts):

	2005	2004
Net loss:
As reported	$(251)	$(2,930)
Proforma	$(251)	$(2,930)

Net loss per share:
As reported:
Basic	(0.02)	(0.28)
Diluted	(0.02)	(0.28)

Proforma:
Basic	(0.02)	(0.28)
Diluted	(0.02)	(0.28)

Earnings Per Share

Earnings per share is computed in accordance with SFAS No. 128, "Earnings Per Share," which requires dual presentation of basic and fully diluted earnings per share (EPS) for entities with complex capital structures. Basic EPS is based on net income divided by the weighted-average number of shares outstanding during the period. Diluted EPS includes the dilutive effect of potential common stock using the treasury stock method only if the effect on earnings per share is dilutive.

Earnings per common share is computed by dividing net income by the weighted-average number of shares outstanding for the year. The weighted-average number of common shares outstanding for basic and diluted earnings per share computations was 11,400,809 and 10,412,876 for the years ended December 31, 2005 and 2004, respectively.

The Company reported a loss for the years ended December 31, 2005 and 2004. Accordingly, the dilutive effect of stock options and warrants is not considered in the net loss per share calculations for these periods.

Dividend Restriction

Banking regulations require the maintenance of certain capital and net income levels that may limit the amount of dividends that may be paid. Additional regulatory restrictions placed on SCC and the Bank in connection with the payment of dividends are more fully disclosed in Note 23.

Restrictions on Cash

The Bank is required to have certain levels of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements. Deposits with the Federal Reserve Bank do not earn interest. Additionally, the Bank had time deposits with other financial institutions totaling approximately $25,000 at December 31, 2005 and 2004, respectively, pledged as security to its merchant card clearing agent.

Industry Segments

Internal financial information is primarily reported and aggregated in two lines of business consisting of community banking and insurance premium financing.

2. Recent Accounting Pronouncements

In December, 2004, the FASB issued a revision of SFAS No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The provisions of this statement are effective for nonpublic entities as of the beginning of the first annual reporting period that begins after December 15, 2005. Management anticipates this Statement will have no effect on the Company’s financial statements.

In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The provisions of this statement are effective for non monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Management anticipates this Statement will have no effect on the Company's financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. The provisions of this statement are effective for accounting changes and error corrections occurring in fiscal years beginning after December 15, 2005. Management anticipates this Statement will not have a significant effect of the Company's financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to SFAS 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. Management anticipates this Statement will have no effect on the Company's financial statements.

In March 2006, the FASB issued SFAS 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No.140. This Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contact in specified circumstances; requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practicable; permits an entity to choose either the amortization or fair value measurement method for each class of separately recognized servicing assets and liabilities; at its initial adoption permits a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities provided certain requirements are met; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement should be adopted as of the beginning of an entity's first fiscal year that begins after September 15, 2006. Management anticipates this Statement will have no effect on the Company's financial statements.

3. Sale of Branches

In January 2004, the Bank sold in accordance with the terms of a Branch Purchase and Assumption Agreement, certain assets and liabilities of its San Antonio branches. A net gain of $265,000 was recognized on the sale.

A summary of the recorded amounts of assets sold and liabilities assumed in the sale of the branches is as follows (in thousands):

Assets

Loans	$15,812
Bank premises and equipment	219
Goodwill	1,528
Total assets sold	17,559

Liabilities

Deposits	36,389
Other liabilities	-
Total liabilities assumed	36,389

Net liabilities assumed by purchaser	(18,830)
Cash paid	18,565
Gain on sale	$(265)

4. Statement of Cash Flows

The Company reports on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, loans made to customers and principal collections on those loans.

The Company uses the indirect method to present cash flows from operating activities. Other supplemental cash flow information for the years ended December 31, 2005 and 2004 is presented as follows (in thousands):

	2005	2004
Cash transactions:
Interest income received	$3,982	$3,881
Interest expense paid	$1,008	$1,011
Income taxes paid	$-	$-

Noncash transactions:
Net disposition of other real estate	$2,765	$128
Reclassification adjustment for gain on sale
of securities available for sale	$(15)	$-
Net unrealized appreciation on
securities available for sale	$-	$17

Sale of branches (more fully discussed in Note 3):
Net liabilities assumed by purchaser	$-	$18,830
Net cash paid by Bank	-	18,565
Gain on sale of branches	$-	$(265)

5. Debt and Equity Securities

Debt and equity securities have been classified as available for sale in the consolidated balance sheet according to management's intent. The Company had no debt and equity securities on hand at December 31, 2005. The carrying amount of securities and their approximate fair values at December 31, 2004 are as follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities Classified as Available for Sale
December 31, 2004:
Other securities	19	15	-	34
	$19	$15	$-	$34

Proceeds from the sales of investment securities available for sale during 2005 and 2004 were approximately $36,000 and $3,500,000, respectively. Gross gains recognized on sales were approximately $17,000 during 2005. No losses were recognized on sales during 2005. No gains or losses were realized on sales during 2004.

6. Loans and Allowance for Loan Losses

Loans at December 31, 2005 and 2004 consisted of the following (in thousands):

	2005	2004
Commercial	$6,145	$6,265
Real estate	23,879	27,575
Consumer	1,961	4,116
Insurance premium financing	5,653	5,384
Other	456	410
	38,094	43,750

Unearned interest	(281)	(156)
Allowance for loan losses	(1,233)	(1,835)
	$36,580	$41,759

At December 31, 2005 and 2004 there were no loans which were contractually delinquent over ninety days that were continuing to accrue interest.

Impairment of loans having a recorded investment of approximately $156,000 and $1,777,000 at December 31, 2005 and 2004, respectively, has been recognized in conformity with SFAS No. 114 as amended by SFAS No. 118. The average recorded investment in impaired loans during 2005 and 2004 was approximately $966,000 and $4,080,000, respectively. The total allowance for loan losses related to these loans was approximately $33,000 and $253,000 at December 31, 2005 and 2004, respectively.

An analysis of the allowance for loan losses for the years ended December 31, 2005 and 2004 is as follows (in thousands):

	2005	2004
Balance at beginning of year	$1,835	$1,688
(Credit to) provision for loan losses	(357)	1,460
Loans charged to the allowance account	(757)	(1,932)
Recoveries of loans previously
charged off	512	619

Balance at end of year	$1,233	$1,835
The Company is not committed to lend additional funds to debtors whose loans have been modified.

7. Bank Premises and Equipment

Bank premises and equipment at December 31, 2005 and 2004 consisted of the following (in thousands):
	2005	2004
Land	$439	$439
Building and improvements	1,932	1,848
Furniture, fixtures and equipment	2,604	2,237
Autos	36	103
	5,011	4,627

Accumulated depreciation	(2,677)	(2,560)
	$2,334	$2,067

8. Deposits

Deposits at December 31, 2005 and 2004 are summarized as follows (in thousands):

	2005		2004
	Amount	Percent	Amount	Percent
Noninterest bearing demand
accounts	$6,902	16.2	$7,690	17.5
Interest bearing demand
accounts	3,426	8.1	3,683	8.4
Savings accounts	1,181	2.8	1,396	3.2
Limited access money market accounts	2,928	6.9	4,748	10.8

Certificates of deposit,
$100,000 and greater	10,166	23.9	9,712	22.1
Certificates of deposit, less
than $100,000	17,897	42.1	16,695	38.0
	$42,500	100.0	$43,924	100.0
At December 31, 2005, certificates of deposit accounts distributed by rate are as follows (in thousands):

Certificates of deposit:

0.00% to 0.99%	$29
1.00% to 1.99%	519
2.00% to 2.99%	3,338
3.00% to 3.99%	6,874
4.00% to 4.99%	16,935
5.00% and greater	368
$28,063
At December 31, 2005, scheduled maturities of certificates of deposit accounts are as follows (in thousands):

Less than one year	$13,445
One to three years	12,948
Over three years	1,670
$28,063

9. Income Taxes

The provision for income taxes for the years ended December 31, 2005 and 2004 consisted of the following (in thousands):

	2005	2004
Income tax benefit:
Current	$-	$-
Deferred	-	-
Income tax benefit	$-	$-

	2005	2004
	Percent	Percent
U.S. statutory rate	34.0	34.0
Effect of valuation allowance	(34.0)	(34.0)
Effective tax rate	-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 2005 and 2004, are as follows (in thousands):

	2005	2004
Deferred tax assets:
Net operating loss carryforward	3,843	3,514
Allowance for loan losses for book in excess of tax	282	403
Other real estate basis for tax in excess of book	19	128
Other	6	5
Total deferred tax assets	4,150	4,050
Deferred tax liability:
Premises and equipment basis for book in excess of tax	513	498
Net deferred tax asset before valuation allowance	3,637	3,552
Less valuation allowance	(3,637)	(3,552)
Deferred tax asset	$-	$-

The realization of the net deferred tax asset is contingent upon the Company generating sufficient future taxable income during the carryforward period. Management has provided a 100% valuation allowance for its deferred tax asset due to the uncertainty of realization during the carryforward period.

For Federal income tax purposes, at December 31, 2005, the Company has a tax operating loss carryforward of approximately $11,303,000 that will expire if not utilized in 2018 through 2024.

10. Advances from the Federal Home Loan Bank

As a member of the Federal Home Loan Bank (FHLB) system, the Bank has the ability to obtain borrowings up to a maximum total of 75% of its total assets subject to the level of qualified, pledgeable 1-4 family residential real estate loans and FHLB stock owned. As discussed in a separate note, under the Determination Letter with the Texas Department of Banking, the Bank is prohibited from incurring additional debt without prior approval. The advances are collateralized by a blanket pledge of the Bank's residential mortgage loan portfolio and FHLB stock. There were no outstanding advances at December 31, 2005. At December 31, 2004, there was $3,000,000 in FHLB advances outstanding. The advances had rates ranging from 2.15% to 2.41%, and matured in January, 2005.

11. Commitments and Contingencies

At December 31, 2005 and 2004, the Bank was party to certain claims and legal actions. Included in other liabilities at December 31, 2005 and 2004 are accruals relating to potential settlement amounts, and legal fees totaling approximately $30,000 and $430,000, respectively. The Bank's management believes no additional reserves are required at December 31, 2005 relating to the above mentioned legal issues. The amounts accrued as of December 31, 2004 relating to these potential claims approximated the ultimate settlement amount.

At December 31, 2004, the Bank was also in the process of resolving certain environmental issues relating to a property held in other real estate owned. The Bank sold the subject property during 2005, and was given indemnity regarding future environmental claims in return for a price concession. The Bank's management believes no additional reserves are required at December 31, 2005 relating to the above mentioned environmental issues.

12. Financial Instruments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments. At December 31, 2005 and 2004, the approximate amounts of these financial instruments were as follows (in thousands):
	2005	2004
Financial instruments whose contract amounts
represent credit risk:
Commitments to extend credit	$2,608	$1,915
Standby letters of credit	150	175
	$2,758	$2,090

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's management evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on the Bank management's credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral and the nature of such collateral is essentially the same as that involved in making commitments to extend credit.

Although the maximum exposure to loss is the amount of such commitments, the Bank's management currently anticipates no material losses from such activities.

The estimated fair values of the Company's financial instruments at December 31, 2005 and 2004 were as follows (in thousands):

	2005		2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and due from banks and
interest bearing deposits in other banks	$8,579	$8,579	$7,068	$7,068
Securities available for sale	-	-	34	34
Loans	36,580	37,801	41,759	41,759
Accrued interest receivable	189	189	181	181
Financial liabilities:
Deposits	42,500	42,619	43,924	43,924
Advances from the Federal Home
Loan Bank	-	-	3,000	3,000
Other borrowings	4,350	4,550	4,350	4,779
Accrued interest payable	1,739	1,739	1,358	1,358

Off-balance sheet assets:
Commitments to extend credit	-	-	-	-
Standby letters of credit	-	-	-	-

13. Significant Group Concentrations of Credit Risk

Most of the Bank's business activity is with customers located within Texas. Such customers are normally also depositors of the Bank. Additionally, the Bank has a significant concentration of credit, based upon like collateral. Insurance premium finance loans, secured by the residual value of unearned insurance premiums, comprise $5,653,000 or approximately 15% of gross loans at December 31, 2005.

The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

The contractual amounts of credit related financial instruments such as commitments to extend credit, credit card arrangements, and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

14. Related Party Transactions

In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings, with its officers, directors and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. At December 31, 2005 and 2004, the aggregate amounts of such loans were approximately $687,000 and $573,000, respectively. During 2005, approximately $260,000 of new loans were made, and payments received were approximately $146,000. During 2004, approximately $121,000 of new loans were made, and payments received were approximately $232,000. The Company does not anticipate any losses relating to the above mentioned violations.

15. Convertible Subordinated Debt and Notes Payable

On March 31, 1998, the Company issued $4,350,000 in 9% Convertible Subordinated Notes Due 2008 (Notes), pursuant to an indenture between the Company and Harris Trust and Savings Bank, Chicago, Illinois, as trustee (Trustee). The Notes are general unsecured obligations of the Company. The terms of the Notes are such that a portion of the outstanding balance qualify as Tier II capital under the Federal Reserve Board's regulatory capital guidelines applicable to bank holding companies. The Notes bear interest at a rate of 9% per annum until maturity. Interest on the Notes is payable semi-annually on March 31 and September 30 of each year. No principal payments are due until maturity on March 31, 2008.

The amount of the principal and any accrued and unpaid interest on the Notes are subordinated in right of payment to the prior payment in full of all senior indebtedness of the Company, including the Bank's deposits. Upon the occurrence of certain events involving the bankruptcy, insolvency, reorganization, receivership or similar proceedings of the Company, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes, together with any accrued and unpaid interest, to be immediately due and payable. The Notes do not otherwise provide for any right of acceleration of the payment of principal thereof.

Each holder of Notes has the right at any time prior to maturity of the Notes, unless previously redeemed, at the holder's option, to convert such Notes, or any portion thereof which is an integral multiple of $10,000, into shares of Common Stock of the Company, at the conversion price of $6 per share, subject to certain antidilutive adjustments (Conversion Price).

The Notes are not subject to mandatory redemption or sinking fund provision. At any time after March 31, 2002 and prior to maturity, the Notes are redeemable for cash at the option of the Company, on at least 30 but no more than 60 days notice, in whole or in part, at the redemption prices set forth in the table below, plus accrued interest to the date of redemption.

If Redeemed During	Percentage of	If Redeemed During	Percentage of
12 Months Ended	Principal	12 Months Ended	Principal
March 31,	Amount	March 31,	Amount

2004	104%	2007	101%
2005	103%	2008	100%
2006	102%

In February 2002, the Company notified the holders of its convertible subordinated debt that it will not have funds to make future interest payments and offered the holders certain options as alternatives to interest payments. As of December 31, 2005 an agreement has not been reached as to any restructuring of the convertible subordinated debt. At December 31, 2005 and 2004, the accrued interest on the subordinated debt was $1,664,000 and $1,272,000, respectively.

16. Stock Options

A summary of the Company's stock option plan is as follows:

1995 Incentive Stock Option Plan: Under the provisions of the plan 100,000 shares were allocated for incentive stock options to be granted to officers and/or key employees. Grantees are awarded 10-year options to acquire shares at the market price on the date the option is granted. The options vest and become exercisable based on a vesting schedule determined by the Compensation Committee of the Board of Directors on the date of the grant. As of December 31, 2005, there were no options outstanding and 77,158 options available for grant under the plan. The options under this plan expired without being granted during 2005.

1996 Stock Option Plan for Directors: Under the provisions of the plan 100,000 shares were allocated for non-qualified stock options to be granted to directors. The plan is a formula plan pursuant to which annual options are automatically granted to directors of the Company, who are not employees of the Company or the Bank, at fair market value. On the first calendar business day of each year, each non-employee director is automatically granted 10-year options to purchase 2,000 shares of Common Stock of the Company at the market price on the grant date. The options fully vest and become exercisable after the first anniversary of the grant. As of December 31, 2005 and 2004, there were no options outstanding and 94,000 options available for grant under the plan.

1997 Non-Qualified Stock Option Plan for Officers and Key Employees: Under the provisions of the plan 500,000 shares were allocated for non-qualified stock options to be granted to officers and/or key employees. On January 2, 1997, grantees were awarded 10-year options to acquire 500,000 shares at the market price on that date. No additional options may be granted under the plan. The options fully vest and become exercisable in five equal installments commencing on December 31, 1997, and annually thereafter. As of December 31, 2005 and 2004, there were 475,000 options outstanding of which all were exercisable.

1997 Non-Qualified Stock Option Plan for Non-Employee Directors: Under the provisions of the plan 150,000 shares were allocated for non-qualified stock options to be granted to directors. In 1997, grantees were awarded 10-year options to acquire 150,000 shares at the market price on the date the options were granted. The options vest and become exercisable based on a vesting schedule as determined by the Stock Option Committee of the Board of Directors on the date of the grant. As of December 31, 2005 and 2004, there 140,000 options outstanding, all of which were exercisable, and no options were available for grant under the plan.

2001 Non-Qualified Stock Option Plan for Advisory Directors: Under the provisions of the plan 100,000 shares were allocated for non-qualified stock options to be granted to advisory directors. Grantees are awarded 10-year options to acquire shares at the market price on the date the option is granted. The options vest and become fully exercisable based on a vesting schedule as determined by the Stock Options Committee of the Board of Directors on the date of grant. As of December 31, 2005 and 2004, there were 131,000 options outstanding, all of which were exercisable, and there were no options available for grant under the plan.

2002 Amended and Restated 1998 Incentive Stock Option Plan: Under the provisions of the plan 500,000 shares were allocated for incentive stock options to be granted to officers and/or key employees. Grantees are awarded 10-year options to acquire shares at the market price on the date the option is granted. The options vest and become fully exercisable based on a vesting schedule as determined by the Stock Options Committee of the Board of Directors on the date of grant. As of December 31, 2005 and 2004, there were 114,915 options outstanding, all of which were exercisable, and 375,085 were options available for grant under the plan. All options must be granted within 10 years of the plan adoption date.

A summary of option transactions and options outstanding during the years ended December 31, 2005 and 2004 is as follows:

	2005		2004
	Number of	Weighted	Number of	Weighted
	Shares	Average	Shares	Average
	Underlying	Exercise	Underlying	Exercise
	Options	Prices	Options	Prices

Outstanding at beginning of year	860,915	$3.17	860,915	$3.17
Granted during the year	-	-	-	-
Exercised during the year	-	-	-	-
Expired or forfeited during the year	-	-	-	-
Outstanding at the end of year	860,915	$3.17	860,915	$3.17
Exercisable at the end of year	860,915	$3.17	860,915	$3.17
Available for grant at end of year	469,085	$-	546,243	$-

The weighted average remaining contractual life of the options outstanding at December 31, 2005 and 2004 was 1.79 and 2.79 years, respectively.

The following table summarizes information about stock options outstanding at December 31, 2005:
	Options Outstanding			Options Exercisable
		Weighted Average
Range of	Number	Remaining	Weighted Average	Number	Weighted Average
Exercise Prices	Outstanding	Contractual Life	Exercise Prices	Exercisable	Exercise Prices

$0.00 to $1.99	245,915	3.68	0.54	245,915	0.54
4.00 to 5.99	615,000	1.04	4.23	615,000	4.23
	860,915	1.79	3.17	860,915	3.17

There were no options granted during 2005 and 2004.

17. Employee Benefit Plan

The Company offers a 401(k) profit sharing plan (Plan) for the benefit of all full-time employees, age 21 or older. Participants may contribute up to 22.5% of their gross compensation, subject to statutory limits. In April 2003, the Company discontinued the match of employee contributions to the plan. Employee contributions are vested at all times and the Company's contributions, if any, vest at the end of three years of service. There were no contributions to the Plan during the years ended December 31, 2005 and 2004.

Effective February 9, 2005, the Bank entered into employment agreements with two executive officers. These agreements contain provisions in regard to each of these officers' employment. Additionally, these agreements provide for payments to the officers upon a change of control of SCC or the Bank.

18. Stockholders' Equity and Regulatory Matters

The Bank is a Texas state chartered commercial bank and, therefore, is subject to regulation, supervision and examination by the Texas Department of Banking (TDB). The Bank is also a member of the Federal Deposit Insurance Corporation (FDIC). Because the FRB regulated the bank holding company parent of the Bank, the FRB also has supervisory authority that directly affects the Bank. In addition, upon making certain determinations with respect to the condition of any insured bank, the FDIC may begin proceedings to terminate a bank's federal deposit insurance.

On October 10, 2005, the Company entered into a Written Agreement with the FRB. Among the items specified in the Written Agreement (see Note 23), the Company is not allowed to declare or pay dividends without the approval of the FRB and is required to develop a plan to maintain an adequate capital position. The Bank is not allowed to pay dividends to the Company without the prior permission of the FRB or the Texas Department of Banking.

Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). At December 31, 2005 and 2004 the Bank met all of the capital adequacy requirements to which it is subject. Additionally, the Bank met the federal definition of a well capitalized bank as shown in the table below and as required by the Letter with the TDB.

The Bank's actual capital amounts and ratios are presented in the following table as of December 31, 2005 and 2004 (in thousands):
				To Be Adequately				To Be Well
				Capitalized Under				Capitalized Under
				Prompt Corrective				Prompt Corrective
	Actual			Action Provisions				Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of December 31, 2005:
Total capital (to risk weighted assets)	$6,049	16.5%	>	$2,940	>	8.0%	>	$3,671	>	10.0%
Tier I capital (to risk weighted assets)	$5,581	15.2%	>	$1,468	>	4.0%	>	$2,203	>	6.0%
Tier I capital (to average assets)	$5,581	11.3%	>	$1,980	>	4.0%	>	$2,475	>	5.0%

As of December 31, 2004:
Total capital (to risk weighted assets)	$5,929	14.5%	>	$3,280	>	8.0%	>	$4,101	>	10.0%
Tier I capital (to risk weighted assets)	$5,399	13.2%	>	$1,640	>	4.0%	>	$2,460	>	6.0%
Tier I capital (to average assets)	$5,399	10.3%	>	$2,104	>	4.0%	>	$2,629	>	5.0%

19. Credit Provision for Compensatory Damages

During 1999, the Bank credited an internal use deposit account to establish a reserve for estimated reimbursement costs to Insurance Premium Financing customers who had funds misappropriated from their accounts as a result of a fraud perpetuated by certain former bank officials. The Bank also accrued for potential compensatory damages (imputed interest) on the relating amounts. Approximately $1,500,000 of the amounts originally allocated were subsequently paid in claims, or escheated to the State of Texas. Management believed the portion of the reserve which had been allocated for potential compensatory damages was not a contractual obligation of the Bank, and therefore, was not subject to the unclaimed property laws of the State of Texas. The Bank's position was confirmed by an attorney's opinion which concluded the funds allocated for potential compensatory damages were not subject to unclaimed property laws of the State of Texas. Subsequent to the Bank's conversion to a state banking charter in June 2005, the Bank recorded a credit provision of $386,000 to reverse the reserve for compensatory damages. The relating amount is included in noninterest income in the Statement of Operations for the year ending December 31, 2005.

20. Other Noninterest Expense

Following is a listing of other noninterest expenses for the years ended December 31, 2005 and 2004.
	2005	2004
Office expense	$184	$185
Data processing	163	20
Discount fees	159	52
Other real estate	155	378
Insurance	145	196
Regulatory assessment	126	211
Other losses	105	149
Advertising	54	72
Delivery	43	46
Amortization of debt issue costs	41	41
Loan and collection expense	21	128
Other	206	304

	$1,402	$1,782
21. Business Segments

The accounting policies of the segments are the same as those described in Note 1. The Bank evaluates segment performance based on net interest income and profit or loss from operations. The following table summarizes segment performance as of and for the years ended December 31, 2005 and 2004 (in thousands):

		Insurance
	Community	Premium
	Banking	Financing	Total
2005
Net interest income	$1,818	$2,600	$2,600
(Credit to) provision for loan losses	(613)	256	(357)
Noninterest income	971	557	1,528
Noninterest expense	4,056	4,736	4,736
Net (loss) income	(654)	403	(251)
Loans, gross	32,441	5,653	38,094
Total assets	$43,933	$49,495	$49,495

2004
Net interest income	$1,682	$701	$2,383
Provision for loan losses	1,417	43	1,460
Noninterest income	854	128	1,460
Noninterest expense	4,292	543	4,835
Net (loss) income	(3,173)	243	(2,930)
Loans, gross	38,366	5,384	43,750
Total assets	$49,680	$5,092	$54,772

22. Condensed Financial Information on Surety Capital Corporation

The condensed balance sheet and statement of operations of SCC as of and for the years ended December 31, 2005 and 2004 consisted of the following (in thousands):

Condensed Balance Sheet
Assets	2005	2004
Cash and cash equivalents	$-	$2
Investment in subsidiary	6,626	6,458
Other	115	159
	$6,741	$6,619
Liabilities and Stockholders' Equity
Convertible subordinated debt	$4,350	$4,350
Accrued liabilities	1,777	1,271
Other liabilities	-	118
Stockholders' equity	614	880
	$6,741	$6,619

Condensed Statement of Operations
Operating expenses	$(434)	$(478)
Loss before income tax expense and equity in the net loss of the subsidiary	(434)	(478)
Income tax benefit	-	-
Loss before equity in the net income (loss) of the subsidiary	(434)	(478)
Equity in the net income (loss) of the subsidiary	183	(2,452)
Net loss	(251)	(2,930)
Other comprehensive (loss) income - net change in unrealized holding (losses) gains on securities available for sale	(15)	17
Comprehensive loss	(266)	(2,913)

23. Formal Agreements

SCC Effective October 28, 1999, SCC entered into a Written Agreement (1999 Agreement) with the Federal Reserve Bank of Dallas (FRB). The 1999 Agreement required the following plans, policies and procedures:

• SCC shall not declare or pay dividends or accept dividends from Surety Bank without the approval of the FRB,

• SCC shall develop and submit a plan to maintain an adequate capital position,

• SCC shall not increase its borrowings or incur any additional debt without the prior approval of the FRB,

• SCC shall not participate in any transaction with the Bank that would cause the Bank to violate Section 23A of the Federal Reserve Act, shall not further violate Section 225.73 of Regulation Y, and must develop and submit to the FRB acceptable written policies and procedures for the review of intercompany transactions and expenses, and submit to the FRB proper notification prior to the election or appointment of any director or senior executive officer,

• SCC shall develop and submit to the FRB acceptable written procedures designed to strengthen and maintain internal records and controls to ensure regulatory reports are filed on a timely and accurate basis.

As of October 10, 2005, SCC entered into another Written Agreement (2005 Agreement) with the FRB that replaced the 1999 Agreement. The 2005 Agreement required the following plans, policies, and procedures:

• Within 45 days of the 2005 Agreement, SCC shall submit an acceptable plan to achieve and maintain sufficient capital at the Bank,

• SCC shall not increase its debt without prior written approval of the FRB,

• Within 60 days of the 2005 Agreement, SCC shall submit an acceptable plan to service its current debt,

• SCC shall not purchase or redeem any shares of its stock without written approval of the FRB,

• SCC shall not take dividends or any other form of payment representing a reduction of capital from the Bank without written approval of the FRB,

• SCC shall not declare any dividends without the written approval of the FRB,

• SCC shall take all steps necessary to ensure that all transactions between SCC and the Bank comply with the requirements of sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors,

• Within 60 days of this Agreement, SCC shall submit to the FRB, acceptable written procedures designed to strengthen and maintain SCC's books and records,

• SCC shall take all available actions as are necessary to elect qualified directors, the majority of whom shall be outside directors with banking experience,

• In appointing any new officers or directors, SCC shall comply with the notice provisions of section 32 of the FDI Act and Subpart H of Regulation Y of the Board of Governors,

• SCC shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act and Part 359 of the Federal Insurance Corporation's regulations,

• Within 30 days after the end of each calendar quarter following the date of the 2005 Agreement, the board of directors shall furnish to the FRB written progress reports detailing the form and manner of all actions taken to secure compliance with the 2005 Agreement and the results thereof.

SCC has been notified by the FRB that it is in partial compliance with the 2005 Agreement and is vigorously pursuing full compliance with the articles of this agreement.

Bank

The Bank entered into a Formal Agreement dated February 18, 2003 with the Comptroller of the Currency (OCC) which provided among other things the Bank achieve capital ratios of Tier 1 capital to average assets of at least 8.0% and total capital to adjusted total assets of 12.0%. The Formal Agreement prohibited the Board of Directors from declaring or paying any dividends unless the Bank was in compliance with 12 U.S.C. Section 56 and 60, was in compliance with the required capital ratios and obtained the prior written approval of the OCC. Additionally, the Board of Directors was required to develop a plan detailing the Board's assessment of how to improve the operations and financial position of the Bank.

The Bank entered into a Consent Order (Order) dated June 22, 2004 with the (OCC) that replaced the 2003 Formal Agreement. The Order provided among other things that the Bank would:

• Appoint a Compliance Committee,

• Develop a written strategic plan,

• Develop, implement and thereafter ensure adherence to a written profit plan,

• Maintain minimum capital levels,

• Identify new senior executive officers,

• Ensure the Bank maintains competent management,

• Maintain adequate sources of liquidity,

• Develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank's loan portfolio management,

• Employ or designate sufficiently experienced and qualified persons for the independent identification of problem loans and leases,

• Protect the Bank's interest (as defined) in criticized assets,

• Obtain current and satisfactory credit information on all loans identified as lacking such information,

• Review the adequacy of the Allowance for Loan and Lease Losses and establish a program for the maintenance of an adequate Allowance,

• Adopt, implement and ensure adherence to an independent internal audit program,

• Adopt, implement and thereafter ensure adherence to a written interest rate risk policy,

• Adopt, implement and thereafter ensure adherence to a written consumer compliance program,

• Appoint a capable officer of the Bank to monitor and ensure the Bank's compliance with the Bank Secrecy Act,

• Not renew or enter into new contracts or engagements exceeding an aggregate threshold of $10,000 on an annual basis with a third party,

• Not engage in significant expansion regarding existing products and services or new products and services.

Effective June 1, 2005, the Bank converted from a national banking charter to a state banking charter. At the time of the conversion, the existing Consent Order with the OCC was terminated and the Bank entered into a Determination Letter (Letter) with the Texas Department of Banking. The Letter provided among other things that the Bank would:

• Develop a written capital plan,

• Adopt a reasonable strategic plan,

• Not declare or pay dividends or bonuses without the prior approval of the Commissioner and the FDIC,

• Appoint a compliance committee,

• Review and revise the Bank's present loan policy,

• Improve the Bank's position with respect to each asset adversely classified in the examination report,

• Not advance any funds either directly or indirectly on lines of credit subject to classification in the examination report, unless prior approval of the Board has been obtained and such advances are necessary to protect the Bank's interest,

• Make any necessary provision to the allowance for loan losses to compensate for risk in the loan portfolio, • Review and revise the Bank's asset liability policy,

• Make every effort to correct all violations of laws or regulations cited in the examination report,

• Review and revise the Bank's information systems,

• Correct the internal control and procedure weaknesses noted in the examination report,

• Adopt an audit policy and appoint an audit committee,

• Provide 30 days prior written notice of any proposed addition of any individual to the Board or employment of any executive officer,

• Provide quarterly progress reports,

• Meet the federal definition of a well capitalized bank for a period of three years.

The Bank has been notified by the Texas Department of Banking that it is in partial compliance with the Determination Letter and is vigorously pursuing full compliance with the articles of this agreement.

24. Financial Reporting

At December 31, 2005, the Company was not in compliance with the financial reporting required by the Securities and Exchange Commission (SEC). The Company is vigorously attempting to accumulate all necessary information to comply with the reporting requirements of the SEC. The Company's management believes no additional reserves are necessary in regard to penalties that may be assessed by the SEC with respect to the non-compliance in financial reporting.

25. Subsequent Event

On January 20, 2006, the Bank, with the approval of SCC, sold its Whitesboro, Texas branch to Legend Bank, N.A. (Legend). In connection with the sale, Legend assumed approximately $20,314,000 of deposits and purchased, among other assets, approximately $12,898,000 in loans. The Bank paid $4,172,000 in cash in addition to the assets purchased and liabilities assumed by Legend. As a result of the sale, the Bank eliminated the goodwill associated with the Whitesboro branch of $1,045,000 recorded in its balance sheet and has included a gain of approximately $1,541,000 in its 2006 statement of operations.

On May 5, 2006, the Bank, without the approval of SCC, sold its Insurance Premium Financing (IPF) loan portfolio to American Federal Savings Bank, Silver Springs, Maryland (American). In connection with the sale of the IPF loan portfolio, the Bank sold loans with a balance of approximately $3,721,000 and American remitted proceeds in the amount of $4,044,000. The Bank has included a gain resulting from this sale of approximately $323,000 in its 2006 statement of operations.

SURETY CAPITAL CORPORATION

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

SURETY CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEETS

($000 omitted)

	September 30	December 31
	2006	2005
	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$5,893	$8,554
Federal funds sold	3,010	0
Total cash and cash equivalents	8,903	8,554
Interest-bearing time deposits in other financial institutions	226	25
Loans, net	17,155	36,580
Premises and equipment, net	1,785	2,334
Accrued interest receivable	99	189
Other real estate and repossessed assets	-	63
Goodwill, net	-	1,045
Other assets	666	705
Total assets	$28,834	$49,495

Liabilities:
Noninterest-bearing demand deposits	$3,556	$6,902
Savings, NOW and money market accounts	1,024	7,535
Time deposits, $100,000 and over	7,953	10,166
Other time deposits	8,345	17,897
Total deposits	20,878	42,500
FHLB Borrowing
Convertible subordinated debt	4,350	4,350
Accrued interest payable and other liabilities	2,272	2,031
Total liabilities	27,500	48,881

Shareholders’ Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued
Common stock, $0.01 par value, 20,000,000 shares authorized, 11,400,809 issued at September 30, 2006 and December 31, 2005.	114	114
Additional paid-in capital	18,103	18,103
Accumulated deficit	(16,508)	(17,228)
Treasury stock, 79,836 shares at cost	(375)	(375)
Accumulated other comprehensive income (loss)	-	-
Total shareholders’ equity	1,334	614
Total liabilities and shareholders’ equity	$28,834	$49,495
See accompanying notes to consolidated financial statements.

SURETY CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Interest income:
Loans, including fees	$352	$1,043	$1,600	$2,821
Securities, all taxable	5	7	12	7
Federal funds sold and interest bearing deposits	127	7	315	38
Total interest income	484	1,057	1,927	2,866

Interest expense:
Deposits	207	242	649	694
Borrowings	98	111	294	314
Total interest expense	305	353	943	1,008
Net interest income	179	704	984	1,858
Provision for credit losses	137	50	39	273
Net interest income after provision for credit losses	42	654	945	1,585

Non-interest income:
Service charges on deposit accounts	32	57	113	182
Other fee income	-	11	6	11
Gain on sale of loan	78	642	78	642
Gain (loss) on sale of other real estate owned	137	5	190	90
Gain (loss) on sale of branches	-	-	1,541	-
Gain on sale of Insurance Premium Financing	-	-	323	-
Other income	15	387	181	504
Total non-interest income	262	1,102	2,432	1,429

Non-interest expense:
Salaries and employee benefits	252	480	1,129	1,498
Occupancy and equipment	100	109	322	320
Other expenses	284	506	1,206	1,716
Total non-interest expense	636	1,095	2,657	3,534

Net income (loss) before income taxes	(332)	661	720	(520)
Income tax expense (benefit)	-	-	-	-
Net income (loss)	$(332)	$661	$720	$(520)
Net income (loss) per share – Basic	$(0.03)	$0.06	$0.06	$(0.05)
Net income (loss) per share – Diluted	$(0.03)	$0.06	$0.06	$(0.05)

See accompanying notes to consolidated financial statements.

SURETY CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2006	2005	2006	2005
Net income (loss)	$(332)	$661	$720	$(520)

Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale
securities arising during the period, net of taxes	-	-	-	(15)

Comprehensive loss	$(332)	$661	$720	$(535)

See accompanying notes to consolidated financial statements.

SURETY CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Unaudited)

	Nine Months Ended
	September 30	September 30
	2006	2005
Balance at December 31, 2005 and 2004	$614	$880
Net income (loss)	720	(520)
Change in fair value of securities available-for-sale, net of tax	-	(14)

Balance at end of period	$1,334	$346

See accompanying notes to consolidated financial statements.

SURETY CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$720	$(520)
Adjustments to reconcile net loss to net cash provided
by operating activities
Provision for credit losses	39	273
Depreciation	171	103
Net gain on securities available for sale	-	(17)
Net gain on sale of loan	-	(642)
Net gain on sale of Insurance Premium Financing	(323)	-
Net gain on sale of branches	(1,541)	-
Net (gain) loss on the sale or disposal of assets	-	(42)
Net gain on the sale of other real estate	(137)	(90)
Changes in other assets and liabilities
Accrued interest receivable	90	62
Other assets	41	330
Accrued interest payable and other liabilities	241	(538)
Net cash provided (used) by operating activities	(699)	(1,081)

Net change in loans	2,666	3,059
Securities available for sale
Purchases	-	-
Sales, maturities and repayments	-	36

Increase in interest bearing time deposits, net	(201)	-
Expenditures for property and equipment	(45)	(402)
Proceeds from the sale of property and equipment	-	66
Proceeds for the sale of other real estate owned	63	250
Net expenditures from the disposal of branches	(4,172)	-
Proceeds from sale of Insurance Premium Financing	4,045	-
Net cash provided (used) by investing activities	2,356	3,009

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	(1,308)	18
Borrowing from the FHLB	-	8,300
Repayment of borrowing from FHLB	-	(11,300)
Issuance of common stock		-
Net cash provided (used) by financing activities	(1,308)	(2,982)

Net change in cash and cash equivalents	349	(1,054)
CASH AND CASH EQUIVALENTS, beginning of year	8,554	7,043
CASH AND CASH EQUIVALENTS, end of period	$8,903	$5,989

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$674	$696
Significant non-cash transactions:
Transfers of repossessed collateral to other real estate owned	-	377
Financed sales of other real estate owned	-	1,732
See accompanying notes to consolidated financial statements.

SURETY CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended ($000 omitted)		Nine Months Ended ($000 omitted)
	September 30	September 30	September 30	September 30
	2006	2005	2006	2005
Net income (loss)	$(332)	$661	$720	$(520)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale
securities arising during the period, net of taxes	-	-	-	(15)
Total other comprehensive income (loss)	-	-	-	$(15)
Comprehensive income (loss)	$(332)	$661	$720	$(535)

SURETY CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ($000 omitted)

Note 1. Summary of Significant Accounting Policies

The accompanying unaudited consolidated financial statements include the accounts of Surety Capital Corporation (the "Holding Company") and its wholly-owned subsidiary, Surety Bank (the "Bank" and, together with the Holding Company, the "Company"). All significant inter-company accounts and transactions have been eliminated in consolidation.

These interim financial statements are unaudited and reflect all adjustments that, in the opinion of management, are necessary to make the financial statements not misleading and to present fairly the financial position of the Company at September 30, 2006, and its results of operations and cash flows for the periods presented. All such adjustments are normal and recurring in nature. The accompanying financial statements have been prepared in accordance with the instructions of Form 10-QSB and, therefore, do not purport to contain all necessary financial disclosures required by generally accepted accounting principles that might otherwise be necessary in the circumstances.

Some items in prior financial statements have been reclassified to conform to the current presentation.

Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and other Intangible Assets." Goodwill, which represents the excess of cost over the fair value of the net assets of an acquired business, was amortized on a straight-line method up to fifteen years prior to the adoption of SFAS No. 142. Effective January 1, 2002, goodwill is no longer amortized but tested for impairment annually or whenever events or changes in circumstances indicate that the carrying amount should be assessed. Impairment, if any, for goodwill is recognized as a permanent charge to non-interest expense. Management determined that there was no goodwill impairment as of December 31, 2005. During January 2006, the Company sold its Whitesboro, Texas branch and eliminated the goodwill related to that branch. The Company no longer has goodwill on its books.

The financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company has incurred significant losses, is in default on the interest payments on its subordinated debt, is operating under both a Determination Letter (the "Determination Letter") with the Texas Department of Banking ("TDOB") and a Written Agreement (the "Written Agreement") with the Board of Governors of the Federal Reserve Bank of Dallas (the "Federal Reserve"), and, prior to September1, 2005, operated under a Consent Order (the "Consent Order") with the Office of the Comptroller of the Currency (the "OCC"). The appropriateness of using the going concern basis is dependent upon the Company's ability to improve profitability through increasing marketing efforts, introducing new deposit products, emphasizing loan growth and reducing non-interest expense. In addition, the Company must meet the requirements of the Determination Letter and the Written Agreement, both of which are discussed in further detail below in Item 2 under the heading "Regulatory Relations." The uncertainty of these conditions raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2. Earnings Per Share

Earnings per share is computed in accordance with SFAS No. 128, which requires dual presentation of basic and diluted earnings per share ("EPS") for entities with complex capital structures. Basic EPS is based on net income divided by the weighted-average number of shares outstanding during the period. Diluted EPS includes the dilutive effect of stock options granted using the treasury stock method.

Earnings per common share are computed by dividing net income by the weighted-average number of shares outstanding for the year. The weighted-average number of common shares outstanding for basic and diluted earnings per share computations was as follows:

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2006	2005	2006	2005
Weighted average shares outstanding - basic	11,320,973	11,320,973	11,320,973	11,320,973
Effect of stock options	-	-	-	-
Weighted average shares outstanding - diluted	11,320,973	11,320,973	11,320,973	11,320,973

The Company reported net losses for the three-month period ended September 30, 2006 and for the nine-month period ended September 30, 2005. For the three-month period ended September 30, 2005 and the nine-month period ended September 30, 2006, option exercise prices exceeded market prices of the stock. Accordingly, the dilutive effect of stock options is not considered in the net income (loss) per share calculations for these periods.

Note 3. Branch Sale

On January 20, 2006, the Bank sold its Whitesboro, Texas branch. Set forth below is a summary of the transaction ($000's):

Recap of Assets and Liabilities Sold:	000 omitted
Deposits sold	$20,314
Loans sold	12,998
Other assets sold	558
Cash transferred	4,172

Recap of Gain on Branch Sale:
Deposit premium	$ 2,526
Loan discount	(162)
Gain on sale of premises	222
Goodwill associated with branch sold	(1,045)
Net gain	$ 1,541

Note 4. Loans

Loans consisted of the following:

	September 30, 2006	December 31, 2005
Real estate	$11,916	$23,879
Insurance premium financing	-	5,653
Commercial loans	5,511	6,145
Consumer loans	572	1,961
Agriculture	-	358
Other	20	98

Total gross loans	18,019	38,094

Deferred income	(82)	(281)
Allowance for credit losses	(782)	(1,233)
Loans, net	$17,155	$36,580

Activity in the allowance for credit losses on loans was as follows:

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2006	2005	2006	2005
Beginning balance	$622	$2,004	$1,234	$1,835
Provision for credit losses	137	50	39	273
Charge-offs	-	(214)	(740)	(522)
Recoveries	23	90	249	344
Ending balance	$782	$1,930	$782	$1,930

Impaired and non-performing loans were as follows:

	September 30, 2006	December 31, 2005
Impaired loans with allowance allocated	$538	$156
Impaired loans with no allowance allocated	-	-
Impaired loans	538	156
	43	33
Non-performing loans:
Loans past due over 90 days and still accruing	-	6
Non-accrual loans	538	131
Total non-performing loans	538	$137

Note 5. Convertible Subordinated Debt and Notes Payable

On March 31, 1998, the Holding Company issued $4,350,000 in 9% Convertible Subordinated Notes Due 2008 (the "Notes"), pursuant to an indenture between the Holding Company and Harris Trust and Savings Bank, Chicago, Illinois, as trustee (the "Trustee"). The Notes are general unsecured obligations of the Holding Company. The Notes bear interest at a rate of 9% per annum until maturity. Interest on the Notes is payable semi-annually on March 31 and September 30 of each year. No principal payments are due until maturity on March 31, 2008. The amount of the interest accrued and in arrears at March 31, 2006 is $1,957,500.

The Company did not pay the interest due March 31, 2002, September 30, 2002, March 31, 2003, September 30, 2003, March 31, 2004, September 30, 2004, March 31, 2005, September 30, 2005, March 31, 2006 or September 30, 2006. In February 2002, the Company notified holders of the Notes that it would not have funds to make future interest payments and offered the holders certain options as alternatives to interest payments. As of September 30, 2006, no agreement had been reached as to any restructuring of the Notes.

The amount of the principal and any accrued and unpaid interest on the Notes is subordinated in right of payment to the prior payment in full of all senior indebtedness of the Company, including the Bank's deposits. Upon the occurrence of certain events involving the bankruptcy, insolvency, reorganization, receivership or similar proceedings of the Company, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes, together with any accrued and unpaid interest, to be immediately due and payable.

The Notes are not subject to mandatory redemption or sinking fund provisions. At any time after March 31, 2002 and prior to maturity, the Notes are redeemable for cash at the option of the Company, on at least 30 but not more than 60 days' notice, in whole or in part, at the redemption prices set forth in the table below, plus accrued interest to the date of redemption.

If Redeemed During 12	Percentage of
months Ended March 31,	Principal Amount
2007	101%
2008	100%

Note 6. Financial Instruments with Off-Balance-Sheet Risk and Concentration of Credit Risk

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued in the normal course of business to meet the financing needs of customers. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met. These agreements usually have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments do not necessarily represent future cash requirements. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Financial instruments with off-balance sheet risk at September 30, 2006 and December 31, 2005 included unfunded loan commitments of $1,578,000 and $2,608,000 and letters of credit of $0 and $150,000, respectively.

There was $3,010,000 in Federal funds sold at September 30, 2006.

The Company has geographic concentrations of credit in its principal market area of Tarrant County, Texas. Prior to the sale of the Whitesboro, Texas branch in January 2006, it also had concentrations in Grayson County, Texas. When the Bank sold its four branches in San Antonio, Texas (the "San Antonio Branches"), it was required to retain several loans as part of the transaction. Therefore, there is also some geographic concentration of credit in Bexar County, Texas. Insurance Premium Finance ("IPF") loans, secured by the residual value of unearned insurance premiums, comprised $5,653,000, or 14.8%, of gross loans at December 31, 2005. On May 5, 2006, the Company sold its IPF loan portfolio. See current developments.

Note 7. Other Non-interest Expense

Other non-interest expense consisted of the following:

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2006	2005	2006	2005
Legal, audit and other professional services	$143	$212	$532	$726
Postage and delivery	7	23	33	79
Telephone	21	9	33	27
Office supplies	2	14	27	54
Amortization of debt issuance costs	10	10	31	30
Insurance	16	23	37	114
FDIC and OCC assessments	19	28	75	98
Other	66	187	438	588
Total other non-interest expense	$284	$506	$1,206	$ 1,716

Note 8. Business Segments

The accounting policies of the segments are the same as those described above in Note 1. The Company evaluates segment performance based on interest income and profit or loss from operations.

		Insurance
	Community	Premium
	Banking	Financing	Total
Nine month period ended September 30, 2006:
Net interest income	$795	$267	$1,062
Provision for credit losses	(39)	-	(39)
Non-interest income	2,288	67	2,355
Non-interest expense	(2,376)	(282)	(2,658)
Net income (loss)	668	52	720

Nine month period ended September 30, 2005:
Net interest income	$1,076	$782	$1,858
Provision for credit losses	(273)	-	(273)
Non-interest income	1,036	393	1,429
Non-interest expense	(3,030)	(504)	(3,534)
Net income (loss)	(1,191)	671	(520)

At December 31, 2005
Loans, gross	$32,441	$5,653	$38,094
Total assets	43,933	5,562	49,495

On May 5, 2006, the Company sold its IPF loan portfolio and business segment. Subsequent to that date, the Company has only one business segment.

Note 9. Sale of Insurance Premium Financing

On May 5, 2005, the Company sold its Insurance Premium Financing (IPF) business segment to a Maryland bank. The tangible assets sold consisted on IPF loans of $3,722,000. The Company recorded a $323,000 gain on the sale.

Note 10. Current Developments

On June 1, 2005, the Bank converted its charter to a Texas state charter and the Bank's name changed to Surety Bank. Both the TDOB and the Bank's shareholder approved the charter conversion. The Holding Company is the only shareholder of the Bank. Except for the change in the form of the charter and the resulting regulatory oversight by the TDOB, no major changes in the operation of the Bank are contemplated. The reason for the conversion was the Board of Directors' belief that the Bank can operate more effectively and efficiently as a state bank. When the conversion was consummated and as a part of the conversion, all shares of stock in the Bank were cancelled and an identical number of shares of stock in the state bank were issued. All of the issued and outstanding shares of the state bank after conversion are owned by the Holding Company, so there is no new or different shareholder. There was no change of facilities as a result of the conversion; the Bank continues to operate from the same facilities and locations as a state bank that it had as a national bank. The directors and the executive officers of the Bank continue to serve as directors and hold the same offices after the conversion. As a result of the conversion, the Texas Department of Banking issued a Determination Letter under which the Company is to operate. See item 2 for a detailed discussion of the Determination Letter.

On October 10, 2005, the Board of Directors of the Company entered into the Written Agreement with the Federal Reserve. Under the Written Agreement, the Company is not permitted to declare or pay any corporate dividends or incur any additional debt without the prior approval of the Federal Reserve. Also, the Company is required to develop and submit to the Federal Reserve a written three-year capital plan for the Bank, a plan to service the Company's existing debt without incurring any additional debt, and written procedures designed to strengthen and maintain the Company's internal records and controls to ensure that future regulatory reports are filed in a timely and accurate manner.

On January 20, 2006, the Bank sold its Whitesboro branch to Legend Bank, N.A. and recorded a gain on sale of approximately $1,541,000. See Note 3 for additional details related to the branch sale.

On May 5, 2006, the Bank sold its Insurance Premium Finance loan portfolio and recorded a gain of approximately $323,000. In connection with the sale, the Bank sold approximately $3.7 million in loans and received approximately $4.0 million in cash. See Note 9.

On October 11, 2006, the Company entered into a Stock Purchase Agreement which contemplates the sale of 100% of the stock of the Bank. Closing of the transaction is subject to a satisfactory due diligence review on the part of the purchaser and other standard closing conditions, including Regulatory approval and approval by the Company's shareholders. In connection with the sale of the Bank, the Company will receive an aggregate of approximately $9,000,000 plus the Bank's ½ mineral interest in approximately 27 acres of land in Fort Worth, Texas. The Company is attempting to close this transaction during the fourth quarter of 2006.

On October 16, 2006, the Bank disbursed and charged to expense an aggregate of $470,000, representing payments to one current and one former Bank executive under the "change of control"

provisions of their respective Employment Agreements. Each Employment Agreement defines a "change in control" as a sale of all or substantially all of the assets of the Bank, which shall be deemed to occur if any persons, entities, or groups acquire gross assets of the Bank that have an aggregate fair market value equal to 50% of the fair market value of all the gross assets of the Bank immediately prior to such acquisition or acquisitions. The Bank's Board of Directors determined the change of control payments were triggered under provisions of the Agreements related to a sale of more than 50% of the Bank's assets at its August, 2006 Board meeting. The Company disagrees with the determination by the Board of the Bank as to these employees' eligibility for such change of control payments, has determined these payments were not earned, and intends to pursue its remedies on behalf of the Company's shareholders.

SURETY CAPITAL CORPORATION
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
To Be Held ____________ ______, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of SURETY CAPITAL CORPORATION (the “Company”), a Delaware corporation, hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders dated January __, 2007 , and the related Proxy Statement and hereby appoints Richard N. Abrams, proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company, to be held on ______________ __, 2007 at 10:00 a.m., local time at the Fort Worth Club, 306 W. Seventh Street, Fort Worth, Texas 76102, and any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below and on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 and 3, and “AGAINST” ITEM 2.

1. To approve the proposed sale of all of the shares of common stock of our who lly-owned subsidiary, Surety Bank, to PAX Holdings, Inc., a Texas corporation, pursuant to the terms of a Stock Purchase Agreement between PAX Holdings, Inc. and the Company dated as of October 11, 2006.

FOR |_|	AGAINST |_|	ABSTAIN |_|

2. To approve the dissolution and the related Plan of Complete Liquidation and Dissolution of the Company, pursuant to which stockholders would receive approximately $0.30 per share.

FOR |_|	AGAINST |_|	ABSTAIN |_|

3. In the event that Proposal 2 (dissolution of the Company) is NOT approved, to approve the merger of the Company with and into Surety Capital Corporation, a Nevada corporation formed for the sole purpose of merging with the Company, thereby changing the domicile of the Company from Delaware to Nevada, and the related resolutions set forth in Attachment “C” to the Proxy Statement.

FOR |_|	AGAINST |_|	ABSTAIN |_|

MARK HERE FOR ADDRESS CHANGE AND NOTE TO THE LEFT |_|

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting any adjournment thereof.	IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY. This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature:___________________________________________
Date:______________________________________________
Signature if held jointly_________________________________
Date: _______________________________________________